                                                                 File No. 69-333






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM U-3A-2


              STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935

                      -------------------------------------

                      TO BE FILED ANNUALLY PRIOR TO MARCH 1
                      -------------------------------------



                             CMS ENERGY CORPORATION

                                (Name of Company)


     hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:




     February 29, 2000



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                                                                               2


     1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

     (A)  CMS ENERGY CORPORATION ("CMS ENERGY") WAS DULY INCORPORATED
UNDER THE LAWS OF THE STATE OF MICHIGAN IN 1987. CMS ENERGY IS A $6.1 BILLION (SALES) ENERGY COMPANY WITH SUBSIDIARIES ENGAGED IN ELECTRIC UTILITY OPERATIONS, GAS UTILITY OPERATIONS, OIL AND GAS EXPLORATION AND PRODUCTION, THE ACQUISITION, DEVELOPMENT AND OPERATION OF INDEPENDENT POWER PRODUCTION FACILITIES, ENERGY MARKETING AND TRADING AND THE TRANSPORTATION, STORAGE AND MARKETING OF NATURAL GAS.

          CMS Energy has two direct subsidiaries. The name, state of organization and nature of business of CMS Energy's direct subsidiaries are described below.

CMS ENTERPRISES COMPANY

A Michigan corporation which owns subsidiaries engaged in the development, acquisition and management of energy-related businesses and projects worldwide.

CONSUMERS ENERGY COMPANY

A Michigan corporation engaged in the generation, purchase, transmission, distribution and sale of electricity, and in the purchase, storage, transmission, distribution and sale of natural gas, in the lower peninsula of the State of Michigan.


     (B) CMS ENTERPRISES COMPANY HAS 15 DIRECT SUBSIDIARIES. THE NAME, STATE OF ORGANIZATION AND NATURE OF BUSINESS OF EACH SUBSIDIARY AND THEIR SUBSIDIARIES ARE DESCRIBED BELOW:

CMS CAPITAL CORP.
     A Michigan corporation formed to assist in securing financing for CMS Energy Corporation and its subsidiaries and affiliates.

               CMS Capital Financial Services, Inc.
                     A Michigan corporation engaged in the business of making loans to homeowners and small businesses for energy related goods or services.
                     - First Utility Finance, Inc.

CMS COMERCIALIZADORA DE ENERGIA S.A.(99%)
     An Argentine company engaged in gas and electric marketing perations in Argentina.

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                                                                               3

     CMS ELECTRIC AND GAS COMPANY
          A Michigan corporation involved in purchasing, investing in and operating gas and electric distribution systems worldwide. CMS Electric and Gas Company has 6 subsidiaries:
          CMS Netherlands Funding Company
                    A Michigan corporation formed as a holding company for CMS Electric and Gas Company's international interests.
                    - Notera Holding B.V.
          CMS Rio Grande de Sul Ltda
                    A Brazilian company engaged in the development and investment in electric distribution projects in Brazil.
          CMS Venezuela, S.A.
                    A Venezuelan company formed to operate Sistemo Electrico Nueva Esparta C.A. (SENECA)
          Compania de Inversiones en Energia Electrica S.A. (CIEESA)
                    An Argentine corporation formed as a holding company for investments in electric distribution systems in Argentina.
                    - Distribuidora de Electricidad S.A. (99%)
                    - Inversora en Distribucion de Entre Rios S.A. (53.5%)
                    - Sociedad Inversora en Distribucion de Electricidad S.A.
                      (60%)
                    - Sociedad Inversora y Distribucion de Electricidad S.A.
                      (57%)
          ENELMAR, S.A. (90%)
                    A Venezuela company formed to hold CMS Electric and Gas Company's interest in the privatized electric system of the State of Nueva Esparta.
          Financial Joint Venture, L.L.C.(99%)
                    A Brazilian limited liability company formed for the purposes of investments in Brazil.
                    - International Investments, Inc.
                       - CMS Brazil Energia Ltda.
                          -  GIPAR, S.A (49.9%)
                          -  Itacatu, S.A. (0.41%)
                             -  GIPAR, S.A (50.1%)
                          - CMS Distribuidora Ltda.
                             -  Energisa S.A.


     CMS ENERGY ASIA PRIVATE LIMITED
          A Singapore corporation involved in the development of electrical generation and distribution opportunities, gas transmission, storage and distribution opportunities, electrical and gas marketing opportunities and oil and gas exploration and development opportunities in Asia and the Pacific Rim.

          CMS Energy India Development Company Private Limited
                    An Indian company formed to pursue development opportunities in India.


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                                                                               4


     CMS ENERGY SOUTH AMERICA COMPANY (CESA)
               A Cayman Islands Company formed to provide for the consolidation of the development expenses and activity in Argentina and Brazil.

               CMS Empreendimentos Ltda
                    A Brazilian company established as the Rio Office in Brazil.
               CMS Enterprises Development Company S.A. (CEDC)
                    An Argentina company formed to handle the development work in Argentina.

     CMS ENERGY UK LIMITED
               An United Kingdom limited liability company involved in the development of energy-related businesses and projects in Europe, Africa and the Middle East.

     CMS ENTERPRISES DEVELOPMENT, L.L.C.
               A Michigan limited liability company formed to invest in various projects, including but not limited to, a zirconium recovery project.

     CMS GAS TRANSMISSION AND STORAGE COMPANY
               A Michigan corporation organized to engage in the transmission, storage and processing of natural gas. CMS Gas Transmission and Storage Company has 23 direct subsidiaries:

               AMPCO Marketing, LLC (50%)
                    A Michigan limited liability company engaged in marketing methanol produced by Atlantic Methanol Production Company LLC in the United States.
               AMPCO Services, LLC (50%)
                    A Michigan limited liability company providing administrative, employment and technical services to Atlantic Methanol Production Company LLC.
               Atlantic Methanol Capital Company (50%)
                    A Cayman Islands company formed to assist in the financing relating to the Equatorial Guinea methanol plant.
               CMS Antrim Gas Company
                    A Michigan corporation formed to design, construct and operate the Central Carbon Dioxide Removal Plant in Otsego County, Michigan.
               CMS Field Services, Inc.
                    A Michigan corporation, formerly known as CMS Continental Natural Gas, Inc., involved in the transmission and distribution of natural gas and has the following 20 subsidiaries:
                    - Bighorn Gas Gathering, LLC (50%)
                    - Bradshaw Energy LLC (97.5%)
                    - CBC/Leon Limited Partnership (89%)
                      -  Bright Star Partnership (4.57%)
                    - Cherokee Gas Processing LLC (92%)
                    - CMS Pipeline Company, LLC (99%)
                    - Continental Gas Processing, LLC (99%)



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                                                                               5

                -  Continental Holdings Company
                   -  Bighorn Gas Gathering, LLC (1%)
                   -  CMS Pipeline Company, LLC (1%)
                   -  Continental Gas Processing, LLC (1%)
                   -  Continental Hydrocarbons, LLC (1%)
                   -  Continental Laverne Gas Processing, LLC (1%)
                   -  Continental Natural Gas Gathering, LLC (1%)
                   -  Continental/Taurus Energy Company, LP (1%)
                -  Continental Hydrocarbons, LLC (99%)
                -  Continental Laverne Gas Processing, LLC (99%)
                -  Continental Natural Gas Gathering, LLC (99%)
                -  Continental/Oklahoma Natural Gas Gathering, LLC
                   -  Foss Joint Venture (30%)
                -  Continental/Taurus Holdings Company, LLC
                   -  Continental/Taurus Energy Company, LP (99%)
                -  Fort Union Gas Gathering, LLC (33.33%)
                -  Heritage Gas Gathering LLC
                   -  Tekas Pipeline, LLC
                -  Hillsboro Gas Gathering System (23.7064%)
                -  Laubhan Friesen Gas Gathering System (41%)
                -  Leon Limited Partnership I (50%)
                   -  Bright Star Partnership (5.43%)
                -  Moody Gas Gathering System (57.1632%)
                -  Roaring Creek Gas Services LLC
                   -  Cherokee Gas Processing LLC (8%)
                -  Warrel Gas Gathering System (43.65%)
          CMS Gas Argentina Company
                A Cayman Islands company with an equity interest in Transportadora de Gas del Norte S.A., an Argentine company, which provides natural gas transmission services to the northern and central parts of Argentina.

                 -  Aguas de Chile Limitada (0.01%)
                 -  Compania de Inversiones CMS Energy Chile Limitada
                    (1%), a Chilean company
                 -  Transportadora de Gas del Norte S.A.(TGN) (29.4%)
                      An Argentine company that provides natural gas transmission services to the northern and central parts of Argentina and owns 2,600 miles of natural gas pipeline.
          CMS Goldfields Gas Transmission Company (Inactive)
                A Michigan corporation formed for the purpose of owning CMS Goldfields Gas Transmission B.V.
          CMS Grands Lacs Holding Company
                A Michigan corporation involved as a General Partner in the Grands Lacs Limited Partnership, a Michigan limited partnership.
          CMS Jackson Pipeline Company
                A Michigan corporation involved as a General Partner in Jackson Pipeline Company, a Michigan general partnership.




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                                                                               6

               CMS Marysville Gas Liquids Company
                         A Michigan corporation formed to hold interests in Marysville Fractionation Partnership and in St. Clair Underground Storage Partnership.

                         - Marysville Fractionation Partnership (51%)
                         - St. Clair Underground Storage Partnership (51%)
               CMS Methanol Company
                         A Cayman Islands corporation formed to hold interest in a methanol project in Equatorial Guinea.

                         - Atlantic Methanol Associates LLC (50%)
                           - Atlantic Methanol Production Company LLC (90%)
               CMS Saginaw Bay Company
                         A Michigan corporation involved as a General Partner in the Saginaw Bay Area Limited Partnership, a Michigan limited partnership.
               CMS Saginaw Bay Lateral Company
                         A Michigan corporation involved as a Limited Partner in the Saginaw Bay Lateral Limited Partnership, a Michigan limited partnership.
               CMS TriState Canada General Company
                         A Michigan corporation formed to hold the general partner interest in the Canadian portion of a general partnership to hold TriState Pipeline assets in Canada.

                         - TriState Canada Gas Pipeline Ltd (66.67%)
               Financial Joint Venture, LLC (1%)
                         See description under CMS Electric and Gas.
               Grands Lacs Limited Partnership (49%)
                         A Michigan limited partnership formed to plan, develop, finance, construct, expand, own, operate, maintain and repair the Grands Lacs gas storage facility.
               Guardian Pipeline, LLC (33.33%)
                         A Michigan limited liability corporation formed to own and operate an interstate natural gas pipeline from Illinois to Wisconsin.
               Michigan Intrastate Lateral System Partnership (50%)
                         A Michigan general partnership, formerly known as Michigan Intrastate Lateral General Partnership, acquired as part of the acquisition of the Spartan Intrastate Pipeline and the Mackinaw Energy System.

                         - Saginaw Bay Lateral Limited Partnership (10%)
               Nitrotec Corporation (50%)
                         A Delaware corporation formed to invest in plants that extract helium from natural gas.
               Otsego EOR LLC (25%)
                         A Michigan limited liability company formed as an enhanced oil-recovery project whose activities involve flooding depleted oil reservoirs with carbon dioxide consisting of three oil reservoirs and pipeline and compression facilities located in Otsego County, Michigan.



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                                                                               7
          Panhandle Eastern Pipe Line Company
               A Delaware corporation formed for the transmission of natural gas and has the following 6 direct subsidiaries.

               CMS Panhandle Eastern Resources, Inc.
                  A Delaware company formed to provide financing for its affiliated companies.
               CMS Panhandle Storage Company
                  A Delaware company formed to act as a partner in a natural gas storage field.
               CMS Trunkline Pipeline Holdings, Inc.
                  A Delaware company formed to act as assignee from Trunkline AP Pipeline Company.
               Pan Gas Storage Company
                  A Delaware company formed to develop and operate
                  Borchers North Storage Field.
                  - Lee 8 Storage Partnership(40%)
               Trunkline Field Services Company
                  A Delaware company formed to operate the Trunkline's liquid separation facilities in St. Mary's Parish, LA.
               Trunkline Gas Company
                  A Delaware corporation formed for the transmission of natural gas.
                  - CMS Trunkline Gas Resources, Inc.
               Trunkline LNG Company
                  A Delaware company formed for the importation and regasification of LNG.
          TriState Pipeline, LLC (66-2/3%)
                  A Michigan limited liability company formed to hold interests in the TriState Pipeline.
          Western Australia Gas Transmission Company I
                  A Cayman Islands corporation formed to hold interests in a natural gas pipeline project in Australia and the Atacama Project in Chile and has the following 3 direct subsidiaries:

                  - CMS Gas Transmission del Sur Company (60%)
                    - Atacama Finance Co.(40%)
                    - CMS Atacama Company (40%)
                    - CMS Gas Transmission of Australia Holdings Company
                      - CMS Gas Transmission of Australia
                    - Compania de Inversiones CMS Energy Chile
                      Limitada (99%), a Chilean company
                      - Administradora Proyecto Atacama S.A. (50%)
                      - CMS Servicios de Agua de Chile Compania
                        Limitada
                      - Gasoducto Atacama Compania Limitada LLP (50%)
                      - Nor Oeste Pacifico Generacion de Energia
                        Limitada (50%)
                    - Energex Co.(20%)
                    - Gasoducto Cuenca Noroeste Limitado LLP (50%)
                      - Gasoducto Cuenca Noroeste Limitada Argentine
                        Branch



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                                                                               8

                  - CMS International Financial Services Company
                  - CMS Luxembourg SARL
                    - Valandrid B.V.
                      -  CMS Goldfields Gas Transmission Australia
                         Pty. Ltd.
                         -  SCP Investments (No. 1) Pty. Ltd.(45%)
                            - SCP Investments (No. 2) Pty. Ltd.
                                  - Southern Cross Pipelines
                                      Australia Pty. Ltd.
                                      -   Goldfields Gas
                                          Transmission
                                          Joint Venture
                                          (66.664%)
                            - SCP Investments (No. 3) Pty. Ltd.
                                  - Southern Cross Pipelines (NPL)
                                      Australia Pty. Ltd.
                                      -   Goldfields Gas
                                          Transmission
                                          Joint Venture
                                          (25.493%)
                            - Goldfields Gas Transmission Pty. Ltd.
                      - CMS TriState Canada Unlimited Company
                         - TriState Canada Limited Partnership  (66%)

CMS GENERATION CO.
        A Michigan corporation engaged in the development of and investment in cogeneration and other independent power generation projects both domestic and foreign and has 36 direct subsidiaries:
        CMS Centrales Termicas S.A. (99%)
             An Argentine company formed to own an interest in a 240 MW natural gas/fuel oil-fired electric power plant near Mendoza, Argentina.
        CMS Generation Altoona Company (Inactive)
             A Michigan corporation formed to develop, construct, own, operate and maintain a bituminous coal, bituminous coal waste or other solid fuel-burning facility.
        CMS Generation Chateauguay Company
             A Michigan corporation involved as a General Partner in KES Chateauguay, LP, a limited partnership.
        CMS Generation Filer City, Inc.
             A Michigan corporation involved as a General Partner in the T.E.S. Filer City Station Limited Partnership, a limited partnership which is the owner of the 54 megawatt (net) wood chip and coal-fired electric generating station in Filer City, Michigan.
        CMS Generation Filer City Operating Company
             A Michigan corporation formed to operate a coal and wood waste-fueled power plant near Filer City, Michigan owned by the T.E.S. Filer City Station
             Limited Partnership.




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                                                                               9

         CMS Generation Genesee Company
               A Michigan corporation involved as a General Partner in the Genesee Power Station Limited Partnership which owns and operates a 35 megawatt (net) waste wood-fired electric generating facility located in Genesee County, Michigan.
         CMS Generation Grayling Company
               A Michigan corporation involved as a General Partner in Grayling Generating Station Limited Partnership which owns a 36 megawatt (net) waste-wood fueled power plant in Grayling, Michigan. Grayling Generating
               Station Limited Partnership owns GGS Holdings Company, a Michigan corporation, which is General Partner in AJD Forest Products Limited Partnership that operates a sawmill adjacent to the Grayling Generating Station and also supplies waste wood fuel to the project.
               Grayling Generating Station Limited Partnership is a
               Limited Partner in AJD Forest Products Limited
               Partnership.
         CMS Generation Grayling Holdings Company
               A Michigan corporation involved as a Limited Partner in Grayling Generating Station Limited Partnership.
         CMS Generation Holdings Company
               A Michigan corporation involved as a Limited Partner in various partnerships and in the following companies:

               - CMS Centrales Termicas SA (1%)
               - CMS Generation SA (0.01%)
               - Genesee Power Station LP (48.75%)
                 - GPS Newco, LLC (25%)
               - GPS Newco, LLC (50%)
               - Lyonsdale Energy LP (49%)
               - McCook Cogeneration Station, LLC (50%) (Inactive)
               - Moapa Energy Limited Partnership (1%)
               - Metro East, LLC (50%)(Inactive)
               - Mon Valley Energy LP (49.5%)(Inactive)
               - Moose River Properties, Inc. (50%)
               - Oxford/CMS Development LP (1%)
         CMS Generation Honey Lake Company
               A Michigan corporation with a General Partnership interest and a Limited Partnership interest in HL Power Company, a California limited partnership which uses waste wood and geothermal fluid to generate a 30 megawatt (net) electric generating station in Lassan County, California. Also involved as General Partner in Honey Lake Energy I LP, and Honey Lake Energy II LP, both Michigan limited partnerships formed to own limited partnership interests in HL Power Company.
         CMS Generation Investment Company I
               A Cayman Islands company involved as a holding company for CMS Generation overseas investments and has 17 direct subsidiaries that engage in the construction, ownership or operation of various power projects in the Philippines, India, Morocco, Thailand, United Arab Emirates, Ghana and Australia:



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                                                                              10

                          - Aguas de Chile Limitada (99.99%)
                          - Atacama Finance Company (16%)
                          - CMS Generation Jegurupadu I Limited
                            Duration Company, a Cayman Islands company (99%)
                            - Jegurupadu O&M Company Mauritius, a Mauritius
                              company (50%)
                          - CMS Generation Jegurupadu II Limited Duration
                            Company, a Cayman Islands company (99%)
                            - Jegurupadu O&M Company Mauritius, a Mauritius
                              company (50%)
                          - CMS Generation Jorf Lasfar I Limited Duration
                            Company, a Cayman Islands company (99%)
                            - Jorf Lasfar Power Energy Handelsbolag (50%)
                            - Jorf Lasfar I Handelsbolag (50%)
                            - Jorf Lasfar Handelsbolag (50%)
                          - CMS Generation Jorf Lasfar II Limited Duration
                            Company, a Cayman Islands company (99%)
                            - Jorf Lasfar Power Energy Handelsbolag (50%)
                            - Jorf Lasfar I Handelsbolag (50%)
                            - Jorf Lasfar Handelsbolag (50%)
                          - CMS Generation Jorf Lasfar III Limited Duration
                            Company, a Cayman Islands company (50%)
                            - Jorf Lasfar Operations Handelsbolag
                          - CMS Generation Loy Yang Holdings 1 Ltd., a
                            Cayman Islands company
                          - CMS Generation Loy Yang Holdings 2 Ltd., a
                            Cayman Islands company
                          - CMS Generation Neyveli Ltd., a Mauritius
                            company (99%)
                            - ST CMS Electric Company Private Limited (50%)
                          - CMS Servicios de Aguas de Chile Limitada,
                            formed in Chile to hold marine concession (beach access and water extraction) for desalinization plant.
                          - CMS Takoradi Investment Company, a Cayman
                            Island's company formed for the purposes of financing structure for the Takoradi project.
                            - CMS Takoradi Investment Company II, a Cayman
                              Island's company formed for the purposes of financing structure for the Takoradi project.
                            - CMS Generation Taweelah Limited, a Cayman
                              Islands company
                            - Emirates CMS Power Company, a United Arab
                              Emirates company (40%)
                          - CMS Generation Taweelah Limited I, a Cayman
                            Islands company
                          - Energex Co. (16%)
                          - Energiaktiebolaget CMS, a Swedish Company
                            - Monetize Limited, a Mauritius company
                          - Jegurupadu O&M Company, a Mauritius company (99%)
                          - Scudder Latin American Power I-P LDC (25%)

              CMS Generation Investment Company II
                    A Cayman Islands company engaged as a
                    holding company for 1% ownership interests in the companies described above as being owned 99% by CMS Generation Investment Company I.

                    - CMS Gas Transmission del Sur Company (40%)
              CMS Generation Investment Company III
                    A Cayman Islands company engaged to
                    facilitate the construction, ownership and operation of the GVK Industries Project in Jegurupadu, Andhra Pradesh, India of a natural gas/liquid fuel combined cycle plant 235 MW ("GVK") and has one direct subsidiary with an ownership interest in GVK.

                    - Jegurupadu CMS Generation Company Ltd., a
                      Mauritius company
              CMS Generation Lyonsdale Company
                    A Michigan corporation involved as a
                    General Partner in the Lyonsdale Energy
                    Limited Partnership which owns and operates a 19 MW (net) waste wood-fired electric generating facility in Lyonsdale, New York.
              CMS Generation Montreal Company
                    A Michigan corporation that owns and
                    operates a waste wood recovery facility in the greater Montreal, Quebec, Canada area.
              CMS Generation Mon Valley Company
                    A Michigan corporation involved as General
                    Partner in the Mon Valley Energy Limited
                    Partnership formed to develop, construct, finance and operate the Mon Valley Project, an 80 megawatt (net) coal fired cogeneration plant in Pennsylvania.
              CMS Generation Recycling Company
                    A Michigan corporation involved as a member of Mid-Michigan Recycling, LLC, a Michigan limited liability company, formed to supply waste wood fuel for the Genesee Power Station Limited Partnership.
              CMS Generation SA (99.99%)
                    An Argentine company formed to carry out on its own account or that of third parties investments in energy-related businesses located primarily in South America.

                    - Hidroinvest SA, an Argentine company (25%)
              Compania de Inversiones en Energia Electrica
              S.A. (CIEESA)(1%)
                    See description under CMS Electric and Gas above.
              Dearborn Industrial Energy, LLC
                    A Michigan limited liability corporation formed to own and operate the power project at the Ford/Rouge complex.
              Exeter Management Company (50%)
                    A Connecticut corporation involved as a
                    General Partner in the Exeter Energy Limited
                    Partnership which owns and operates a 26 megawatt (net) tire-burning facility in Sterling, Connecticut.

        Honey Lake Energy I LP (1%)
              See description under CMS Generation Honey Lake
              Company above.
        Honey Lake Energy II LP (1%)
              See description under CMS Generation Honey Lake
              Company above.
        HYDRA-CO Enterprises, Inc.
              A New York corporation engaged in the ownership and/or operation, by itself or with others, of one or more cogeneration, small hydro or alternate energy production facilities through partnership interests and ownership of domestic corporations. HYDRA-CO Enterprises, Inc. owns 26 subsidiaries that are involved in the development, ownership, management or operation of independent power projects located in seven states and in Jamaica:

              - Benton Falls Associates (50% GP)
              - Caribbean Electric Power (40% GP)
              - CMS Generation Stratton Company
                -   Stratton Energy Associates (20% GP & 15% LP)
              - Cogent Little Falls (49.99% GP)
              - Copenhagen Associates (49.99% LP)
              - Craven County Wood Energy LP (44.99% LP)
              - HCE-Appomattox, Inc.
                -   Appomattox River Associates LP(1% GP & 54.5% LP)
              - HCE-Biopower, Inc.
                -   IPP Investment Partnership (51%)
              - HCE-Hudson, Inc.
                -   Curtis/Palmer Hydroelectric Company LP
                    (12.5% GP)
              - HCE-Imperial Valley, Inc.
                -   Imperial Resource Recovery Associates, LP
                    (1.231% LP)
              - HCE-Jamaica Development, Inc.
              - HCE-Lakewood, Inc.
                -   CMS Generation Lakewood Company
              - HCE-Rockfort Diesel, Inc.
              - HYDRA-CO Generation, Inc. (Inactive)
              - Hydro Power Associates (49.99% GP)
              - Imperial Resource Recovery Associates, LP
                (39.269% LP)
              - IPP Investment Partnership (49%)
                -   Cogent Little Falls (0.01% GP)
                -   Copenhagen Associates (0.01% LP)
                -   Craven County Wood Energy LP (0.01% LP)
                -   Hydro Power Associates (0.01% GP)
                -   Lyonsdale Associates (0.01% GP)
              - Jamaica Energy Team Limited (59.7%)
              - Little Falls Hydropower Associates (33.33% GP)
              - Lock 17 Group (33.33% GP)
                -   Little Falls Hydropower Associates (1%)
              - Lock 17 Management Group (33.33% GP)
              - Lyonsdale Associates (49.99% GP)
              - New Bern Energy Recovery, Inc.

                   - Craven County Wood Energy LP (5%)
                 - PowerSmith Cogeneration Project, LP (8.75% LP)
                 - Windpower Partners 1988 (22.73% LP)
                 - Windpower Partners 1989 (8.5346% LP)
           Jorf Lasfar Operations Handelsbolag (99%)
                 See above under CMS Generation Jorf Lasfar III LDC. McCook Cogeneration Station, LLC (50%)(Inactive)
                 A Michigan limited liability company formed to develop and own a 40 megawatt (net) waste wood fueled electric generating facility located in Cook County, Illinois.
           McCook Waste Wood Recovery Facility, LLC (50% Member)
                 A Michigan limited liability company formed to develop and own a waste wood recycling and processing facility where waste wood will be received, manually and mechanically separated and then recycled or processed for use at McCook Cogeneration Station, LLC
           MCV2 Development Company Partnership (58.68%)
                 A Michigan partnership formed to develop, lease, sell, exchange or otherwise dispose of the MCV2 facilities and properties, to assign to one or more MCV2 Project companies all or a portion of the Partnership's rights under the Development Agreements and to undertake any and all other activities necessary, incidental, convenient or advisable to effectuate and carry out such purpose.
           Metro East, LLC (50%)(Inactive)
                 A Michigan limited liability company formed to develop and own a 60 megawatt (net) waste wood and waste coal fueled electric generating facility located in the City of Madison, Illinois.
           Mid-Michigan Recycling, LLC
                 A Michigan limited liability company involved in supplying waste wood fuel for the Genesee Power Station Limited Partnership.
           Oxford/CMS Development LP (99%)
                 A Delaware partnership involved as a 48% limited partner in Exeter Energy LP which owns and operates a
                 31.3 MW tire-fueled cogeneration plant in Sterling, Connecticut.

                 - Exeter Energy LP (48% LP)
                 - Moapa Energy LP (99%)
           Oxford Tire Recycling, Inc. (Inactive)
                 A Delaware corporation engaged in tire collection, shredding and storage, the sale of used and shredded tires, and related business activities.
           Oxford Tire Recycling of Massachusetts, Inc.
                 A Delaware corporation engaged in waste tire collection, shredding and storage, the sale of used and shredded tires, and related business activities.
           Oxford Tire Supply, Inc.
                 A Delaware corporation engaged in trucking and hauling used scrap tires and sorting and grading tires for resale.

          Scudder  Latin American Power I-C, LDC (25%)
               An Investment Fund formed to invest (primarily passive) in electric generating facilities and the electric infrastructure in Latin America and the Caribbean.
          Taweelah A2 Operating Company
               A Michigan corporation formed to operate the Taweelah
               A2 electric generating units in Abu Dhabi, United Arab Emirates.

     CMS LAKE MUSKEGON COMPANY
          A Michigan corporation formed to develop land located in the City of Muskegon, Michigan.

          -    Lake Muskegon Community, LLC (25%)

     CMS LAND COMPANY
          A Michigan corporation formed to act as a repository for any unused real property formerly owned by Consumers Power and hold the same for possible non-utility development.
          Bay Harbor Company, LLC (50% Member)
          A Michigan limited liability company which is the owner and developer of Bay Harbor, a real estate development.
          Bay Harbor Village Company, LLC (25%).
               A Michigan limited liability company involved in the retail shop, restaurant and residential real estate aspects of the Bay Harbor Resort development

     CMS MARKETING, SERVICES AND TRADING COMPANY
          A Michigan corporation involved in providing gas, electric, oil and coal marketing, risk management and energy management services and has 6 subsidiaries:

          CMS MST Engineering Company
               A Michigan corporation formed to provide professional engineering services which includes system engineering design and energy consulting.
          CMS Texon Company
               A Michigan corporation involved as a General Partner in Texon, LP, a Texas limited partnership engaged in transporting, processing and marketing of crude oil and natural gas liquids and services related thereto.
               - Texon Distributing LP (1%)

                           CMS Viron Corporation
                                    A Missouri corporation formed to provide services in the areas of energy usage analysis and the engineering and implementation of energy conservation measures.
                           Enline Energy Solutions, LLC (50%)
                                    A Texas limited liability company engaged in purchasing, transporting, storing, selling, brokering and marketing natural gas, oil, propane and electricity and energy-related consulting.
                           PremStar Energy Canada Ltd.(50%)
                                    A Canadian corporation engaged in
                                    purchasing, transporting, storing, selling, brokering and marketing natural gas in North America and energy-related consulting.

                                    - Energistics Group, Inc.
                           Texon Distributing LP (49%)
                                    A Delaware limited partnership engaged in transporting, processing and marketing crude oil and natural gas liquids and services related thereto.

    CMS OIL AND GAS COMPANY (FORMERLY KNOWN AS CMS NOMECO OIL & GAS CO.)
          A Michigan corporation engaged in the exploration, development, acquisition and production of oil and natural gas in the U.S. and in foreign countries through partnership interests and ownership of domestic corporations and foreign companies. CMS Oil and Gas Company owns 8 direct subsidiaries that are either domestic corporations or foreign companies:

                           CMS Oil and Gas (Holdings) Ltd.
                                    A Cayman Islands company, formerly known as CMS NOMECO Holdings Ltd., engaged as a holding company for 9% ownership in CMS NOMECO Venezuela LDC and 1% ownership interests in the Cayman Island limited duration companies described below as subsidiaries of CMS Oil and Gas (International) Ltd.
                           CMS Oil and Gas (International) Company
                                    A Texas corporation, formerly known as CMS
                                    NOMECO International, Inc., engaged as a holding company for 6 subsidiaries that engage in the exploration and production of oil and natural gas in Africa:
                                    - CMS NOMECO International Congo Holdings,
                                      Inc., a Texas corporation
                                    - CMS NOMECO Congo, Inc., a Delaware
                                      corporation
                                    - CMS Oil and Gas (Cameroon) Ltd., formerly
                                      known as CMS NOMECO Cameroon, Ltd., a
                                      Cayman Islands company
                                    - CMS Oil and Gas (Cote d'Ivoire) Ltd,
                                      formerly known as CMS NOMECO Cote D'Ivoire
                                      Ltd., a Cayman Islands company
                                    - CMS Oil and Gas International
                                      (Transportation) Company, formerly known as CMS NOMECO International
                                      Transportation, Inc., a Texas corporation

                                    - CMS Oil and Gas International (Tunisia)
                                      Company, formerly known as CMS NOMECO
                                      International Tunisia, Inc., a Texas
                                      corporation
                           CMS Oil and Gas (International) Ltd.
                                 A Cayman Islands company, formerly known as
                                 CMS NOMECO International, Ltd., engaged as a
                                 holding company for 8 subsidiaries that are
                                 Cayman Island limited duration companies
                                 that principally engage in the exploration
                                 and production of oil and natural gas in
                                 South America and West Africa:
                                    - CMS NOMECO Congo LDC (99%)
                                    - CMS NOMECO Venezuela LDC (91%)
                                    - CMS Oil and Gas (Alba) LDC (99%),
                                      formerly known as CMS NOMECO Alba LDC
                                    - CMS Oil and Gas (Argentina) LDC (99%),
                                      formerly known as CMS NOMECO Argentina LDC
                                    - CMS Oil and Gas (Congo) Ltd (99%),
                                      formerly known as CMS NOMECO Congo Ltd.
                                    - CMS Oil and Gas (Ecuador) LDC (99%),
                                      formerly known as CMS NOMECO Ecuador LDC
                                    - CMS Oil and Gas (E.G.) LDC (99%), formerly
                                      known as CMS NOMECO EG LDC
                                    - CMS Oil and Gas (E.G.) Ltd (99%), formerly
                                      known as CMS NOMECO EG Ltd.
                           CMS Oil and Gas (Pipeline) Company
                                    A Michigan corporation, formerly known as
                                    CMS NOMECO Pipeline Company, formed to hold
                                    ownership interests in various natural gas
                                    pipelines located in Michigan.
                           Explotaciones CMS Oil and Gas Company
                                    A Delaware corporation, formerly known as
                                    Explotaciones CMS NOMECO, Inc., engaged in
                                    the exploration and production of oil and
                                    natural gas in Colombia.
                           NOMECO China Oil Co.
                                    A Michigan corporation formed to pursue oil
                                    and natural gas exploration and production
                                    opportunities in China.
                           NOMECO Ecuador Oil Company
                                    A Michigan corporation formed to pursue
                                    exploration and production of oil and
                                    natural gas in Ecuador.
                           Terra Energy, Ltd.
                                    A Michigan corporation engaged in the
                                    exploration and production of natural gas in
                                    Michigan.  Terra Energy Ltd. has 13
                                    subsidiaries:
                                    - Eagle Productions, Inc. (20%)
                                    - Energy Acquisition Operating Corporation
                                    - J.R. Productions, Inc. (20%)
                                    - Kristen Corporation
                                    - Newaygo/Oceana Pipeline LP (43.77%)
                                    - Northwest Operations, Inc. (20%)
                                    - Phoenix Operations, Inc. (40%)
                                    - State 26 Production Co. (20%)
                                    - Terra-Hayes Pipeline Company (26.58%)
                                    - Terra-Westside Processing Co. Partnership
                                      (15%)

                                    - Terra Pipeline Company
                                    - Thunderbay Pipeline Company LLC (10%)
                                    - Wellcorps LLC(55%)

     CMS RESOURCE DEVELOPMENT COMPANY
          A Michigan corporation formed to pursue and develop various power sources outside the United States.

     MONARCH MANAGEMENT COMPANY
          A Michigan corporation which houses several investments whose principal business is the provision of services to energy and other regulated entities.

     (C) THE CONSOLIDATED OPERATIONS OF CONSUMERS ENERGY COMPANY ("CONSUMERS") ACCOUNT FOR THE LARGEST SHARE OF CMS ENERGY'S TOTAL ASSETS, REVENUES AND INCOME. CONSUMERS HAS EIGHT SUBSIDIARIES. THE NAME, STATE OF ORGANIZATION AND NATURE OF BUSINESS OF CONSUMERS' SUBSIDIARIES ARE DESCRIBED BELOW:

    CMS ENGINEERING CO.
          A Michigan corporation engaged in offering design, engineering, project management and related construction services to natural gas utilities, natural gas exploration and production companies, and other energy businesses.

    CMS MIDLAND HOLDINGS COMPANY
          A Michigan corporation involved as a Limited Partner in the First Midland Limited Partnership, a Delaware limited partnership, a partnership that leases assets to the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

    CMS MIDLAND, INC.
          A Michigan corporation engaged as a General Partner in the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

    CONSUMERS ENERGYGUARD SERVICES, INC.
          A Michigan corporation formed for the purpose of marketing EnergyGuard, a residential bill payment insurance product to Consumers' residential customers.

    ES SERVICES COMPANY
          A Michigan corporation formed for the purpose of offering design, engineering, project management and related services primarily to electric utilities and generation facilities.

    HURON HYDROCARBONS, INC.
          A Michigan corporation involved with others to use the expanded capacity of the underground caverns at the Marysville Gas Reforming Plant located in Marysville, Michigan for commercial storage of liquid hydrocarbons and to use certain hydrocarbon fractionation facilities at the plant.

     MEC DEVELOPMENT CORP.
              A Michigan corporation which previously held assets transferred to and holder of certain bonds issued by the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

     MICHIGAN GAS STORAGE COMPANY
              A Michigan corporation and a natural gas company within the meaning of the Natural Gas Act engaged in the interstate transportation and storage of gas for a number of customers including Consumers.

         2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

                  (A) CLAIMANT HAS NO DIRECTLY OWNED PROPERTIES USED FOR SUCH PURPOSES.

                  (B) CONSUMERS IS THE ONLY SUBSIDIARY OF CLAIMANT WHICH IS A PUBLIC UTILITY. ITS PROPERTY AND FACILITIES USED FOR THE
         ABOVE-DESCRIBED PURPOSES ARE LOCATED WITHIN THE STATE OF MICHIGAN AND ARE DESCRIBED BELOW.

                  (1)      Electric Properties

                           Consumers' electric generation is supplied
                  by the following plants:


                                                1999 SUMMER NET               1999 NET
                                                 DEMONSTRATED                GENERATION
         NAME AND LOCATION                        CAPABILITY               (THOUSANDS OF
            (MICHIGAN)                            (KILOWATTS)              KILOWATT-HOURS)
         -----------------                      ---------------            ---------------
         Coal Generation
         J H Campbell - West Olive                 1,346,100 (A)                 9,291,538
         D E Karn - Essexville                       515,000                     3,515,678
         B C Cobb - Muskegon                         300,000                     2,087,808
         J R Whiting - Erie                          310,000                     2,110,618
         J C Weadock - Essexville                    310,000                     2,079,779
                                                   ---------                    ----------

         Total                                     2,781,100                    19,085,421
                                                   ---------                    ----------

         Oil/Gas Generation
         B C Cobb - Muskegon                          60,000                        27,114
         D E Karn - Essexville                     1,276,000                     1,160,699
                                                   ---------                    ----------

         Total                                     1,336,000                     1,187,813

         Ludington Pumped Storage                    954,000 (B)                  (475,561)(C)

         Nuclear Generation
         Palisades - South Haven                     760,000                     5,104,581

         Gas/Oil Combustion Turbine
         Generation                                  345,000                        62,353
         Hydro Generation                             73,500                       364,684
                                                   ---------                     ---------

         Total Owned Generation                    6,250,300                    25,329,291
                                                   =========                    ==========

(A) Represents Consumers' share of the capacity of the Campbell Plant Unit 3 net of 6.69% (ownership interests of the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

(B) Represents Consumers' share of the capacity of the Ludington Pumped Storage Plant. Consumers and The Detroit Edison Company ("Detroit Edison") have 51% and 49% undivided ownership, respectively, in the plant, and the capacity of the plant is shared accordingly.

(C) Represents Consumers' share of net pumped storage generation. This facility electrically pumps water during off-peak hours for storage to later generate electricity during peak-demand hours.

                  Electric transmission, subtransmission and distribution lines are located on or under public highways, streets, alleys or lands, except where they are located on or under easements or other rights. The transmission system consists of 4,450 structural miles of overhead lines. The subtransmission system consists of 4,174 structural miles and 16 subsurface miles of underground lines. The distribution system consists of 53,504 structural miles of overhead lines and 6,952 subsurface miles of underground lines.

                  Consumers owns substations having an aggregate transformer capacity of 39,022,140 kilovolt amperes.

                  Consumers is interconnected with certain Michigan and neighboring utilities. Consumers and Detroit Edison have formed the Michigan Electric Coordinated Systems ("MECS") to facilitate the coordinated planning and operation of their electric systems. MECS is interconnected with electric systems in Indiana, Ohio and Ontario, Canada.(1)

                  Consumers owns or connects with electric transmission lines which deliver electric energy at or near the Michigan state border to:

                           (i) Indiana & Michigan Electric Company at the following interconnection points: Palisades-Cook No. 1, Palisades-Cook No. 2, Argenta-Robinson Park and Argenta-Twin Branch; and

                           (ii) Northern Indiana Public Service Company at the
                  following interconnection point: Barton Lake-Batavia.

         (2)      Gas Properties

                  As of December 31, 1999, Consumers' gas properties, all located in Michigan, included a gas distribution and transmission system, 6 compressor stations located at Consumers' storage fields and along the gas transportation lines and 11 storage fields.

                  Consumers' gas distribution and transmission systems consist of 23,933 miles of distribution mains and 1,156 miles of transportation lines, throughout the lower peninsula of Michigan. Consumers owns and operates 6 compressor stations with a total of 108,680 installed horsepower.

                  Michigan Gas Storage Company ("MGSC") owns and operates a gas transportation system, 2 compressor stations, and 3 storage fields, all located in Michigan.


-----------------------
(1) MECS interconnects with electric systems in Ohio and Ontario, Canada through Detroit Edison. Detroit Edison interconnects with The Toledo Edison Company at Majestic-Lemoyne, Monroe-Bayshore and Allen JunctionMajestic-Monroe. Detroit Edison also interconnects with Ontario Hydro at Waterman-Keith, Bunce Creek-Scott and two points at St. Clair-Lambton. Consumers receives natural gas for its local distribution system through interconnection facilities located in Michigan and at the Michigan State border.

         3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:
                  ---------------------------------------------------------

                  (A) NUMBER OF KWH OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.


               ELECTRIC ENERGY

               Subsidiary           State                        Kwh                 Revenue

               Consumers Energy

                                    Michigan                  38,843,942,000    $ 2,584,098,584
                                    Ontario, Canada*           1,264,643,000    $    29,687,273
                                    Indiana                      244,500,500    $    18,210,926
                                    Ohio*                         26,509,500    $     2,083,217

              CMS Marketing, Services and
              Trading Company
                                    Pennsylvania                  63,000,000    $     4,435,851
                                    Michigan                      34,047,000    $     1,160,818

                  TOTAL ELECTRIC ENERGY                       40,476,642,000    $ 2,639,676,669

              * Represents amounts ultimately delivered to the state line by Detroit Edison.

              NATURAL GAS

              Subsidiary            State                            Mcf               Revenue


              Consumers Energy      Michigan                     233,553,551    $   210,910,112

              CMS Marketing, Services and
              Trading Company
                                    Illinois                         212,570    $       530,160
                                    Indiana                          451,846    $       986,731
                                    Iowa                              36,975    $        97,834
                                    Kansas                           185,844    $       386,760
                                    Kentucky                      16,809,816    $    26,661,429
                                    Louisiana                        674,731    $     1,409,563
                                    Michigan                      39,826,705    $   113,725,132
                                    Missouri                          29,758    $       106,219
                                    Pennsylvania                     705,020    $     2,024,236
                                    Tennessee                          4,500    $        14,421
                  TOTAL NATURAL GAS                              292,491,316    $   356,852,597

              Claimant did not sell any manufactured gas at retail.

                  (B) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE OF MICHIGAN.

         ELECTRIC ENERGY

         Subsidiary                 State                            Kwh               Revenue

         Consumers Energy                                             0         $         0

         CMS Marketing, Services and
         Trading Company

                                    Pennsylvania                   63,000,000   $     4,435,851

                  TOTAL ELECTRIC ENERGY                            63,000,000   $     4,435,851

         NATURAL GAS

         Subsidiary                 State                            Mcf                Revenue

         Consumers Energy                                              0        $         0

         CMS Marketing, Services and
         Trading Company
                                    Illinois                         212,570    $       530,160
                                    Indiana                          451,846    $       986,731
                                    Iowa                              36,975    $        97,834
                                    Kansas                           185,844    $       386,760
                                    Kentucky                      16,809,816    $    26,661,429
                                    Louisiana                        674,731    $     1,409,563
                                    Missouri                          29,758    $       106,219
                                    Pennsylvania                     705,020    $     2,024,236
                                    Tennessee                          4,500    $        14,421
                  TOTAL NATURAL GAS                               19,111,060    $    32,217,353

         Claimant did not sell any manufactured gas at retail outside the State of Michigan.

                  (C) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE OF MICHIGAN OR AT THE STATE LINE OF MICHIGAN.


         ELECTRIC ENERGY

         Subsidiary                 State                            Kwh                Revenue

         Consumers Energy           Ontario, Canada *          1,264,643,000    $    29,687,273
                                    Indiana                      244,500,500    $    18,210,926
                                    Ohio*                         26,509,500    $     2,083,217

         CMS Marketing, Services and
         Trading Company
                                    Arkansas                     707,200,000    $    23,183,440
                                    Ohio                       2,258,876,000    $    65,616,618
                                    Pennsylvania                 585,600,000    $    21,401,120
                                    Tennessee                     33,600,000    $       973,056

                  TOTAL ELECTRIC ENERGY                        5,120,929,000    $   161,155,650

         * Represents amounts ultimately delivered to the state line by Detroit Edison.

         NATURAL GAS

         Subsidiary                 State                            Mcf                Revenue

         Consumers                                                    0         $          0

         CMS Marketing, Services and
         Trading Company
                                    Alabama                        2,134,089    $     5,661,408
                                    Georgia                           47,851    $       121,576
                                    Illinois                         411,762    $       969,608
                                    Indiana                          970,728    $     2,259,208
                                    Kansas                         7,738,867    $    18,811,677
                                    Kentucky                       4,868,058    $    11,011,491
                                    Louisiana                     72,484,917    $   178,522,225
                                    Minnesota                      1,734,746    $     3,824,530
                                    Missouri                       7,673,718    $    19,116,075
                                    New Jersey                         5,000    $        12,350
                                    North Carolina                    43,500    $       118,558
                                    Ohio                          20,884,579    $     7,779,474
                                    Ontario, Canada                  455,000    $     1,421,850
                                    Tennessee                      1,696,649    $     4,331,955
                                    Texas                         42,905,508    $    50,916,581

                  TOTAL NATURAL GAS                              164,054,972    $   304,878,566

         Claimant did not sell any manufactured gas at wholesale outside the State of Michigan.

                  (D) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE OF MICHIGAN OR AT THE STATE LINE OF MICHIGAN.

         ELECTRIC ENERGY

         Subsidiary                 State                            Kwh                Expense

         Consumers Energy           Ontario, Canada *            982,345,000    $    24,468,000
                                    Indiana                    2,721,047,000    $    61,951,000
                                    Ohio*                        164,535,000    $     5,433,000

         CMS Marketing, Services and
         Trading Company
                                    Arkansas                     585,600,000    $    21,091,312
                                    Ohio                       2,241,289,000    $    58,234,244
                                    Pennsylvania                 707,200,000    $    22,906,102
                                    Tennessee                     33,600,000    $     1,037,560

                  TOTAL ELECTRIC ENERGY                        7,435,616,000    $   195,121,218

         * Represents amounts ultimately delivered to the state line by Detroit Edison.

         NATURAL GAS

         Subsidiary                 State                            Mcf                Expense

         Consumers Energy           **                           194,530,000    $   560,815,000
         CMS Marketing, Services and
         Trading Company
                                    Alabama                        2,237,191    $     4,330,886
                                    Georgia                          246,939    $       604,506
                                    Illinois                         977,809    $     2,472,182
                                    Indiana                           86,500    $       237,633
                                    Iowa                              45,975    $       121,986
                                    Kansas                         9,232,096    $    20,768,033
                                    Kentucky                       4,882,856    $     5,553,268
                                    Louisiana                     97,434,852    $   218,242,182
                                    Michigan                      69,695,197    $   163,646,704
                                    Minnesota                      1,739,548    $     3,826,684
                                    Missouri                       8,553,134    $    20,716,149
                                    New Jersey                       866,615    $     2,016,039
                                    North Carolina                    46,899    $       127,377
                                    Ohio                           1,164,825    $     4,330,546
                                    Ontario, Canada                3,218,629    $     9,204,356
                                    Pennsylvania                   1,050,375    $     2,895,902
                                    Tennessee                      4,560,999    $    11,499,325
                                    Texas                         80,752,511    $     1,545,033
                                    West Virginia                    387,960    $     1,070,881

                  TOTAL NATURAL GAS                              481,710,910    $ 1,034,024,672

       Claimant did not purchase any manufactured gas outside the State of Michigan.

       ** Purchased gas data is not available by State or Country for Consumers.

         4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

                  (a) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

                           As of December 31, 1999, CMS Energy had interests in
                  25 EWGs and 10 foreign utility companies:

                           Centrales Termicas San Nicolas, S.A. ("CTSN") Rivadavia S/N
                           2900 San Nicolas
                           Prov. Buenos Aires, Argentina

                           CTSN, an Argentine company, is an EWG and is owner
                  and operator of a 650 MW power plant located in San Nicolas, Argentina, north of Buenos Aires, Argentina. The five-unit plant can be fueled by coal, petroleum coke, oil or natural gas. CMS Generation holds a 0.016% indirect ownership interest in CTSN. See CTSN, Section 4(b) and Exhibit C.

                           CMS Ensenada S.A. ("Ensenada")
                           Edificio Torre Catalinas Plaza
                           Ing. Butty 220 8th Floor
                           (1101) Buenos Aires, Argentina

                           Ensenada, an Argentine company, is an EWG and is the
                  owner of a 128 MW natural gas-fired power plant, located on the grounds of YPF S.A.'s La Plata oil refinery, located in the province of Buenos Aires, Argentina.

                           CMS Generation Cebu Limited Duration Company ("Cebu") c/o Maples and Calder
                           P.O. Box 309, Grand Cayman
                           Cayman Islands, British West Indies

                           Cebu, a Cayman Islands company, is an EWG and has
                  indirect ownership interests in two power plants totaling
                  134.5 MW generating capacity located in Toledo City, Cebu, Philippines, in the central island group of the Republic of the Philippines. The plants can be fueled by coal, oil or diesel fuel.

                           CMS Generation Cebu Operating Limited Duration
                           Company
                           ("Cebu Operating")
                           c/o Maples and Calder
                           P.O. Box 309, Grand Cayman
                           Cayman Islands, British West Indies

                           Cebu Operating, a Cayman Islands company, is an EWG
                  and is the operator of two power plants totaling 134.5 MW generating capacity, located in Toledo City, Cebu, Philippines, in the central island group of the Republic of the Philippines. The plants are owned by Toledo Power Company.

                           CMS Generation Horizon Energy Holdings Limited ("CMSG Horizon")
                           P.O. Box 3001
                           Ugland House, South Church Street
                           Grand Cayman, Cayman Islands, British West Indies

                           CMSG Horizon, a Cayman Islands company, is a foreign
                  utility company and is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

                           CMS Generation Michigan Power LLC
                           Fairlane Plaza South
                           330 Town Center Drive
                           Dearborn, Michigan 48126

                           CMS Generation Michigan Power LLC, a United States
                  company, is an EWG and owns a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 148 MW natural gas-fired peaking facility located in Gaylord, Michigan.

                           CMS Generation Operating Company
                           Fairlane Plaza South
                           330 Town Center Drive
                           Dearborn, Michigan 48126

                           CMS Generation Operating Company, a United States
                  company, is an EWG and is the operator of a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 148 MW natural gas-fired peaking facility located in Gaylord, Michigan.

                           CMS Generation Operating Company II, Inc.
                           ("CMSG Operating Company II")
                           Fairlane Plaza South
                           330 Town Center Drive
                           Dearborn, Michigan 48126

                           CMSG Operating Company II, a United States company,
                  is an EWG and is the operator of a 237 MW cogeneration facility located in Lakewood, New Jersey.

                           CMS Generation Pinamucan Limited Duration Company ("Pinamucan")
                           c/o Maples and Calder
                           P.O. Box 309, Grand Cayman
                           Cayman Islands, British West Indies

                           Pinamucan, a Cayman Islands company, is an EWG and is
                  located in Cavite Export Processing Zone, Rosario, Cavite, Philippines.

                           CMS Generation Pinamucan Operating Limited Duration Company
                           ("Pinamucan Operating")
                           c/o Maples and Calder
                           P.O. Box 309, Grand Cayman
                           Cayman Islands, British West Indies

                           Pinamucan Operating, a Cayman Islands company, is an
                  EWG and is located in Cavite Export Processing Zone, Rosario, Cavite, Philippines.8.

                           CMS International Operating Company
                           c/o Maples and Calder
                           Ugland House
                           P.O. Box 309, South Church Street
                           George Town, Cayman Islands, British West Indies

                           CMS International Operating Company, a Cayman Islands
                  company, is an EWG and is the operator of a 330 MW combined cycle thermal power plant under construction located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

                           CMS Morocco Operating Company SCA ("CMS Morocco") BP 99 Sidi Bouzid
                           El Jadida
                           Morocco

                           CMS Morocco, a Moroccan company, is an EWG that
                  operates two existing 330 MW electric generating plants and will operate two additional 348 MW electric generating plants to be constructed at the port of Jorf Lasfar on the Atlantic coast of Morocco.

                           CMS Operating S.A.
                           Edificio Torre Catalinas Plaza
                           Ing. Butty 220, 8th Floor
                           (1106) Buenos Aires, Argentina

                           CMS Operating S.A., an Argentine company, is an EWG
                  and has an ownership interest in and is the operator of Ensenada (see above); and has an ownership interest in Centrales Termicas Mendoza S.A., an Argentine company which owns a power generating facility located in Mendoza, Argentina, which currently generates 532 MW of power and can be fueled by natural gas, Oil or diesel fuel.

                           Compania Forca E Luz Cataguazes - Leopoldina
                           ("Cataguazes")
                           Praca Rui Barbosa, 80, 36770-000
                           Cataguazes, MG, Brazil

                           Cataguazes, a Brazilian company, is a foreign utility
                  company and owns and operates an electric distribution company located in the Brazilian states of Minas Gerais and Rio de Janeiro, serving approximately 319,000 customers.

                           Companhia Jaguari De Energia ("Jaguari")
                           Rua Padre Garcia Velho
                           73-6(degree) andar - conj. 61
                           Pinheiros
                           CEP 05421-030
                           Sau Paulo, SP, Brazil

                           Jaguari, a Brazilian company, is a foreign utility
                  company that owns and operates an electricity distribution concession located in the State of Sao Paulo. Jaguari is a non-traded utility company controlled by CPEE. Jaguari serves approximately 19,000 customers.

                           Companhia Luz E Forca De Mocaca ("Mococa")
                           Rua Padre Garcia Velho
                           73-5(degree) andar - conj. 51
                           Pinheiros
                           CEP 05421-030
                           Sau Paulo, SP, Brazil

                           Mococa, a Brazilian company, is a foreign utility
                  company that owns and operates an electricity distribution concession located in the State of Sao Paulo and the State of Minas Gerais. Mococa is a non-traded utility company controlled by CPEE. Mococa serves approximately 30,000 customers.

                           Companhia Paulista De Energia Electrica ("CPEE") Rua Padre Garcia Velho
                           73-7(degree) andar - conj. 73
                           CEP 05421-030
                           Sau Paulo, SP, Brazil

                           CPEE, a Brazilian company, is a foreign utility
                  company that owns and operates an electricity distribution concession in the State of Sao Paulo, Brazil and also has a controlling interest in 3 other non-traded utility companies which own and operate electricity distribution concessions located in the State of Sao Paulo and in the State of Minas Gerais. CPEE and its controlled companies serve approximately 140,000 customers. CPEE also owns a 7 percent interest in Investco S.A. which owns an 850 MW hydroelectric plant currently under construction.

                           Companhia Sul Paulista De Energia ("Paulista") Rua Padre Garcia Velho
                           73-7(degree) andar - conj. 71
                           Pinheiros
                           CEP 05421-030
                           Sau Paulo, SP, Brazil

                           Paulista, a Brazilian company, is a foreign utility
                  company that owns and operates an electricity distribution concession located in the State of Sao Paulo. Paulista is a non-traded utility company controlled by CPEE. Paulista serves approximately 48,000 customers.

                           Dearborn Generation Operating, L.L.C.
                           ("Dearborn Generation Operating")
                           Fairlane Plaza South
                           330 Town Center Drive
                           Dearborn, Michigan 48126

                           Dearborn Generation Operating, a United States
                  company, is an EWG and is the operator of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

                           Dearborn Industrial Generation, L.L.C.
                           ("Dearborn Industrial Generation")
                           Fairlane Plaza South
                           330 Town Center Drive
                           Dearborn, Michigan 48126

                           Dearborn Industrial Generation, a United States
                  company, is an EWG and is the owner of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

                           Empresa Distribuidora de Electricidad de Entre Rios S.A. ("EDEER")
                           25 de Mayo 139 (3100)
                           Parana, Entre Rios, Argentina

                           EDEER, an Argentine company, is a foreign utility
                  company and owns and operates an electric distribution company located North of Buenos Aires, in the Province of Entre Rios, Argentina, serving approximately 233,000 customers.

                           Empresa Energetica de Sergipe S.A. ("Energipe") Rua Itabaianinha, 66, CEP 49010-190
                           Aracaju, Sergipe, Brazil

                           Energipe, a Brazilian company, is a foreign utility
                  company and owns a concession right for electric distribution in the Brazilian state of Sergipe which services approximately 381,000 customers.

                           GMR Vasavi Power Corp.
                           ("GMR Vasavi")
                           25/1, SKIP House
                           Ground Floor
                           Museum Road
                           Bangalore 560 025
                           India

                           GMR Vasavi, an Indian company, is an EWG and owns a
                  200 MW diesel-fired power plant located in Basin Bridge in Chennai (f.k.a. Madras), Tamil Nadu, India.

                           GVK Industries Limited ("GVK")
                           Road No. 1
                           Banjara Hills, Hyderabad
                           India

                           GVK, an Indian company, is an EWG and is owner of a
                  235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India.

                           Hidroelectrica El Chocon, S.A. ("Hidroelectrica") 8311 Neuquen
                           Neuquen Province, Argentina

                           Hidroelectrica, an Argentine company, is an EWG and
                  holds a thirty-year concession to operate two hydroelectric power plants located 26 kilometers apart on the Limay River in western Argentina. These plants have a total generating capacity of 1,320 MW.

                           Horizon Energy Holdings Limited
                           ("Horizon Energy")
                           P.O. Box 3001
                           Ugland House, South Church Street
                           Grand Cayman, Cayman Islands, British West Indies

                           Horizon Energy, a Cayman Islands company, is a
                  foreign utility company and is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

                           Jamaica Private Power Company Limited ("Jamaica Private Power")
                           100 Windward Road,
                           Kingston 2,
                           Jamaica, W.I.

                           Jamaica Private Power, a Jamaican company, is an EWG
                  and is the owner of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

                           Jegurupadu Operating and Maintenance Company
                           ("Jegurupadu Operating")
                           F-40, N.D.S.E., Part I
                           New Delhi 110 149
                           India

                           Jegurupadu Operating, a Mauritius company, is an EWG
                  and is the operator of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India. The plant is owned by GVK Industries Limited.

                                                                              32
                           Jorf Lasfar Energy Company SCA ("Jorf Lasfar")
                           BP 99 Sidi Bouzid
                           El Jadida
                           Morocco

                           Jorf Lasfar, a Moroccan company, is an EWG that
                  operates through a subcontractor, CMS Morocco Operating Company SCA, two existing 330 MW electric generating plants and will construct and operate through a different subcontractor two additional 348 MW electric generating plants located at the port of Jorf Lasfar on the Atlantic coast of Morocco.

                           Lakewood Cogeneration, LP ("Lakewood")
                           123 Energy Way
                           Lakewood, New Jersey 08701

                           Lakewood, a Delaware limited partnership, is an EWG
                  and is owner and operator of a 237 MW Cogeneration facility located in Lakewood, New Jersey. The two-unit plant can be fueled by natural gas or household heating oil.


                           National Power Supply Co. Ltd.
                           ("National Power Supply")
                           Fairlane Plaza South
                           330 Town Center Drive
                           Dearborn, MI 48126

                           National Power Supply, a Thailand company, is an EWG
                  and is the owner and operator of two approximately 150 MW coal-fired cogeneration units under construction with biomass fuel capability in the Tha Thuom area, Pranchiburi province, approximately 140 kilometers east of Bangkok, Thailand.

                           PanEnergy Lake Charles Generation, Inc.
                           ("PanEnergy Lake Charles Generation")
                           5444 Westheimer Road
                           Houston, Texas 77056

                           PanEnergy Lake Charles Generation, a United States
                  company, is an EWG and is the owner of 50% undivided interest in an electric generating facility with a nominal capacity of 32 MW (16 MW of which is available through the currently operable generator) located near Lake Charles, Louisiana. The facility is operated by Trunkline LNG Company.

                           Private Power Operators Limited ("Private Power") 100 Windward Road
                           Kingston 2,
                           Jamaica, W.I.

                  Private Power, a Jamaican company, is an EWG and is the operator of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

                                                                              33
                           Sistema Electrico Nueva Esparta C.A. ("SENECA") Centro Comercial El Angel
                           Local 16 Porlamar (6301)
                           Isla de Margarita, Venezuela

                           SENECA, a Venezuelan company, is a foreign utility
                  company and is the owner of 150 MW of diesel-fired power generation units located on Margarita Island, Venezuela. SENECA also owns and operates an electric distribution system located on Margarita Island, Venezuela, serving approximately 92,000 customers.

                           Takoradi International Company
                           c/o Maples and Calder
                           Ugland House
                           P.O. Box 309, South Church Street
                           George Town, Cayman Islands, British West Indies

                           Takoradi International Company, a Cayman Islands
                  company, is an EWG and is the owner of a 330 MW combined cycle thermal power plant under construction located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

         (b) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

                  CTSN
                  In May 1993, Inversora San Nicolas S.A. purchased 88% share in CTSN. The remaining 12% interest was held by the Argentine government on behalf of the facility's employees. On July 7, 1995, AES Argentina, Inc. purchased a 99.9% ownership interest in CMS Generation San Nicolas Company, represented by 9,990 newly-issued shares, leaving CMS Generation Co.
                  with a 0.016% indirect ownership interest in CTSN. See
                  Exhibit C.

                  Ensenada
                  CMS Operating S.A. owns 100% of Ensenada.  See Exhibit C.

                  Cebu
                  CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of Cebu. See Exhibit C.

                  Cebu Operating
                  CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of CMS Generation Cebu Operating. See Exhibit C.

                  CMSG Horizon
                  CMS Generation Loy Yang Holdings II, a wholly owned subsidiary of CMS Generation Investment Company I, owns 100% of CMSG Horizon. See Exhibit C.

                  CMS Generation Michigan Power LLC
                  CMS Generation Co. owns 100% of CMS Generation Michigan Power LLC. See Exhibit C.

                  CMS Generation Operating Company
                  CMS Generation Co. owns 100% of CMS Generation Operating Company. See Exhibit C.

                  CMSG Operating Company II
                  HYDRA-CO. Enterprises, Inc., owns 100% of CMSG Operating Company II. See Exhibit C.

                  Pinamucan
                  CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of Pinamucan. See Exhibit C.

                  Pinamucan Operating
                  CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of Pinamucan Operating.
                  See Exhibit C.

                  CMS International Operating Company
                  CMS Generation Co. owns 100% of CMS International Operating Company. See Exhibit C.

                  CMS Morocco
                  Jorf Lasfar Operations Handelsbolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company own 99.7%, 0.1%, 0.1%, and 0.1%, respectively, of CMS Morocco. See Exhibit C.

                  CMS Operating S.A.
                  CMS Enterprises Company and CMS Generation Holdings Company, own 99% and 1%, respectively of CMS Operating S.A. See Exhibit C.

                  Cataguazes
                  Cataguazes is owned 21.56% by CMS Brazil Energia Limitada, 9.18% by Itacatu, S.A., and 51% by GIPAR, S.A. See Exhibit C.

                  Jaguari
                  Jaguari is 79.99% owned by Paulista and 19.99% owned by CPEE. See CPEE below and Exhibit C.

                  Mococa
                  Mococa is 76.47% owned by CPEE and 22.71% owned by Jaguari. See CPEE below and Exhibit C.

                  CPEE
                  CMS Brasil Energia Ltda. owns 95.83% of CPEE.  See Exhibit C.

                  Paulista
                  Paulista is 87.27% owned by CPEE. See CPEE above and Exhibit
                  C.

                  Dearborn Generation Operating
                  CMS Generation Co. owns 100% of Dearborn Generation Operating. See Exhibit C.

                  Dearborn Industrial Generation
                  Dearborn Industrial Energy L.L.C. owns 100% of Dearborn Industrial Generation. See Exhibit C.

                  EDEER
                  Inversora en Distribucion de Entre Rios S.A. owns 90% of the shares of EDEER. See Exhibit C.

                  Energipe
                  Energisa S.A. owns 84% of Energipe. Cataguazes owns 12.18% of Energipe. See Cataguazes above and Exhibit C.

                  GMR Vasavi
                  Monetize Limited, a wholly owned subsidiary of CMS Generation Investment Company I, owns 49% of GMR Vasavi. See Exhibit C.

                  GVK
                  Jegurupadu CMS Generation Company Limited, owns 18.75% of GVK. See Exhibit C.

                  Hidroelectrica
                  CMS Generation S.A. owns 2.48% of Hidroelectrica. Hidroinvest, S.A. owns 59% of Hidroelectrica. CMS Generation, S.A. owns 25% of Hidroinvest, S.A. See Exhibit C.

                  Horizon Energy
                  CMS Generation Loy Yang Holdings I, a wholly owned subsidiary of CMS Generation Investment Company I, owns 100% of Horizon Energy. See Exhibit C.

                  Jamaica Private Power
                  HCE-Rockfort Diesel, owns 43.93% of Jamaica Private Power. See Exhibit C.

                  Jegurupadu Operating
                  Jegurupadu O&M Company Mauritius, owns 60% of Jegurupadu Operating. See Exhibit C.

                  Jorf Lasfar
                  Jorf Lasfar I Handelsbolag, Jorf Lasfar Power Energy Handelsbolag, and Jorf Lasfar Handelsbolag, own 25%, 23% and 2%, respectively, of Jorf Lasfar. See Exhibit C.

                  Lakewood
                  HCE-Lakewood, Inc. owns a 1% interest as a General Partner in Lakewood Cogeneration, LP. HYDRA-CO Enterprises, Inc. owns a 78% ownership interest as a Limited Partner in Lakewood. CMS Generation Lakewood Company owns a 1% interest in Lakewood. See Exhibit C.

                  National Power Supply
                  CMS Generation owns 100% of CMS Generation Operating Company I, which owns 66.24% of National Power Supply. See Exhibit C.

                  PanEnergy Lake Charles Generation
                  Trunkline Field Services Company owns 100% of PanEnergy Lake Charles Generation. See Exhibit C.

                  Private Power
                  HCO-Jamaica, Inc., owns 50% of Private Power. See Exhibit C.

                  SENECA
                  CMS Electric and Gas Company owns 90% of ENELMAR. ENELMAR owns 70% of SENECA. See Exhibit C.

                  Takoradi International Company
                  CMS Takoradi Investment Company II owns 90% of Takoradi International Company. See Exhibit C.

         (c) TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

                  CTSN
                  As of December 31, 1999, CMS Generation San Nicolas Company had invested approximately $13 million of equity in CTSN. CMS Energy has been released from all guarantees related to CTSN.

                  Ensenada
                  As of December 31, 1999, CMS Operating S.A. had invested approximately $39 million of equity in Ensenada.

                  Cebu
                  As of December 31, 1999, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $16 million of equity in Cebu.

                  Cebu Operating
                  As of December 31, 1999, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $700 thousand of equity in CMS Generation Cebu Operating.

                  CMSG Horizon
                  As of December 31, 1999, CMS Generation Investment Company I had invested approximately $143 million in CMS Generation Loy Yang Holdings 2 and advanced approximately $158 million to CMSG Horizon.

                  CMS Generation Michigan Power LLC
                  As of December 31, 1999, CMS Generation Co. had invested approximately $221 million of equity in CMS Generation Michigan Power LLC.

                  CMS Generation Operating Company
                  As of December 31, 1999, there were no investments made in CMS Generation Operating Company.

                  CMSG Operating Company II
                  As of December 31, 1999, there were no investments made in CMSG Operating Company II.

                  Pinamucan
                  As of December 31, 1999, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $500 thousand of equity in CMS Generation Pinamucan.

                  Pinamucan Operating
                  As of December 31, 1999, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $200 thousand of equity in Pinamucan Operating.

                  CMS International Operating Company
                  As of December 31, 1999, there were no investments in CMS International Operating Company.

                  CMS Morocco
                  As of December 31, 1999, Jorf Lasfar Operations Handelsbolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company, had invested approximately $12,000 of equity in CMS Morocco.

                  CMS Operating S.A.
                  As of December 31, 1999, CMS Generation Co. had invested approximately $245 million of equity in CMS Operating S.A.

                  Cataguazes
                  As of December 31, 1999, CMS Brazil Energia Ltda. had invested $180.7 million and CMS Distribuidora Ltda. had invested $19.4 million in Cataguazes.

                  Jaguari
                  As of December 31, 1999, Paulista has invested $16 million in Jaguari and CPEE has invested $4 million in Jaguari.

                  Mococa
                  As of December 31, 1999, Jaguari has invested $4 million in Mococa and CPEE has invested $12 million in Mococa.

                  CPEE
                  As of December 31, 1999, CMS Brazil Energia has invested $87 million in CPEE.

                  Paulista
                  As of December 31, 1999, CPEE has invested $19 million in Paulista.

                  Dearborn Generating Operating
                  As of December 31, 1999, there were no investments made in Dearborn Generation Operating.

                  Dearborn Industrial Generation
                  As of December 31, 1999, CMS Generation had invested $129 million in Dearborn Industrial Generation, LLC.

                  EDEER
                  As of December 31, 1999, CIEESA had invested $86 million in EDEER.

                  Energipe
                  As of December 31, 1999, CMS Distribuidora Ltda. had invested $10.1 million in Energisa.

                  GMR Vasavi
                  As of December 31, 1999, Monetize Ltd. had invested $29 million in GMR Vasavi.

                  GVK
                  As of December 31, 1999, Jegurupadu CMS Generation Company Limited had invested $21 million of equity in GVK Industries, directly and indirectly through Classic Investment I and Classic Investment II.

                  Hidroelectrica
                  As of December 31, 1999, CMS Generation, S.A. had invested approximately $51 million of equity in, and advanced approximately $12.5 million of loans to, Hidroelectrica. CMS Generation, S.A. was a co-applicant for certain letters of credit required in connection with the acquisition of the concession, and CMS Energy has guaranteed up to approximately $15 million of reimbursement obligations relating to these letters of credit. CMS Energy has also guaranteed on behalf of Hidroelectrica approximately $13 million in connection with the Guaranteed Indebtedness Credit Agreement dated as of December 15, 1993 between Hidroelectrica and The Chase Manhattan Bank.

                  Horizon Energy
                  As of December 31, 1999, CMS Generation Investment Company I had invested approximately $141 million in CMS Generation Loy Yang Holdings 1 and advanced approximately $157 million to Horizon Energy.

                  Jamaica Private Power
                  As of December 31, 1999, HCE Rockfort Diesel, had invested approximately $21 million in Jamaica Private Power.

                  Jegurupadu Operating
                  As of December 31, 1999, Jegurupadu O&M Company had invested approximately $200 thousand of equity in Jegurupadu Operating, directly and indirectly through Classic Investment I and Classic Investment II.

                  Jorf Lasfar
                  As of December 31, 1999, Jorf Lasfar I Handelsbolag, Jorf Lasfar Power Energy Handelsbolag, and Jorf Lasfar Handelsbolag, had invested approximately $30,000 of equity in Jorf Lasfar.

                  Lakewood
                  As of December 31, 1999, HCE-Lakewood, Inc. had invested $510,000 of equity in Lakewood. HYDRA-CO Enterprises, Inc. had invested $36,169,000 of equity in Lakewood.

                  National Power Supply
                  As of December 31, 1999, CMS Generation Investment Company I had invested approximately $89 million of equity in National Power Supply.

                  PanEnergy Lake Charles Generation
                  As of December 31, 1999, Trunkline Field Services Company had invested approximately $4 million of equity in PanEnergy Lake Charles Generation.

                  Private Power
                  As of December 31, 1999, there were no investments made in Private Power.

                  SENECA
                  As of December 31, 1999, ENELMAR had invested $63 million in SENECA.

                  Takoradi International Company
                  As of December 31, 1999, CMS Generation Investment Company I had invested approximately $65 million in Takoradi International Company.

        (d) CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.


         *CTSN:
         ------
                                                                                $    (000s)
                  Capitalization at 12/31/99                                    ----------

                           Bank Loans                                           $
                                                                                ----------
                           Long Term Debt (Partners Loans)                      $
                                                                                ----------
                           Shareholders' Equity                                 $
                                                                                ----------

                  Total Capitalization                                          $
                                                                                ----------
                  Net Income (Loss) for the
                    period ended 12/31/99                                       $
                                                                                ==========


* As stated in Claimant's Form U-3A-2 filed February 29, 1996, due to the nominal interest (.016%) of CTSN indirectly owned by CMS Generation Co., capitalization and earnings information of CTSN continues to be unavailable.

                                                                             40
         Ensenada


                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $         12
                                                                                ------------
                           Irrevocable Contributions                            $     39,117
                                                                                ------------
                           Return of Capital                                    $          0
                                                                                ------------

                                    Total                                       $     39,129
                                                                                ============


                  Net Income (Loss) for the period
                           ended 12/31/99                                       $        759
                                                                                ============

         Cebu
         ----                                                                   $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $     14,769
                                                                                ------------
                           Cumulative Translation Adjustment                    $     (5,301)
                                                                                ============

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $      1,480
                                                                                ============

         Cebu Operating
         --------------                                                         $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $      1,353
                                                                                ------------
                           Cumulative Translation Adjustment                    $         11
                                                                                ------------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $        297
                                                                                ============

         CMSG Horizon
         ------------
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholder's Equity                                 $     62,206
                                                                                ------------
                           Cumulative Translation Adjustment                    $    (42,815)
                                                                                ------------

                  Net Income (Loss) for the
                           period ended 12/31/99                                $    (17,378)
                                                                                ============

         CMS Generation Michigan Power LLC
         ---------------------------------
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholder's Equity                                 $     74,749
                                                                                ------------

                  Net Income (Loss) for the
                           period ended 12/31/99                                $        (83)
                                                                                ============

         CMS Generation Operating Company
         --------------------------------


                  Capitalization at 12/31/99                                    $      (000s)
                                                                                ------------

                           Shareholder's Equity                                 $      4,542
                                                                                ------------

                  Net Income (Loss) for the
                           period ended 12/31/99                                $      1,006
                                                                                ============

         CMSG Operating Company II
         -------------------------                                              $      (000s)
                                                                                 ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $      4,318
                                                                                ------------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $        817
                                                                                ============

         Pinamucan
         ---------                                                              $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $     (3,696)
                                                                                ------------
                           Cumulative Translation Adjustment                    $       (233)
                                                                                ------------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $     (1,654)
                                                                                ============

         Pinamucan Operating
         -------------------                                                    $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $       (787)
                                                                                ------------
                           Cumulative Translation Adjustment                    $         43
                                                                                ------------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $     (1,331)
                                                                                ============

         CMS International Operating Company
         -----------------------------------                                    $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $      7,293
                                                                                ------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $      3,673
                                                                                ============

         CMS Morocco
         -----------                                                            $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $      7,293
                                                                                ------------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $      3,673
                                                                                ============


         CMS Operating S.A.
         ------------------                                                     $       (000s)
                                                                                -------------
                  Capitalization at 12/31/99

                           Shareholders Equity                                  $      35,785
                                                                                -------------
                           Irrevocable Contributions                            $     245,369
                                                                                -------------

                                    Total                                       $     281,154
                                                                                -------------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $       5,052
                                                                                =============

         Cataguazes
         ----------


                  Capitalization at 12/31/99                                    $       (000s)
                                                                                -------------
                           Stockholder's Equity                                 $     206,347
                                                                                -------------

                  Net Income (Loss) for the
                           period ended 12/31/99                                $     (19,195)
                                                                                =============

         Jaguari
         -------

                  Capitalization at 12/31/99                                    $       (000s)
                                                                                -------------
                           Shareholders' Equity                                 $      20,573
                                                                                -------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $       3,406
                                                                                =============

         Mococa
         ------

                  Capitalization at 12/31/99                                    $       (000s)
                                                                                -------------
                           Shareholders' Equity                                 $       8,717
                                                                                -------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $       1,533
                                                                                =============


         CPEE
         ----                                                                   $       (000s)
                                                                                -------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $      43,035
                                                                                -------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $       4,930
                                                                                =============

         Paulista
         --------                                                               $       (000s)
                                                                                -------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $      32,634
                                                                                -------------


                                                                              43


                  Net Income (Loss) for the
                     period ended 12/31/99                                      $      5,999
                                                                                ============

         Dearborn Generating Operating
         -----------------------------                                          $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $        807
                                                                                ------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $        807
                                                                                ============

         Dearborn Industrial Generation
         ------------------------------                                         $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $    135,774
                                                                                ------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $      6,630
                                                                                ============

         EDEER
         -----                                                                  $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $    183,786
                                                                                ------------

                  Net Income for the period
                           Ended 12/31/99                                       $      4.024
                                                                                ============

         Energipe
         --------
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Stockholder's Equity                                 $    240,052
                                                                                ------------

                  Net Income (Loss) for the
                           period ended 12/31/99                                $     (7,876)
                                                                                ============


         GMR Vasavi
         ----------
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholder's Equity                                 $     21,163
                                                                                ------------

                  Net Income (Loss) for the
                           period ended 12/31/99                                $     11,407
                                                                                ============

         GVK
         ---                                                                    $      (000s)
                                                                                 ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $    99,720
                                                                                -----------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $    11,944
                                                                                ===========


         Hidroelectrica:
                                                                                $     (000s)
                                                                                -----------
                  Capitalization at 12/31/99

                           Bank Loans                                           $   200,000
                                                                                -----------
                           Shareholders' Equity                                 $   350,075
                                                                                -----------

                  Total Capitalization                                          $   550,075
                                                                                ===========

                  *Net Income (Loss) for the
                    period ended 09/30/99                                       $    16,529
                                                                                ===========

*Latest financial information available.

         Horizon Energy

                  Capitalization at 12/31/99                                    $     (000s)
                                                                                -----------

                           Shareholder's Equity                                 $       828
                                                                                -----------

                  Net Income (Loss) for the
                           period ended 12/31/99                                $    (8,976)
                                                                                 ==========

         Jamaica Private Power
                                                                                $     (000s)
                                                                                -----------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $    43,389
                                                                                -----------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $     4,181
                                                                                ===========

         Jegurupadu Operating
                                                                                $     (000s)
                                                                                -----------
                  Capitalization at 12/31/99 (estimates)

                           Shareholders' Equity                                 $      (164)
                                                                                -----------
                           Advance on Equity                                    $       -0-
                                                                                -----------
                           Cumulative Translation Adjustment                    $      (127)
                                                                                -----------

                  Net Income (Loss) for the
                    period ended 12/31/99 (estimate)                            $        79
                                                                                ===========

         Jorf Lasfar
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $    177,185
                                                                                ------------
                           Long Term Loans                                      $    932,933
                                                                                ------------

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $     76,128
                                                                                ============

         Lakewood
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Bank Loans                                           $    174,235
                                                                                ------------
                           Shareholders' Equity                                 $     42,740
                                                                                ------------

                  Total Capitalization                                          $    216,975
                                                                                ============

                  Net Income (Loss) for the
                    period ended 12/31/99                                       $      7,570
                                                                                ============

         National Power Supply
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $    134,141
                                                                                ------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $        158
                                                                                ============

         PanEnergy Lake Charles Generation
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $      3,804
                                                                                ------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $        204
                                                                                ============

         Private Power
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99
                           Shareholders' Equity                                 $         10
                                                                                ------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $        -0-
                                                                                ============

         SENECA

                  Capitalization at 12/31/99                                    $      (000s)
                                                                                ------------
                           Shareholder's Equity                                 $     78,584
                                                                                ------------

                                                                              46

                  Net Income (Loss) for the
                           period ended 12/31/99                                $    (17,907)
                                                                                ============
         Takoradi International Company
                                                                                $      (000s)
                                                                                ------------
                  Capitalization at 12/31/99

                           Shareholders' Equity                                 $     64,916
                                                                                ------------

                  Net Income (Loss) for the
                     period ended 12/31/99                                      $        -0-
                                                                                ------------


     (e) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACTS(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).

     As of December 31, 1999, Centrales Termicas Mendoza, S.A., has a Contract of Operation with CMS Operating S.A. This is a consulting contract in connection with the operation and maintenance of the eligible facility. Total fees earned in 1999 were $1,309,778.

     As of December 31, 1999, CMS Ensenada S.A. maintains a 7 year Operating and Maintenance Agreement with CMS Operating S.A. to operate and maintain the La Plata cogeneration plant. This agreement took effect in 1997. Total fees earned in 1999 were $500,004.

     As of December 31, 1999, Toledo Power Company, owned 47.5% by Cebu, has an operating agreement, effective January 1, 1996, with CMS Generation Cebu Operating Limited Duration Company. Total fees earned in 1999 were $587,475.

     As of December 31, 1999, total Industry Expertise fee earned by CMS Generation Horizon Energy Holding from Loy Yang were $6,350,802.

     As of December 31, 1999, EDEER has a Management, Supervision and Technical Assistance Contract with CMS Electric and Gas Company. This is a consulting contract in connection with the operation and maintenance of the foreign utility. Total fees earned in 1999 were $1,353,057.

     As of December 31, 1999, GVK Industries, has a restated 10 year Operation and Maintenance Agreement with Jegurupadu Operating, effective on the commercial operation date of the steam turbine unit. Total fees earned in 1999 were $580,886.

     As of December 31, 1999, Jamaica Private Power has an operating agreement with Private Power. Total fees earned in 1999 were $140,880.

     As of December 31, 1999, Jorf Lasfar has an Operating and Maintenance Agreement with CMS Morocco, effective September 4, 1997. Total fees earned in 1999 under the Operating and Maintenance Agreement were $6,696,531. As of December 31, 1999, Jorf Lasfar has a Construction Management Agreement with CMS Resource Development. Total fees earned in 1999 under the Construction Management Agreement were $2,400,000.

     As of December 31, 1999, Lakewood maintains a 21 year Operating and Maintenance Agreement with CMSG Operating Company II to operate and maintain the EWG. There is an Administrative and General Agreement between Lakewood Cogeneration, LP and HYDRA-CO Enterprises which expires November 2012 to maintain the business administration of the EWG. Total fees earned in 1999 were:

         Operator Fees                                        $   472,269
         Administrative Fees                                      329,472
                                                              -----------
         Total Fees                                           $   801,741
                                                              ===========

     As of December 31, 1999, Michigan Power, LLC has an operating and maintenance agreement. Total fees earned in 1999 were $108,337.

     On November 25, 1998, CMS Venezuela entered into a Management, Supervision and Technical Assistance Agreement with SENECA which became effective on January 1, 1999. Total fees earned in 1999 were $1,391,000.

     As of December 31, 1999, CMS Generation Company has a Secondment Agreement to second key operational and maintenance personnel to National Power Supply. No fees were earned under this agreement in 1999.

 The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 29th day of February, 2000.

                                       CMS ENERGY CORPORATION,
                                           a Michigan corporation


[CORPORATE SEAL]                       By  /s/ Rodger A. Kershner
                                          -------------------------------------
                                                Rodger A. Kershner
                                                Senior Vice President and
                                                    General Counsel









ATTEST:

/s/ Thomas A. McNish
---------------------------
Thomas A. McNish
Vice President and Secretary

Name, title, and address of officer to whom notices and correspondence concerning this Statement should be addressed:

                            Rodger A. Kershner
                            Senior Vice President and
                                 General Counsel
                            CMS Energy Corporation
                            Fairlane Plaza South
                            Suite 1100
                            330 Town Center Drive
                            Dearborn, Michigan 48126

                                    EXHIBIT A


   A consolidating statement of income and surplus of CMS Energy and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of CMS Energy and its subsidiary companies as of the close of such calendar year is attached.

                             CMS ENERGY CORPORATION
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                     (In Millions, except Per Share Amounts)

                                                                Consumers         CMS            Inter-
                                                                  Energy     Enterprises        company     CMS Energy
                                               CMS Energy        Company       Company          Elimina-    Corporation
                                                Corp.(1)          Consol.      Consol.           tions        Consol.
Operating Revenue
   Electric utility                                $    -          $2,667         $    -          $    -         $2,667
   Gas utility                                          -           1,156              -               -          1,156
   Independent power production                         -              50            340               -            390
   Oil and gas exploration
     and production                                     -               -            117             (19)            98
   Natural gas transmission,
     storage and processing                             -               -            819             (34)           785
   Marketing, services and trading                      -               -            866             (67)           799
   Other                                               14               1            194              (1)           208
                                                   ------          ------         ------          ------         ------
      Total operating revenue                          14           3,874          2,336            (121)         6,103
                                                   ------          ------         ------          ------         ------
Operating Expenses
   Fuel for electric generation                         -             336             70               -            406
   Purchased power -
     related parties                                    -             560              -               -            560
   Purchased and interchange
     power                                              -             297            212               -            509
   Cost of gas sold                                     -             637          1,027            (118)         1,546
   Other operation expense                            (14)            570            552              (3)         1,105
   Maintenance                                          -             174             42               -            216
   Depreciation, depletion
     and amortization                                   2             424            169               -            595
   General taxes                                        -             201             53               -            254
                                                   ------          ------         ------          ------         ------
      Total operating expenses                        (12)          3,199          2,125            (121)         5,191
                                                   ------          ------         ------          ------         ------
Pretax Operating Income (Loss)                         26             675            211               -            912
                                                   ------          ------         ------          ------         ------
Other Income (Deductions)
  Dividends and interest
    from affiliates                                    27              11              5             (43)             -
   Accretion income                                     -               4              -               -              4
   Accretion expense                                    -             (14)             -               -            (14)
   Other, net                                         436              17              3            (436)            20
                                                   ------          ------         ------          ------         ------
      Total other income
        (deductions)                                  463              18              8            (479)            10
                                                   ------          ------         ------          ------         ------
Fixed Charges
   Interest on long-term debt                         264             140             98               -            502
   Other interest                                       1              41             44             (28)            58
   Capitalized interest                                 -               -            (41)              -            (41)
   Preferred dividends                                  -               6              7              (7)             6
   Preferred securities distributions                  35              21              -               -             56
                                                   ------          ------         ------          ------         ------
      Net fixed charges                               300             208            108             (35)           581
                                                   ------          ------         ------          ------         ------
Income (Loss) Before Income Taxes                     189             485            111            (444)           341

Income Taxes                                          (95)            172            (13)              -             64
                                                   ------          ------         ------          ------         ------
Consolidated Net Income (Loss) before
   Common Stock Dividends                             284             313            124            (444)           277

Dividends on Common Stock                             170             262              -            (269)           163
                                                   ------          ------         ------          ------         ------
Consolidated Net Income (Loss) after
  Common Stock Dividends                           $  114          $   51         $  124          $ (175)        $  114
                                                   ======          ======         ======          ======         ======
Average Number of CMS Energy Common Shares Outstanding                                                          110,140

Basic Earnings Per CMS Energy Average Common Share                                                               $ 2.18

Diluted Earnings Per CMS Energy Average Common Share                                                             $ 2.17




(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)

                                               Michigan       Huron         CMS                     Inter-    Consumers
                                Consumers        Gas          Hydro-      Midland        CMS       company      Power
                                 Energy        Storage       carbons     Holdings      Midland     Elimina-    Company
                                Company(2)     Company         Inc.       Company        Inc.       tions      Consol.
Operating Revenue
   Electric                         $2,667       $    -       $    -       $    -       $    -       $    -      $2,667
   Gas                               1,150           23            -            -            -          (17)      1,156
   Other                                 2            -            -           11           39           (1)         51
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue        3,819           23            -           11           39          (18)      3,874
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation        336            -            -            -            -            -         336
   Purchased power -
     related parties                   560            -            -            -            -            -         560
   Purchased and interchange
     power                             297            -            -            -            -            -         297
   Cost of gas sold                    654            -            -            -            -          (17)        637
   Other operation expense             563            8            -            -            -           (1)        570
   Maintenance                         171            3            -            -            -            -         174
   Depreciation, depletion
     and amortization                  421            2            -            -            1            -         424
   General taxes                       199            2            -            -            -            -         201
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses       3,201           15            -            -            1          (18)      3,199
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income                618            8            -           11           38            -         675
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Dividends and interest
    from affiliates                     34            -            -            -            -          (23)         11
   Accretion income                      4            -            -            -            -            -           4
   Accretion expense                   (14)           -            -            -            -            -         (14)
   Other, net                           54            -            1            -            -          (38)         17
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    78            -            1            -            -          (61)         18
                                    ------       ------       ------       ------       ------       ------      ------
Interest Charges
   Interest on long-term debt          139            1            -            -            -            -         140
   Other interest                       63            -            -            -            -          (22)         41
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net interest charges             202            1            -            -            -          (22)        181
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes      494            7            1           11           38          (39)        512

Income Taxes                           154            3            -            2           13            -         172
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                      340            4            1            9           25          (39)        340

Preferred Stock Dividends                6            -            -            -            -            -           6

Preferred Securities Distribution       21            -            -            -            -            -          21
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss) Available
  to Common Stockholder                313            4            1            9           25          (39)        313

Dividends on Common Stock              262            -            -            -            -            -         262
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss) After Common
   Dividends                        $   51       $    4       $    1       $    9       $   25       $  (39)     $   51
                                    ======       ======       ======       ======       ======       ======      ======


(2) Represents Consumers Energy Company, CMS Engineering Company, ES Services Company and Consumers EnergyGuard Services, Inc. consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)

                                                 CMS         CMS                                             CMS Gas
                                   CMS         Oil and    Generation       CMS           CMS        CMS      Trans. &
                               Enterprises     Gas Co.        Co.        Capital        Land       MS & T    Stor. Co.
                                Company(3)     Consol.      Consol.        Corp.       Company    Company     Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    -       $  143       $    -       $    -       $    -       $    -      $    -
   Independent power production          -            -          340            -            -            -           -
   Natural gas transmission, storage
     and processing                      -            -            -            -            -            -         854
   Marketing, services and trading                                                                       872
   Other                                (7)           -            -           17            5            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           (7)         143          340           17            5          872         854
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -           72            -            -            -           -
   Purchased and interchange
     power                               -            -           22            -            -          108           -
   Cost of gas sold                      -            -            -            -            -          705         387
   Other operation expense              13           75           92            2            -           50         256
   Maintenance                           -            2           10            -            -            -          27
   Depreciation, depletion
     and amortization                    -           44           34            -            -            3          68
   General taxes                         1            5            2            -            -            2          26
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          14          126          232            2            -          868         764
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)         (21)          17          108           15            5            4          90
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Dividends and interest
     from affiliates                     3            -            1           25            -            1           4
   Other, net                          142            -            4            -            -            -          (3)
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                   145            -            5           25            -            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -           12           25            -            -            -          61
   Other interest                        2            3           16           34            -            1           9
   Capitalized interest                  -           (2)         (31)           -            -            -          (8)
   Preferred dividends                   7            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  9           13           10           34            -            1          62
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes      115            4           103           6            5            4          29
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                           (17)         (14)          17            2            2            2         (15)
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $  122       $   18       $   86       $    4       $    3       $    2      $   44
                                    ======       ======       ======       ======       ======       ======      ======







                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)

                                     CMS          CMS        Inter-         CMS
                                  Electric       Lake       company     Enterprises
                                    & Gas      Muskegon     Elimina-      Company
                                   Company     Company       tions        Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    -       $    -       $  (26)      $  117
   Independent power production          -            -            -          340
   Natural gas transmission, storage
     and processing                      -            -          (35)         819
   Marketing, services and trading                    -           (6)         866
   Other                               177            2            -          194
                                    ------       ------       ------       ------
      Total operating revenue          177            2          (67)       2,336
                                    ------       ------       ------       ------
Operating Expenses
   Fuel for electric generation          -            -           (2)          70
   Purchased and interchange
     power                              82            -            -          212
   Cost of gas sold                      -            -          (65)       1,027
   Other operation expense              64            -            -          552
   Maintenance                           3            -            -           42
   Depreciation, depletion
     and amortization                   20            -            -          169
   General taxes                        17            -            -           53
                                    ------       ------       ------       ------
      Total operating expenses         186            -          (67)       2,125
                                    ------       ------       ------       ------
Pretax Operating Income (Loss)          (9)           2            -          211
                                    ------       ------       ------       ------
Other Income (Deductions)
   Dividends and interest
     from affiliates                     -            -          (29)           5
   Other, net                            2            -         (142)           3
                                    ------       ------       ------       ------
   Total other income
        (deductions)                     2            -         (171)           8
                                    ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -           98
   Other interest                       12            -          (33)          44
   Capitalized interest                  -            -            -          (41)
   Preferred dividends                   -            -            -            7
                                    ------       ------       ------       ------
      Net fixed charges                 12            -          (33)         108
                                    ------       ------       ------       ------
Income (Loss) Before Income Taxes      (19)           2         (138)         111
                                    ------       ------       ------       ------
Income Taxes                            (1)           1            -          (13)
                                    ------       ------       ------       ------
Net Income (Loss)                   $  (18)      $    1       $ (138)      $  124
                                    ======       ======       ======       ======



(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., Monarch Management Corporation, CMS Resource Development Company, CMS Comercializadora de Energia S.A., CMS Energy Asia Private Limited, CMS Energy South America Company and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Lake Muskegon Company, CMS Marketing, Services and Trading Company, CMS Gas Transmission and Storage Company, CMS Electric and Gas Company and CMS Capital Corporation included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)



                                               CMS          CMS                        CMS                       CMS
                                   CMS         O&G       Oil & Gas       Terra      Oil & Gas    CMS NOMECO   Oil & Gas
                               Oil and Gas     Alba      International  Energy,      Ecuador      Venezuela      Congo
                                Company(4)      LDC      Co. Consol.      Ltd.         LDC           LDC          Ltd.
Operating Revenue
   Oil and gas exploration
     and production                 $   26       $    2       $   34       $   14       $   23       $   15      $    4
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           26            2           34           14           23           15           4
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Other operation expense              36            -           15            3            8            5           1
   Maintenance                           1            -            1            -            -            -           -
   Depreciation, depletion
     and amortization                   17            1            6            6            6            4           1
   General taxes                         3            -            -            1            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          57            1           22           10           14           10           2
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)         (31)           1           12            4            9            5           2
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              1            -            -            3            -            -           -
   Other, net                           37            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    38            1            -            3            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt           11            1            -            -            -            -           -
   Other interest                        7            -            -            -            -            -           -
   Capitalized interest                 (2)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                 16            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       (9)           1           12            7            9            5           2
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                           (27)           -            3            -            4            2           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   18       $    1       $    9       $    7       $    5       $    3      $    2
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                    CMS        Explota-        CMS        Inter-       CMS
                                 Oil & Gas   ciones CMS    Oil & Gas     company   Oil and Gas
                                    E.G.      Oil & Gas        E.G.      Elimina-    Company
                                    LDC           Co.          Ltd.       tions      Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    1       $    4       $   20       $    -       $  143
   Other                                 -            -            -            -            -
                                    ------       ------       ------       ------       ------
      Total operating revenue            1            4           20            -          143
                                    ------       ------       ------       ------       ------
Operating Expenses
   Other operation expense               -            3            4            -           75
   Maintenance                           -            -            -            -            2
   Depreciation, depletion
     and amortization                    -            2            1            -           44
   General taxes                         -            -            -            -            5
                                    ------       ------       ------       ------       ------
      Total operating expenses           -            5            5            -          126
                                    ------       ------       ------       ------       ------
Pretax Operating Income (Loss)           1           (1)          15            -           17
                                    ------       ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            -            -           (4)           -
   Other, net                            -            -            -          (38)           -
                                    ------       ------       ------       ------       ------
      Total other income
        (deductions)                     -            -            -          (42)           -
                                    ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -           12
   Other interest                        -            -            -           (4)           3
   Capitalized interest                  -            -            -            -           (2)
                                    ------       ------       ------       ------       ------
      Net fixed charges                  -            -            -           (4)          13
                                    ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes        1           (1)          15          (38)           4
                                    ------       ------       ------       ------       ------
Income Taxes                             -            -            4            -          (14)
                                    ------       ------       ------       ------       ------
Net Income (Loss)                   $    1       $   (1)      $   11       $  (38)      $   18
                                    ======       ======       ======       ======       ======


(4) Represents CMS Oil and Gas Company, NOMECO China Oil Co., CMS Oil and Gas Pipeline Company, CMS OIl and Gas International Ltd. and CMS Oil and Gas Holdings Ltd. consolidated with CMS Oil and Gas International Company included on the equity method of accounting.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)


                                  CMS       CMS NOMECO     CMS Oil &   CMS Oil &     Inter-     CMS OIl &
                              Oil and Gas  International    Gas Cote   Gas Int'l.    Company    Gas Inter.,
                             International  Congo Hld.,     d'Ivoire     Tunisia,    Elimina-       Inc.
                                 Co.(5)        Inc.            Ltd.        Inc.       tions        Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    -       $   25       $    -       $    9       $    -       $   34
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue            -           25            -            9            -           34
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Other operation expense               -           11            2            2            -           15
   Maintenance                           -            1            -            -            -            1
   Depreciation, depletion
     and amortization                    -            4            -            2            -            6
   General taxes                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses           -           16            2            4            -           22
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income (Loss)           -            9           (2)           5            -           12
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)                7            -            -            -           (7)           -
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -
   Other interest                        -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes        7            9           (2)           5           (7)          12
                                    ------       ------       ------       ------       ------       ------
Income Taxes                            (2)           3            -            2            -            3
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $    9       $    6       $   (2)      $    3       $   (7)      $    9
                                    ======       ======       ======       ======       ======       ======

(5) Represents CMS Oil and Gas International Company, CMS Oil and Gas Cameroon Ltd. and CMS Oil and Gas International Transportation Company consolidated.

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)



                                                 CMSG          CMSG      HYDRA-CO       CMSG
                                   CMS          Honey          Filer      Enter-      Grayling       CMSG      Oxford
                                Generation       Lake          City       prises,     Holdings    Operating      CMS
                                   Co.(6)      Company         Inc.      Consol.      Company      Company     Dev. LP
Operating Revenue
   Independent power production     $   26       $    7       $    4       $   73       $    2       $    1      $    1
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           26            7            4           73            2            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -            -           12            -            -           -
   Purchased and interchange
     power                               -            -            -            -            -            -           -
   Other operation expense              30            1            -           10            -            -           -
   Maintenance                           -            -            -            2            -            -           -
   Depreciation, depletion
     and amortization                    5            -            -           10            -            -           -
   General taxes                         1            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          36            1            -           35            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)         (10)           6            4           38            2            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              1            -            -            -            -            -           -
   Other, net                           79            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    80            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -           17            -            -           -
   Other interest                       16            -            -            -            -            -           -
   Capitalized interest                (31)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed charges                          (15)           -            -           17            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       85            6            4           21            2            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                             -            2            1            8            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   85       $    4       $    3       $   13       $    1       $    1      $    1
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)

                                                                           Mid-        CMSG          CMS         CMSG
                                    CMSG         CMS                     Michigan    Inv. Co.      Morocco     Michigan
                                  Holdings   Generation       CTM       Recycling      I/II       Operating      Power
                                  Company        S.A.        Consol.      L.L.C.      Consol.      Co. SCA        LLC
Operating Revenue
   Independent power production     $    3       $   (3)      $  135       $    4       $   65       $    7      $    4
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue            3           (3)         135            4           65            7           4
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -           55            2            -            -           1
   Purchased and interchange
     power                               -            -           22            -            -            -           -
   Other operation expense               -            -           23            2           20            1           1
   Maintenance                           -            -            6            -            -            -           1
   Depreciation, depletion
     and amortization                    2            -           15            -            1            -           1
   General taxes                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           2            -          121            4           21            1           4
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)           1           (3)          14            -           44            6           -
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -            -            -           -
   Other, net                            1            -            2            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     1            -            2            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            6            -            8            -           -
   Other interest                        -            -            -            -            2            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  -            -            6            -           10            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes        2           (3)          10            -           34            6           -
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                             1            -            5            -           (5)           2           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $    1       $   (3)      $    5       $    -       $   39       $    4      $    -
                                    ======       ======       ======       ======       ======       ======      ======

                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)

                                                           Dearborn     Dearborn       Inter-        CMS
                                   CMSG          CMSG       Indust.    Generation     company    Generation
                                 Inv. Co.      Altoona    Generation    Operating     Elimina-     Company
                                    III        Company        LLC          LLC         tions       Consol.
Operating Revenue
   Independent power production     $    4       $    -       $   10       $    3       $   (6)      $  340
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue            4            -           10            3           (6)         340
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Fuel for electric generation          -            -            2            -            -           72
   Purchased and interchange
     power                               -            -            -            -            -           22
   Other operation expense               -            -            -            2            2           92
   Maintenance                           -            -            1            -            -           10
   Depreciation, depletion
     and amortization                    -            -            -            -            -           34
   General taxes                         -            -            -            -            -            2
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses           -            -            3            2            2          232
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income (Loss)           4            -            7            1           (8)         108
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            2            -            -           (2)           1
   Other, net                            -            -            -            -          (78)           4
                                    ------       ------       ------       ------       ------       ------
                                         -            2            -            -          (80)           5
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -           (6)          25
   Other interest                        -            -            -            -           (2)          16
   Capitalized Interest                  -            -            -            -            -          (31)
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                  -            -            -            -           (8)          10
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes        4            2            7            1          (80)         103
                                    ------       ------       ------       ------       ------       ------
Income Taxes                             1            1            -            -            -           17
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $    3       $    1       S    7       S    1       $  (80)      $   86
                                    ======       ======       ======       ======       ======       ======

(6) Represents CMS Generation Company, CMSG Filer City Operating Company, CMSG Grayling Company, CMSG Genesee Company, CMSG Recycling Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Mon Valley Company, CMSG Michigan Power LLC, CMSG Jorf Lasfar III LDC, Taweelah A2 Operating Company and CMSG Montreal Company consolidated with HYDRA-CO Enterprises, Inc., CMS Centrales Termicas S.A., CMSG Investment Company I and CMSG Investment Company II included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)



                                  HYDRA-CO      CMS                        HCE                      Inter-     HYDRO-CO
                                   Enter-    Generation       HCE       Rockport-     Lakewood     company      Enter-
                                   prises,    Oper. Co.     Hudson,      Diesel,        Cogen.     Elimina-     prises
                                  Inc.(7)        II           Inc.         Inc.          L.P.        tions      Consol.
Operating Revenue
   Independent power production     $   10       $    2       $    2       $    2       $   57       $    -      $   73
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           10            2            2            2           57            -          73
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -            -            -           12            -          12
   Other operation expense              (2)           2            -            2            8            -          10
   Maintenance                          (1)           -            -            -            3            -           2
   Depreciation, depletion
     and amortization                    1            -            -            -            9            -          10
   General taxes                         -            -            -            -            1            -           1
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          (2)           2            -            2           33            -          35
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income                 12            -            2            -           24            -          38
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)                5            1            -            -            1           (7)          -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -           17            -          17
   Other interest                        -            -            -            -            -            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  -            -            -            -           17            -          17
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       17            1            2            -            8           (7)         21
                                    ------      -------       ------       ------       ------       ------      ------
Income Taxes                             7            -            1            -            -            -           8
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   10       $    1       $    1       $    -       $    8       $   (7)     $   13
                                    ======       ======       ======       ======       ======       ======      ======



(7) Represents HYDRA-CO Enterprises, Inc., CMSG Stratton Company, HCE Appomattox, Inc., HCE Biopower, Inc., HCE Jamaica Development, Inc., HCE Lakewood, Inc., HCE Jamaica, Inc., HCE Imperial Valley, Inc. and New Bern Energy Recovery, Inc. consolidated.

                           CMS CENTRALES TERMICAS S.A.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)


                                                          Centrales                    Inter-
                                    CMS        Cuyana      Termicas        CMS        company
                                 Operating     S.A. de     Mendoza       Ensenada     Elimina-       CTM
                                    S.A.    Inversiones       S.A.         S.A.         tions       Consol.
Operating Revenue
   Independent power production     $    2       $    -       $   91       $   44       $   (2)      $  135
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue            2            -           91           44           (2)         135
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Fuel for electric generation          -            -           40           17           (2)          55
   Purchased and interchange
     power                               -            -           21            1            -           22
   Other operation expense               2            -           10           11            -           23
   Maintenance                           -            -            5            1            -            6
   Depreciation, depletion
     and amortization                    -            -           10            5            -           15
   General taxes                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses           2            -           86           35           (2)         121
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income                  -            -            5            9            -           14
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)                5            4            2            -           (9)           2
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            6            -            6
   Other interest                        -            -            -            -            -            -
   Capitalized Interest                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                  -            -            -            6            -            6
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes        5            4            7            3           (9)          10
                                    ------       ------       ------       ------       ------       ------
Income Taxes                             -            -            3            2            -            5
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $    5       $    4       $    4       $    1       $   (9)      $    5
                                    ======       ======       ======       ======       ======       ======

                     CMS GENERATION INVESTMENT COMPANY I/II
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)

                                               Jeguru-                                 CMSG          CMSG        CMSG
                                   CMSG         padu          CMSG         CMSG      Loy Yang      Loy Yang      Jorf
                                 Inv. Co.      O&M Co.     Pinamucan       Cebu      Holdings      Holdings     Lasfar
                                  I/II(8)     Mauritius       LDC           LDC        1 Ltd.        2 Ltd.    I/II LDC
Operating Revenue
   Independent power production     $    2       $    1       $   (1)      $    2       $   (2)      $    4      $   (2)
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue            2            1           (1)           2           (2)           4          (2)
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -            -            -            -            -           -
   Other operation expense              (1)           -            2            1            -            7           2
   Depreciation, depletion
     and amortization                    1            1            -           (1)           -            -           -
   General taxes                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           -            1            2            -            -            7           2
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)           2            -           (3)           2           (2)          (3)         (4)
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates             38            -            -            -            -            -           -
   Other, net                            5            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    43            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -           -
   Other interest                        2            -            -            -           19           19           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  2            -            -            -           19           19           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       43            -           (3)           2          (21)         (22)         (4)
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                             4            -            -            -           (4)          (5)          -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   39       $    -       $   (3)      $    2       $  (17)      $  (17)     $   (4)
                                    ======       ======       ======       ======       ======       ======      ======

                          (Continued on Following Page)

                     CMS GENERATION INVESTMENT COMPANY I/II
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)

                                 National                     Jorf                      Jorf        Inter-       CMSG
                                  Power                      Lasfar        Jorf        Lasfar      company     Investment
                                 Supply       Monetize      Handels-      Lasfar       Power       Elimina-    Co. I/II
                                Co., Ltd.      Limited       bolag         I HB      Energy HB      tions        Consol.
Operating Revenue
   Independent power production     $   17       $    5       $    1       $   19       $   19       $    -      $   65
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           17            5            1           19           19            -          65
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -            -            -            -            -           -
   Other operation expense               9            -            -            -            -            -          20
   Depreciation, depletion
     and amortization                    -            -            -            -            -            -           1
   General taxes                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           9            -            -            -            -            -          21
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)           8            5            1           19           19            -          44
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -            -          (38)          -
   Other, net                            -            -            -            -            -           (5)          -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -          (43)          -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            8            -            -            -            -            -           8
   Other interest                        -            -            -            -            -          (38)          2
   Capitalized Interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  8            -            -            -            -          (38)         10
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes        -            5            1           19           19           (5)         34
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                             -            -            -            -            -            -          (5)
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $    -       $    5       $    1       $   19       $   19       $   (5)     $   39
                                    ======       ======       ======       ======       ======       ======      ======


(8) Represents CMSG Investment Company I, CMSG Investment Company II, CMSG Jorf Lasfar I LDC, CMSG Jorf Lasfar II LDC and CMSG Taweelah Ltd. consolidated.

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)


                                                              CMS          CMS         CMS       Panhandle       CMS
                                 CMS Gas         CMS      Marysville       Gas       Jackson      Eastern     Grand Lacs
                              Transmission     Antrim    Gas Liquids    Argentina    Pipeline    Pipe Line     Holding
                                Company(9)     Company      Company      Company      Company   Co. Consol.     Company
Operating Revenue
   Natural gas transmission,
     storage and processing         $    2       $   13       $    4       $   12       $    2       $  343      $    6
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total operating revenue                  2           13            4           12            2          343           6
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of gas sold                      -            -            -            -            -            -           -
   Other operation expense              98            2            1            -            -          128           1
   Maintenance                           -            1            -            -            -           23           -
   Depreciation, depletion
     and amortization                    -            2            -            2            1           45           2
   General taxes                         -            1            1            -            -           22           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          98            6            2            2            1          218           3
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)         (96)           7            2           10            1          125           3
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              3            -            -            -            -            2           -
   Other, net                           90            -            -            -            -            -           2
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    93            -            -            -            -            2           2
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            3            -            -            -           58           -
   Other interest                        4            -            -            -            -            1           -
   Capitalized interest                 (8)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                 (4)           3            -            -            -           59           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes        1            4            2           10            1           68           5
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                           (45)           1            1            -            -           27           2
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   46       $    3       $    1       $   10       $    1       $   41      $    3
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                CMS Golds-     CMS Gas     CMS Gas        CMS         Grand         Inter-     CMS Gas
                                 field GT       Trans.    Trans. of      Field         Lacs        Company   Transmission
                                Aust. Pty.     del Sur    Australia    Services,     Limited       Elimina-     Company
                                   Ltd.        Company      Trust     Inc. Consol.     Part.        tions       Consol.
Operating Revenue
   Natural gas transmission,
     storage and processing         $   10       $   (3)      $    8       $  448       $    9       $    -      $  854
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           10           (3)           8          448            9            -         854
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of gas sold                      -            -            -          387            -            -         387
   Other operation expense               -            -            3           18            5            -         256
   Maintenance                           -            -            -            3            -            -          27
   Depreciation, depletion
     and amortization                    -            -            2           14            -            -          68
   General taxes                         -            -            1            1            -            -          26
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           -            -            6          423            5            -         764
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          10           (3)           2           25            4            -          90
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -            -           (1)          4
   Other, net                            -            1            -            -            -          (96)         (3)
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     -            1            -            -            -          (97)          1
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -          61
   Other interest                        2            -            -            4            -           (2)          9
   Capitalized interest                  -            -            -            -            -            -          (8)
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  2            -            -            4            -           (2)         62
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes        8           (2)           2           21            4          (95)         29
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                             1            -            -           (2)           -            -         (15)
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $    7       $   (2)      $    2       $   23       $    4       $  (95)     $   44
                                    ======       ======       ======       ======       ======       ======      ======

(9) Represents CMS Gas Transmission and Storage Company, CMS Saginaw Bay Company, CMS Saginaw Bay Lateral Company and Tristate Pipeline, LLC consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)


                                Panhandle                                              Inter-      CMS Gas
                              Eastern Pipe    Trunkline   Trunkline     Pan Gas       Company    Transmission
                                 Line Co.        Gas         LNG        Storage       Elimina-      Company
                              Consol. (10)     Company     Company      Company        tions        Consol.
Operating Revenue
   Natural gas transmission,
     storage and processing         $  250       $  114       $   13       $   32       $  (66)      $  343
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue          250          114           13           32          (66)         343
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Cost of gas sold                      -            -            -            -            -            -
   Other operation expense             103           48            5            4          (32)         128
   Maintenance                          11           10            1            1            -           23
   Depreciation, depletion
     and amortization                   29           13            1            2            -           45
   General taxes                        14            6            1            1            -           22
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses         157           77            8            8          (32)         218
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income (Loss)          93           37            5           24          (34)         125
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates             14          (12)           -            -            -            2
   Other, net                            -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total other income
        (deductions)                    14          (12)           -            -            -            2
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt           58            -            -            -            -           58
   Other interest                        1            -            -            -            -            1
   Capitalized interest                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                 59            -            -            -            -           59
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes       48           25            5           24          (34)          68
                                    ------       ------       ------       ------       ------       ------
Income Taxes                             7            9            2            9            -           27
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $   41       $   16       $    3       $   15       $  (34)      $   41
                                    ======       ======       ======       ======       ======       ======



(10) Represents Pnahandle Eastern Pipe Line Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, Trunkline Field Services Company and CMS Trunkline Pipeline Holdings, Inc. consolidated.

                            CMS FIELD SERVICES, INC.
                       Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                 (In Millions)


                                    CMS      CNG/Taurus                    CNG         CNG        Cherokee
                                  Field       Holdings     CNG Gas       Laverne    Nat. Gas         Gas      Bradshaw
                                Services,     Company,   Processing,   Gas Proc.,   Gathering    Processing    Energy
                                 Inc.(11)        Inc.        LLC           LLC         LLC           LLC         LLC
Operating Revenue
   Natural gas transmission,
     storage and processing         $  321       $   18       $   54       $    7       $    4       $   22      $    2
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total operating revenue                321           18           54            7            4           22           2
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of gas sold                    289           12           49            5            -           16           -
   Other operation expense               8            2            1            1            1            2           1
   Maintenance                           -            1            1            -            1            -           -
   Depreciation, depletion
     and amortization                    1            2            3            -            3            3           1
   General taxes                         -            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses         298           18           54            6            5           21           2
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          23            -            -            1           (1)           1           -
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -            -            -           -
   Other, net                            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -           -
   Other interest                        4            -            -            -            -            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  4            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       19            -            -            1           (1)           1           -
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                            (2)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   21       $    -       $    -       $    1       $   (1)      $    1      $    -
                                    ======       ======       ======       ======       ======       ======      ======

                          (Continued on Following Page)

                            CMS FIELD SERVICES, INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                 Heritage      Roaring      Inter-        CMS
                                    Gas         Creek       Company      Field
                                Gathering     Gas Svcs.     Elimina-   Services,
                                    LLC          LLC         tions    Inc. Consol.
Operating Revenue
   Natural gas transmission,
     storage and processing         $   16       $    4       $    -       $  448
   Other                                 -            -            -            -
                                    ------       ------       ------       ------
      Total operating revenue           16            4            -          448
                                    ------       ------       ------       ------
Operating Expenses
   Cost of gas sold                     13            3            -          387
   Other operation expense               1            1            -           18
   Maintenance                           -            -            -            3
   Depreciation, depletion
     and amortization                    1            -            -           14
   General taxes                         -            -            -            1
                                    ------       ------       ------       ------
      Total operating expenses          15            4            -          423
                                    ------       ------       ------       ------
Pretax Operating Income (Loss)           1            -            -           25
                                    ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -
   Other, net                            -            -            -            -
                                    ------       ------       ------       ------
      Total other income
        (deductions)                     -            -            -            -
                                    ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -
   Other interest                        -            -            -            4
   Capitalized interest                  -            -            -            -
                                    ------       ------       ------       ------
      Net fixed charges                  -            -            -            4
                                    ------       ------       ------       ------
Income (Loss) Before Income Taxes        1            -             -          21
                                    ------       ------       ------       ------
Income Taxes                             -            -            -           (2)
                                    ------       ------       ------       ------
Net Income (Loss)                   $    1       $    -       $    -       $   23
                                    ======       ======       ======       ======


(11) Represents CMS Field Services, Inc., Continential Spearman Gas Processing, LLC, Continential/Oklahoma Natural Gas Gathering LLC and Continential Hydrocarbons, LLC consolidated.

                             CMS ENERGY CORPORATION
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)


                                              Consumers      CMS          Inter-
                                               Energy    Enterprises     company    CMS Energy
                                CMS Energy     Company     Company       Elimina-  Corporation
                                 Corp.(1)      Consol.     Consol.        tions       Consol.
Plant and Property (At Cost)
   Electric                         $    -       $6,981       $    -      $     -      $ 6,981
   Gas                                   -        2,461            -            -        2,461
   Natural gas transmission,
     storage and processing              -            -        1,934            -        1,934
   Oil and gas properties                -            -          817            -          817
   Independent power production          -            -          974            -          974
   International energy distribution     -            -          445            -          445
   Other                                12           25           25            -           62
                                    ------       ------       ------      -------      -------
                                        12        9,467        4,195            -       13,674
   Less accumulated depreciation,
     depletion and amortization          7        5,643          507            -        6,157
                                    ------       ------       ------      -------      -------
                                         5        3,824        3,688            -        7,517
   Construction work-in-progress         -          199          405            -          604
                                    ------       ------       ------      -------      -------
                                         5        4,023        4,093            -        8,121
                                    ------       ------       ------      -------      -------
Investments
   Associated companies              7,061          139           71       (7,271)           -
   Independent power production          -            -          950            -          950
   Natural gas transmission, storage
     and processing                      -            -          369            -          369
   International energy distribution     -            -          150            -          150
   First Midland Limited
     Partnership                         -          240            -            -          240
   Midland Cogeneration
     Venture                             -          247            -            -          247
   Other                                 -            -           40            -           40
                                    ------       ------       ------      -------      -------
                                     7,061          626        1,580       (7,271)       1,996
                                    ------       ------       ------      -------      -------
Current Assets
   Cash and temporary cash
     investments                       (23)          18          137            -          132
   Accounts receivable                 121          (37)         965         (292)         757
   Accrued revenues                      -          202            -            -          202
   Inventories to average cost
     Gas in underground storage          -          216            9            -          225
     Materials and supplies              -           62           96            -          158
     Generating plant fuel
       stock                             -           46            1            -           47
   Deferred income taxes                 6            8           19            -           33
   Prepayments and other                 1          184           78            -          263
                                    ------       ------       ------      -------      -------
                                       105          699        1,305         (292)       1,817
                                    ------       ------       ------      -------      -------
Non-current Assets
   Goodwill, net                         -            -          891            -          891
   Nuclear decommissioning
     trust funds                         -          602            -            -          602
   Unamortized nuclear costs             -          519            -            -          519
   Postretirement benefits               2          341            5            -          348
   Abandoned Midland project             -           48            -            -           48
   Other                             1,369          312          917       (1,478)       1,120
                                    ------       ------       ------      -------      -------
                                     1,371        1,822        1,813       (1,478)       3,528
                                    ------       ------       ------      -------      -------
Total Assets                        $8,542       $7,170       $8,791      $(9,041)     $15,462
                                    ======       ======       ======      =======      =======


(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                             CMS ENERGY CORPORATION
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)


                                              Consumers      CMS          Inter-
                                               Energy    Enterprises     company    CMS Energy
                                CMS Energy     Company     Company       Elimina-  Corporation
                                 Corp.(1)      Consol.     Consol.        tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    1       $  841       $    -      $  (841)     $     1
     Other paid-in-capital           2,970          645        5,306       (6,172)       2,749
     Currency translation             (108)           -         (181)         181         (108)
     Revaluation capital                 3           37           19          (56)           3
     Retained earnings                (189)         485         (307)        (178)        (189)
                                    ------       ------       ------      -------      -------
                                     2,677        2,008        4,837       (7,066)       2,456
   Preferred stock                     125           44           49         (174)          44
   Company-obligated mandatorily
     redeemable Trust
     Preferred Securities of:
      Consumers Power Company
        Financing I (a)                  -          100            -            -          100
      Consumers Energy Company
        Financing II (a)                 -          120            -            -          120
      Consumers Energy Company
        Financing III (a)                -          175            -            -          175
  Company-obligated convertible
   Trust Preferred Securities of
     CMS Energy Trust I (b)            173            -            -            -          173
     CMS Energy Trust II (b)           301            -            -            -          301
   Company-obligated Trust
     Preferred Securities of
     CMS RHINOS Trust (c)              250            -            -            -          250
   Long-term debt                    4,236        2,006        2,168       (1,423)       6,987
   Non-current capital leases            -           85            3            -           88
                                    ------       ------       ------      -------      -------
                                     7,762        4,538        7,057       (8,663)      10,694
                                    ------       ------       ------      -------      -------
Current Liabilities
   Current portion of long-term
     debt                              430           55           31            -          516
   Current capital leases                -           35            1            -           36
   Notes payable                       135          214           42         (161)         230
   Accounts payable                      7          224          542            2          775
   Accounts payable - related
     parties                             -           82           67          (88)          61
   Power purchases                       -           47            -            -           47
   Accrued interest                     83           37           47          (19)         148
   Accrued taxes                        78          232           20          (10)         320
   Accrued refunds                       -           11            -            -           11
   Other                                 9          139          217           (2)         363
                                    ------       ------       ------      -------      -------
                                       742        1,076          967         (278)       2,507
                                    ------       ------       ------      -------      -------
Non-current Liabilities
   Deferred income taxes                11          700           70          (78)         703
   Postretirement benefits              17          420           48            -          485
   Deferred investment tax credit        -          125            -            -          125
   Power purchases                       -           73            -            -           73
   Regulatory liabilities for
     income taxes, net                   -           64            -            -           64
   Other                                10          174          649          (22)         811
                                    ------       ------       ------      -------      -------
                                        38        1,556          767         (100)       2,261
                                    ------       ------       ------      -------      -------
Total Stockholders' Equity
   and Liabilities                  $8,542       $7,170       $8,791      $(9,041)     $15,462
                                    ======       ======       ======      =======      =======


(a) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36 percent subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20 percent subordinated deferrable interest notes due 2027 from Consumers. The primary asset of Consumers Energy Company Financing III is $180 million principal amount of 9.25 percent subordinated deferrable interest notes due 2029 from Consumers.

(b) The primary asset of CMS Energy Trust I is $178 million principal amount of
7.75 percent convertible subordinated debentures due 2027 from CMS Energy. The primary asset of CMS Energy Trust II is $310 million principal amount of 8.625 percent convertible junior subordinated debentures due July 2004 from CMS Energy.

(c) The primary asset of CMS RHINOS Trust is $258 million principal amount of LIBOR plus 1.75 percent subordinated debentures due September 2001 from CMS Energy.

(1) Represents CMS Energy Corporation and Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)


                                               Michigan       Huron         CMS                     Inter-    Consumers
                                Consumers         Gas         Hydro-      Midland        CMS       company     Energy
                                  Energy        Storage      carbons     Holdings      Midland     Elimina-    Company
                                Company(2)      Company        Inc.       Company        Inc.       tions      Consol.
Plant and Property (At Cost)
   Electric                         $6,981       $    -       $    -       $    -       $    -       $    -      $6,981
   Gas                               2,346          115            -            -            -            -       2,461
   Other                                25            -            -            -            -            -          25
                                    ------       ------       ------       ------       ------       ------      ------
                                     9,352          115            -            -            -            -       9,467
   Less accumulated depreciation,
     depletion and amortization      5,587           56            -            -            -            -       5,643
                                    ------       ------       ------       ------       ------       ------      ------
                                     3,765           59            -            -            -            -       3,824
   Construction work-in-progress       196            3            -            -            -            -         199
                                    ------       ------       ------       ------       ------       ------      ------
                                     3,961           62            -            -            -            -       4,023
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                534            -            -            -            -         (395)        139
   First Midland Limited
     Partnership                         -            -            -          240            -            -         240
   Midland Cogeneration
     Venture                             -            -            -            -          247            -         247
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       534            -            -          240          247         (395)        626
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         5            2            9            1            1            -          18
   Accounts receivable                 (31)           3            -            -           10          (19)        (37)
   Accrued revenues                    202            -            -            -            -            -         202
   Inventories to average cost
     Gas in underground storage        216            -            -            -            -            -         216
     Materials and supplies             62            -            -            -            -            -          62
     Generating plant fuel
       stock                            46            -            -            -            -            -          46
   Deferred income taxes                (5)           -            -           13            -            -           8
   Postretirement benefits              25            -            -            -            -            -          25
   Prepayments and other               158            1            -            -            -            -         159
                                    ------       ------       ------       ------       ------       ------      ------
                                       678            6            9           14           11          (19)        699
                                    ------       ------       ------       ------       ------      -------      ------
Non-current Assets
   Nuclear decommissioning
     trust funds                       602            -            -            -            -            -         602
   Unamortized nuclear costs           519            -            -            -            -            -         519
   Postretirement benefits             337            4            -            -            -            -         341
   Abandoned Midland project            48            -            -            -            -            -          48
   Other                               718            1            -            -            -         (407)        312
                                    ------       ------       ------       ------       ------       ------      ------
                                     2,224            5            -            -            -         (407)      1,822
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $7,397       $   73       $    9       $  254       $  258       $ (821)     $7,170
                                    ======       ======       ======       ======       ======       ======      ======




(2) Represents Consumers Energy Company, CMS Engineering Company, ES Services Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)


                                               Michigan       Huron         CMS                     Inter-    Consumers
                                Consumers         Gas         Hydro-      Midland        CMS       company      Energy
                                  Energy        Storage      carbons     Holdings      Midland     Elimina-    Company
                                Company(2)      Company        Inc.       Company        Inc.       tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $  841       $   15       $    -       $    -       $    -       $  (15)     $  841
     Other paid-in-capital             658            -            3           34          166         (216)        645
     Revaluation capital                37            -            -            -            -            -          37
     Retained earnings                 485           30            6           31           97         (164)        485
                                    ------       ------       ------       ------       ------       ------      ------
                                     2,021           45            9           65          263         (395)      2,008
   Preferred stock                      44            -            -            -            -            -          44
   Company-obligated mandatorily
     redeemable Trust Preferred
     Securities of:
      Consumers Power Company
       Financing I (a)                 100            -            -            -            -            -         100
     Consumers Energy Company
      Financing II (a)                 120            -            -            -            -            -         120
     Consumers Energy Company
      Financing III (a)                175            -            -            -            -            -         175
   Long-term debt                    2,413            -            -            -            -         (407)      2,006
   Non-current capital leases           85            -            -            -            -            -          85
                                    ------       ------       ------       ------       ------       ------      ------
                                     4,958           45            9           65          263         (802)      4,538
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                               55            -            -            -            -            -          55
   Current capital leases               35            -            -            -            -            -          35
   Notes payable                       224            5            -            -            -          (15)        214
   Accounts payable                    220            4            -            -            -            -         224
   Accounts payable - related
     parties                            84            1            -            -            -           (3)         82
   Power purchases                      47            -            -            -            -            -          47
   Accrued interest                     36            1            -            -            1           (1)         37
   Accrued taxes                       227            1            -            4            -            -         232
   Accrued refunds                       3            8            -            -            -            -          11
   Other                               138            1            -            -            -            -         139
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,069           21            -            4            1          (19)      1,076
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Deferred income taxes               539            2            -          166           (7)           -         700
   Postretirement benefits             415            5            -            -            -            -         420
   Deferred investment tax credit      105            -            -           19            1            -         125
   Power purchases                      73            -            -            -            -            -          73
   Regulatory liabilities for
     income taxes, net                  64            -            -            -            -            -          64
   Other                               174            -            -            -            -            -         174
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,370            7            -          185           (6)           -       1,556
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $7,397       $   73       $    9       $  254       $  258       $ (821)     $7,170
                                    ======       ======       ======       ======       ======       ======      ======


(a) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36 percent subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20 percent subordinated deferrable interest notes due 2027 from Consumers. The primary asset of Consumers Energy Company Financing III is $180 million principal amount of 9.25 percent subordinated deferrable interest notes due 2029 from Consumers.

(2) Represents Consumers Energy Company, CMS Engineering Company, ES Services Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)


                                                CMS          CMS           CMS                               CMS Gas
                                    CMS       Oil and     Generation     Resource        CMS       CMS       Tran. & Stor.
                               Enterprises    Gas Co.         Co.          Dev.         Land      MS & T      Company
                                Company(3)    Consol.       Consol.         Co.        Company   Company      Consol.
Plant and Property (At Cost)
   Oil and gas properties           $    -       $  817       $    -       $    -       $    -       $    -      $    -
   Natural gas transmission, storage
     and processing                      -            -            -            -            -            -       1,935
   Independent power production          -            -          974            -            -            -           -
   International energy distribution     -            -            -            -            -            -           -
   Other                                 3            -            -            -           15            6           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         3          817          974            -           15            6       1,935
   Less accumulated depreciation,
     depletion and amortization          2          290           76            -            -            2          98
                                    ------       ------       ------       ------       ------       ------      ------
                                         1          527          898            -           15            4       1,837
   Construction work-in-progress         -            -          290            -            -            -          92
                                    ------       ------       ------       ------       ------       ------      ------
                                         1          527        1,188            -           15            4       1,929
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies              4,922            -            -            -            -            -           -
   Independent power production          -            -          950            -            -            -           -
   Natural gas transmission, storage
     and processing                      -            -            -            -            -            -         429
   International energy distribution     -            -            -            -            -            -           -
   Other                                 1            2            -            -           10           27           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     4,923            2          950            -           10           27         429
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         6           14           23           (4)           -           47          25
   Accounts receivable                  58           81          279            4            -          306         425
   Gas in underground storage            -            -            -            -            -            7           2
   Materials and supplies                -           26           19            -            -            -          41
   Generating plant fuel stock           -            -            1            -            -            -           -
   Deferred income taxes                 -            8            3            -            -            -           8
   Prepayments and other                 9            6           35           12            -            5          11
                                    ------       ------       ------       ------       ------       ------      ------
                                        73          135          360           12            -          365         512
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -           14            -            -           15         805
   Postretirement benefits               -            -            5            -            -            -           -
   Other                                16           23          175            1            -          334          76
                                    ------       ------       ------       ------       ------       ------      ------
                                        16           23          194            1            -          349         881
                                    ------       ------       ------       ------       ------       ------       -----
Total Assets                        $5,013       $  687       $2,692       $   13       $   25       $  745      $3,751
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                    CMS                       CMS         Inter-       CMS
                                  Electric       CMS          Lake       company   Enterprises
                                    & Gas      Capital      Muskegon     Elimina-    Company
                                   Company      Corp.       Company       tions      Consol.
Plant and Property (At Cost)
   Oil and gas properties           $    -       $    -      $     -      $     -       $  817
   Natural gas transmission, storage
     and processing                      -            -            -           (1)       1,934
   Independent power production          -            -            -            -          974
   International energy distribution   445            -            -            -          445
   Other                                 -            1            -            -           25
                                    ------       ------      -------      -------       ------
                                       445            1            -           (1)       4,195
   Less accumulated depreciation,
     depletion and amortization         39            -            -            -          507
                                    ------       ------      -------      -------       ------
                                       406            1            -           (1)       3,688
   Construction work-in-progress        23            -            -            -          405
                                    ------       ------      -------      -------       ------
                                       429            1            -           (1)       4,093
                                    ------       ------      -------      -------       ------
Investments
   Associated companies                  -            -            -       (4,851)          71
   Independent power production          -            -            -            -          950
   Natural gas transmission, storage
     and processing                      -            -            -          (60)         369
   International energy distribution   150            -            -            -          150
   Other                                 -            -            -            -           40
                                    ------       ------      -------      -------       ------
                                       150            -            -       (4,911)       1,580
                                    ------       ------      -------      -------       ------
Current Assets
   Cash and temporary cash
     investments                        18            8            -            -          137
   Accounts receivable                  75          290            2         (555)         965
   Gas in underground storage            -            -            -            -            9
   Materials and supplies               10            -            -            -           96
   Generating plant fuel stock           -            -            -            -            1
   Deferred income taxes                 -            -            -            -           19
   Prepayments and other                 -            -            -            -           78
                                    ------       ------      -------      -------       ------
                                       103          298            2         (555)       1,305
                                    ------       ------      -------      -------       ------
Non-current Assets
   Goodwill, net                        57            -            -            -          891
   Postretirement benefits               -            -            -            -            5
   Other                                41          326            -          (75)         917
                                    ------       ------      -------      -------       ------
                                        98          326            -          (75)       1,813
                                    ------       ------      -------      -------       ------
Total Assets                        $  780       $  625      $     2      $(5,542)      $8,791
                                    ======       ======      =======      =======       ======


(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., Monarch Management Company, CMS Comercializadora de Energia S.A., CMS Energy Asia Private Limited, CMS Energy South America Company and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Lake Muskegon Company, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission and Storage Company, CMS Resource Development Company and CMS Electric and Gas Company included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)


                                                 CMS          CMS           CMS                              CMS Gas
                                   CMS        Oil and     Generation     Resource        CMS        CMS      Tran. & Stor.
                               Enterprises     Gas Co.        Co.          Dev.         Land       MS & T    Company
                                Company(3)     Consol.      Consol.         Co.        Company    Company     Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    1       $  173       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital           5,314           93        2,004            7           21          132       2,087
     Currency translation             (182)           -          (93)           -            -            -          (5)
     Revaluation capital                19            1           (7)           -            -            -           -
     Retained earnings                (302)          88         (117)           3           (1)           7         (36)
                                    ------       ------       ------       ------       ------       ------      ------
                                     4,850          355        1,787           10           20          139       2,046
   Preferred stock                      49            -            -            -            -            -           -
   Long-term debt                        -          236          454            -            -            -       1,180
   Non-current capital leases            -            -            -            -            -            -           3
                                    ------       ------       ------       ------       ------       ------      ------
                                     4,899          591        2,241           10           20          139       3,229
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            1           24            -            -            -           6
   Current capital leases                -            -            -            -            -            -           1
   Notes payable                         3            4          119            -            2           26          17
   Accounts payable                      5           68          124            1            -          210          97
   Accounts payable - related
     parties                            89            9           20            -            -           18          28
   Accrued interest                      -            4            6            -            -            -          30
   Accrued taxes                        (7)          (3)          28            -            -            3           4
   Other                                 8            6           24            1            -            2         138
                                    ------       ------       ------       ------       ------       ------      ------
                                        98           89          345            2            2          259         321
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               6            6            4            1            -            3          19
   Deferred income taxes                 9           (1)          25            -            3            -          33
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 1            2           77            -            -          344         149
                                    ------       ------       ------       ------       ------       ------      ------
                                        16            7          106            1            3          347         201
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $5,013       $  687       $2,692       $   13       $   25       $  745      $3,751
                                    ======       ======       ======       ======       ======       ======      ======





                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                     CMS         CMS                      Inter-       CMS
                                  Electric       Lake         CMS        company   Enterprises
                                    & Gas      Muskegon     Capital      Elimina-    Company
                                   Company     Company       Corp.        tions      Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -      $  (174)      $    -
     Other paid-in-capital             589            1           13       (4,955)       5,306
     Currency translation              (82)           -            -          181         (181)
     Revaluation capital                 -            -            -            6           19
     Retained earnings                 (33)           1           10           73         (307)
                                    ------       ------       ------      -------       ------
                                       474            2           23       (4,869)       4,837
   Preferred stock                       -            -            -            -           49
   Long-term debt                       81            -          292          (75)       2,168
   Non-current capital leases            -            -            -            -            3
                                    ------       ------       ------      -------       ------
                                       555            2          315       (4,944)       7,057
                                    ------       ------       ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -           31
   Current capital leases                -            -            -            -            1
   Notes payable                         4            -          297         (430)          42
   Accounts payable                     35            -            5           (3)         542
   Accounts payable - related
     parties                             6            -            1         (104)          67
   Accrued interest                      -            -            7            -           47
   Accrued taxes                        (4)           -            -           (1)          20
   Other                                38            -            -            -          217
                                    ------       ------       ------      -------       ------
                                        79            -          310         (538)         967
                                    ------       ------       ------      -------       ------
Non-current Liabilities
   Postretirement benefits               9            -            -            -           48
   Deferred income taxes                 -            -            -            1           70
   Deferred investment tax credit        -            -            -            -            -
   Other                               137            -            -          (61)         649
                                    ------       ------       ------      -------       ------
                                       146            -            -          (60)         767
                                    ------       ------       ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $  780       $    2       $  625      $(5,542)      $8,791
                                    ======       ======       ======      =======       ======




(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., Monarch Management Company, CMS Comercializadora de Energia S.A., CMS Energy Asia Private Limited, CMS Energy South America Company and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Lake Muskegon Company, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission and Storage Company, CMS Resource Development Company and CMS Electric and Gas Company included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)



                                                 CMS        Explota-  CMS Oil and       CMS          CMS        CMS
                                  CMS            O&G      ciones CMS   Gas Inter-    Oil & Gas      NOMECO   Oil & Gas
                               Oil and Gas      Alba       Oil & Gas    national      Ecuador     Venezuela   Interna.
                                Company(4)       LDC           Co.        Ltd.          LDC          LDC     Co. Consol.
Plant and Property (Suc Efforts)
   Oil and gas properties           $  293       $   10       $   33       $    -       $   95       $   61      $  122
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       293           10           33            -           95           61         122
   Less accumulated depreciation,
     depletion and amortization        138            1           21            -           67           19          18
                                    ------       ------       ------       ------       ------       ------      ------
                                       155            9           12            -           28           42         104
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       155            9           12            -           28           42         104
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                302            -            -          196            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       302            -            -          196            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            1            -            -            -           6
   Accounts receivable                 101            -            -           33            5            4          20
   Materials and supplies                -            1            2            -            2            -          16
   Deferred income taxes                 8            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            1            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                       109            1            3           33            8            4          43
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 3            2            -            -            -            1           6
                                    ------       ------       ------       ------       ------       ------      ------
                                         3            2            -            -            -            1           6
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  569       $   12       $   15       $  229       $   36       $   47      $  153
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                     CMS         CMS         CMS          Terra          CMS          CMS
                                 Oil & Gas    Oil & Gas     NOMECO       Energy       OIl & Gas    Oil & Gas
                                    E.G.         E.G.       Congo          Ltd.,      Pipeline       Congo
                                    LDC          Ltd.        LDC         Consol.      Company         Ltd.
Plant and Property (Suc Efforts)
   Oil and gas properties           $    7       $  108       $    -       $   76       $    -       $   12
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         7          108            -           76            -           12
   Less accumulated depreciation,
     depletion and amortization          1            6            -           18            -            1
                                    ------       ------       ------       ------       ------       ------
                                         6          102            -           58            -           11
   Construction work-in-progress         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         6          102            -           58            -           11
                                    ------       ------       ------       ------       ------       ------
Investments
   Associated companies                  -            -            -            -            -            -
   Other                                 -            -            -            2            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            2            -            -
                                    ------       ------       ------       ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                         -            5            -            1            -            1
   Accounts receivable                   -           10            -           20            1            -
   Materials and supplies                1            1            -            2            -            1
   Deferred income taxes                 -            -            -            -            -            -
   Prepayments and other                 -            3            -            1            -            -
                                    ------       ------       ------       ------       ------       ------
                                         1           19            -           24            1            2
                                    ------       ------       ------       ------       ------       ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -
   Other                                 1            4            -            6            -            -
                                    ------       ------       ------       ------       ------       ------
                                         1            4            -            6            -            -
                                    ------       ------       ------       ------       ------       ------
Total Assets                        $    8       $  125       $    -       $   90       $    1       $   13
                                    ======       ======       ======       ======       ======       ======



                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                   Inter-         CMS
                                  company     Oil and Gas
                                  Elimina-      Company
                                   tions        Consol.
Plant and Property (Suc Efforts)
   Oil and gas properties           $    -       $  817
   Other                                 -            -
                                    ------       ------
                                         -          817
   Less accumulated depreciation,
     depletion and amortization          -          290
                                    ------       ------
                                         -          527
   Construction work-in-progress         -            -
                                    ------       ------
                                         -          527
                                    ------       ------
Investments
   Associated companies               (498)           -
   Other                                 -            2
                                    ------       ------
                                      (498)           2
                                    ------       ------
Current Assets
   Cash and temporary cash
     investments                         -           14
   Accounts receivable                (113)          81
   Materials and supplies                -           26
   Deferred income taxes                 -            8
   Prepayments and other                 -            6
                                    ------       ------
                                      (113)         135
                                    ------       ------
Non-current Assets
   Postretirement benefits               -            -
   Other                                 -           23
                                    ------       ------
                                         -           23
                                    ------       ------
Total Assets                        $ (611)      $  687
                                    ======       ======



(4) Represents CMS Oil and Gas Company and NOMECO China Oil Co. consolidated with CMS Oil and Gas International Company and Terra Energy, Ltd. included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)



                                                 CMS       Explota-    CMS Oil &        CMS          CMS        CMS
                                   CMS           O&G      ciones CMS   Gas Inter-    Oil & Gas      NOMECO   Oil & Gas
                               Oil and Gas      Alba     Oil and Gas    national      Ecuador     Venezuela  Interna.
                                Company(4)       LDC          Co.          Ltd.         LDC          LDC     Co. Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $  173       $    -       $    -       $    1       $    -       $    -      $    -
     Other paid-in-capital              93            9           51          190           71           43          26
     Revaluation capital                 1            -            -            -            -            -           -
     Retained earnings                  88            2          (30)         (14)         (25)           -          21
                                    ------       ------       ------       ------       ------       ------      ------
                                       355           11           21          177           46           43          47
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                      234            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       589           11           21          177           46           43          47
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           1
   Notes payable                         4            -            -           47            -            -           -
   Accounts payable                     15            -            2            -            3            2          22
   Accounts payable - related
     parties                           (50)           -            -            -            -            -          78
   Accrued interest                      9            -            -            5            -            -           -
   Accrued taxes                         2            -           (1)           -            -            2           1
   Other                                 3            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       (17)           -            1           52            3            4         102
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               6            -            -            -            -            -           -
   Deferred income taxes                (9)           -           (7)           -          (13)           -           3
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            1            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                        (3)           1           (7)           -          (13)           -           4
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  569       $   12       $   15       $  229       $   36       $   47      $  153
                                    ======       ======       ======       ======       ======       ======      ======

                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                    CMS          CMS                     Terra           CMS         CMS         CMS
                                 Oil & Gas    Oil & Gas      NOMECO      Energy        NOMECO     Oil & Gas   Oil & Gas
                                    E.G.         E.G.        China        Ltd.,         Congo       Congo     Pipeline
                                    LDC          Ltd.        OIl Co.     Consol.         LDC         Ltd.        Co.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital               6           63            2           26            -            8          (1)
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                   2           14           (2)          32            -            2           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         8           77            -           58            -           10           -
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            2            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         8           77            -           60            -           10           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Notes payable                         -            5            -            -            -            -           -
   Accounts payable                      -           11            -           12            -            -           1
   Accounts payable - related
     parties                             -           27            -            2            -            3           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         -            -            -           (1)           -            -           -
   Other                                 -            -            -            3            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           43            -           16            -            3           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            5            -           14            -            -           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            5            -           14            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $    8       $  125       $    -       $   90       $    -       $   13      $    1
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                   Inter-         CMS
                                  company     Oil and Gas
                                  Elimina-      Company
                                   tions        Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $   (1)      $  173
     Other paid-in-capital            (494)          93
     Revaluation capital                 -            1
     Retained earnings                  (3)          88
                                    ------       ------
                                      (498)         355
   Preferred stock                       -            -
   Long-term debt                        -          236
   Non-current capital leases            -            -
                                    ------       ------
                                      (498)         591
                                    ------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            1
   Notes payable                       (52)           4
   Accounts payable                      -           68
   Accounts payable - related
     parties                           (51)           9
   Accrued interest                    (10)           4
   Accrued taxes                        (6)          (3)
   Other                                 -            6
                                    ------       ------
                                      (119)          89
                                    ------       ------
Non-current Liabilities
   Postretirement benefits               -            6
   Deferred income taxes                 6           (1)
   Deferred investment tax credit        -            -
   Other                                 -            2
                                    ------       ------
                                         6            7
                                    ------       ------
Total Stockholders' Equity
   and Liabilities                  $ (611)      $  687
                                    ======       ======


(4) Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company and Terra Energy, Ltd. included on the equity method of accounting.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)



                                   CMS      CMS NOMECO    CMS Oil &        CMS         Inter-       CMS
                               Oil & Gas    International Gas Int'l    Oil & Gas      company   Oil & Gas
                             International  Congo Hld.,    Tunisia,     Cameroon,     Elimina-   Interna.
                                 Co.(5)        Inc.          Inc.          Ltd.        tions    Co. Consol.
Plant and Property (Suc Efforts)
   Oil and gas properties           $    1       $   83       $   36       $    2       $    -       $  122
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         1           83           36            2            -          122
   Less accumulated depreciation,
     depletion and amortization          -           16            2            -            -           18
                                    ------       ------       ------       ------       ------       ------
                                         1           67           34            2            -          104
   Construction work-in-progress         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         1           67           34            2            -          104
                                    ------       ------       ------       ------       ------       ------
Investments
   Associated companies                 49            -            -            -          (49)           -
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                        49            -            -            -          (49)           -
                                    ------       ------       ------       ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                         -            4            1            1            -            6
   Accounts receivable                  69           17            6            -          (72)          20
   Materials and supplies                -           14            2            -            -           16
   Prepayments and other                 -            1            -            -            -            1
                                    ------       ------       ------       ------       ------       ------
                                        69           36            9            1          (72)          43
                                    ------       ------       ------       ------       ------       ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -
   Other                                 1            2            2            1            -            6
                                    ------       ------       ------       ------       ------       ------
                                         1            2            2            1            -            6
                                    ------       ------       ------       ------       ------       ------
Total Assets                        $  120       $  105       $   45       $    4       $ (121)      $  153
                                    ======       ======       ======       ======       ======       ======



(5) Represents CMS Oil and Gas International Company, CMS Oil and Gas Cote d'Ivoire Ltd. and CMS Oil and Gas International Transportation Company consolidated.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)



                                   CMS      CMS NOMECO    CMS Oil &   CMS OIl &         CMS        Inter        CMS
                               Oil & Gas    International Gas Cote    Gas Int'l     Oil & Gas     company    Oil & Gas
                             International  Congo Hld.,   d'Ivoire     Tunisia,      Cameroon,    Elimina-   Interna.
                                  Co.(5)       Inc.         Ltd.         Inc.           Inc.       tions     Co. Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital              26           19            6            8            -          (33)         26
     Retained earnings                  21           18           (6)           4            -          (16)         21
                                    ------       ------       ------       ------       ------       ------      ------
                                        47           37            -           12            -          (49)         47
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        47           37            -           12            -          (49)         47
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            1            -            -            -            -           1
   Notes payable                         -            -            -            -            -            -           -
   Accounts payable                      -           18            -            2            2            -          22
   Accounts payable - related
     parties                            73           46            -           29            2          (72)         78
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         -            1            -            -            -            -           1
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        73           66            -           31            4          (72)        102
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            2            -            1            -            -           3
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            1            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            2            -            2            -            -           4
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  120       $  105       $    -       $   45       $    4       $ (121)     $  153
                                    ======       ======       ======       ======       ======       ======      ======



(5) Represents CMS Oil and Gas International Company and CMS Oil and Gas International Transportation Company consolidated.

                               TERRA ENERGY, LTD.
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)



                                                                         Energy        Inter-
                                  Terra       Terra                      Acquis.      company      Terra
                                 Energy,     Pipeline       Kristen       Oper.       Elimina-    Energy,
                                   Ltd.         Co.          Corp.         Co.         tions    Ltd. Consol.
Plant and Property (Suc Efforts)
   Oil and gas properties           $   76       $    -       $    -       $    -       $    -       $   76
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                        76            -            -            -            -           76
   Less accumulated depreciation,
     depletion and amortization         18            -            -            -            -           18
                                    ------       ------       ------       ------       ------       ------
                                        58            -            -            -            -           58
   Construction work-in-progress         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                        58            -            -            -            -           58
                                    ------       ------       ------       ------       ------       ------
Investments
   Associated companies                  5            -            -            -           (5)           -
   Other                                 2            -            -            -            -            2
                                    ------       ------       ------       ------       ------       ------
                                         7            -            -            -           (5)           2
                                    ------       ------       ------       ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                         1            -            -            -            -            1
   Accounts receivable                  21            1            3            1           (6)          20
   Materials and supplies                2            -            -            -            -            2
   Prepayments and other                 1            -            -            -            -            1
                                    ------       ------       ------       ------       ------       ------
                                        25            1            3            1           (6)          24
                                    ------       ------       ------       ------       ------       ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -
   Other                                 6            -            -            -            -            6
                                    ------       ------       ------       ------       ------       ------
                                         6            -            -            -            -            6
                                    ------       ------       ------       ------       ------       ------
Total Assets                        $   96       $    1       $    3       $    1       $  (11)      $   90
                                    ======       ======       ======       ======       ======       ======


                               TERRA ENERGY, LTD.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)



                                                                       Energy         Inter
                                 Terra        Terra                    Acquis.       company      Terra
                                 Energy,     Pipeline      Kristen      Oper.        Elimina-    Energy,
                                   Ltd.         Co.         Corp.        Co.          tions     Ltd. Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -
     Other paid-in-capital              26            -            1            -           (1)          26
     Retained earnings                  32            -            3            1           (4)          32
                                    ------       ------       ------       ------       ------       ------
                                        58            -            4            1           (5)          58
   Preferred stock                       -            -            -            -            -            -
   Long-term debt                        2            -            -            -            -            2
   Non-current capital leases            -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                        60            -            4            1           (5)          60
                                    ------       ------       ------       ------       ------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -
   Notes payable                         -            -            -            -            -            -
   Accounts payable                     12            -            -            -            -           12
   Accounts payable - related
     parties                             8            1           (1)           -           (6)           2
   Accrued interest                      -            -            -            -            -            -
   Accrued taxes                        (1)           -            -            -            -           (1)
   Other                                 3            -            -            -            -            3
                                    ------       ------       ------       ------       ------       ------
                                        22            1           (1)           -           (6)          16
                                    ------       ------       ------       ------       ------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -
   Deferred income taxes                14            -            -            -            -           14
   Deferred investment tax credit        -            -            -            -            -            -
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                        14            -            -            -            -           14
                                    ------       ------       ------       ------       ------       ------
Total Stockholders' Equity
   and Liabilities                  $   96       $    1       $    3       $    1       $  (11)      $   90
                                    ======       ======       ======       ======       ======       ======


                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)



                                                  CMSG        CMSG                      CMSG                    CMSG
                                    CMS          Honey        Filer        CMSG       Grayling       CMSG       Filer
                                Generation        Lake        City,      Grayling     Holdings    Operating  City Oper.
                                  Co. (6)       Company        Inc.       Company     Company      Company    Company
Plant and Property (At Cost)
   Independent power production     $    1       $    -       $    -       $    -       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
   Construction work-in-progress         1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies              1,685            -            -            -            -            -           -
   Other                                18           33           15            1            7            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,703           33           15            1            7            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            -            -            -           -
   Accounts receivable                  63            4            2            -            -           12           4
   Materials and supplies                -            -            -            -            -            -           -
   Generating plant fuel stock           -            -            -            -            -            -           -
   Deferred income taxes                 3            -            -            -            -            -           -
   Prepayments and other                 4            -            -            -            -            5           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        70            4            2            -            -           17           4
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                               131            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       131            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $1,905       $   37       $   17       $    1       $    7       $   17      $    4
                                    ======       ======       ======       ======       ======       ======      ======



















                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                Dearborn                                   Mid-         CMSG         CMSG      HYDRA-CO
                                 Indust.        CMS          CMSG        Michigan      Invest.     Michigan     Enter-
                               Generation   Generation    Recycling     Recycling     Co. I/II       Power      prises
                                   LLC          S.A.       Company        L.L.C.       Consol.        LLC       Consol.

Plant and Property (At Cost)
   Independent power production     $    -       $    -       $    -       $    3       $  339       $   73      $  242
   Less accumulated depreciation,
     depletion and amortization          -            -            -            1            -            1          33
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            2          339           72         209
   Construction work-in-progress       221            -            -            -           66            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       221            -            -            2          405           72         209
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            2            -            -            -           -
   Other                                 -           40            -            -          711            -          82
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           40            2            -          711            -          82
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                       (31)           -            -            2           15            -           1
   Accounts receivable                   -            1            -            2           67            1          45
   Materials and supplies                -            -            -            -            3            -           -
   Generating plant fuel stock           -            -            -            -            -            1           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                17            -            -            -            -            2           3
                                    ------       ------       ------       ------       ------       ------      ------
                                       (14)           1            -            4           85            4          49
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -           14            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            -           20            -          23
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -           34            -          23
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  207       $   41       $    2       $    6       $1,235       $   76      $  363
                                    ======       ======       ======       ======       ======       ======      ======

















                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                                                           CMS       Oxford/        CMSG     Dearborn
                                    CMSG          CMSG                   Morocco       CMS         Invest.   Generation
                                  Holdings      Altoona       CTM       Operating  Development     Company   Operating
                                  Company       Company      Consol.     Co. SCA       L.P.          III        LLC
Plant and Property (At Cost)
   Independent power production     $    -       $    -       $  316       $    -       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -           40            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -          276            -            -            -           -
   Construction work-in-progress         -            -            2            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -          278            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  1            -            -            -            -            -           -
   Other                                 5            -            9            -            9           20           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6            -            9            -            9           20           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -           35            1            -            -           -
   Accounts receivable                   7           45           53           11            -            7           2
   Materials and supplies                -            -           16            -            -            -           -
   Generating plant fuel stock           -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            2            -            2           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         7           45          104           14            -            9           2
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            5            -            -            -           -
   Other                                 -            -            1            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            6            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   13       $   45       $  397       $   14       $    9       $   29      $    2
                                    ======       ======       ======       ======       ======       ======      ======



















                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                   Inter-        CMS
                                  company    Generation
                                  Elimina-     Company
                                   tions       Consol.
Plant and Property (At Cost)
   Independent power production    $     -       $  974
   Less accumulated depreciation,
     depletion and amortization          -           76
                                   -------       ------
                                         -          898
   Construction work-in-progress         -          290
                                   -------       ------
                                         -        1,188
                                   -------       ------
Investments
   Associated companies             (1,688)           -
   Other                                 -          950
                                   -------       ------
                                    (1,688)         950
                                   -------       ------
Current Assets
   Cash and temporary cash
     investments                         -           23
   Accounts receivable                 (47)         279
   Materials and supplies                -           19
   Generating plant fuel stock           -            1
   Deferred income taxes                 -            3
   Prepayments and other                 -           35
                                   -------       ------
                                       (47)         360
                                   -------       ------
Non-current Assets
   Goodwill, net                         -           14
   Postretirement benefits               -            5
   Other                                 -          175
                                   -------       ------
                                         -          194
                                   -------       ------
Total Assets                       $(1,735)      $2,692
                                   =======       ======





(6) Represents CMS Generation Company, CMSG Mon Valley Company, CMSG Genesee Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Montreal Company, CMS Jorf Lasfar III LDC and Taweelah A2 Operating Company consolidated with HYDRA-CO Enterprises, Inc., CMS Centrales Termicas S.A., CMSG Investment Company I and CMSG Investment Company II included on the equity method of accounting.

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)



                                                  CMSG          CMSG                    CMSG                    CMSG
                                    CMS          Honey         Filer       CMSG       Grayling      CMSG        Filer
                                Generation        Lake         City,     Grayling     Holdings   Operating   City Oper.
                                  Co.(6)        Company         Inc.      Company      Company    Company      Company

Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    1      $    -
     Other paid-in-capital           2,008           10            6            4            7            3           -
     Currency translation              (93)           -            -            -            -            -           -
     Revaluation capital                (7)           -            -            -            -            -           -
     Retained earnings                (119)          16           10           (4)          (6)           1           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,789           26           16            -            1            5           -
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                       26            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,815           26           16            -            1            5           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                        46            1            -            -            -            -           2
   Accounts payable                      9            -            -            1            -            -           -
   Accounts payable - related
     parties                             8            -            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                        (6)           2            -            -            -            5           1
   Other                                 4            -            -            -            -            6           1
                                    ------       ------       ------       ------       ------       ------      ------
                                        61            3            -            1            -           11           4
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               3            -            -            -            -            1           -
   Deferred income taxes                25            8            1            -            6            -           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        29            8            1            -            6            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $1,905       $   37       $   17       $    1       $    7       $   17      $    4
                                    ======       ======       ======       ======       ======       ======      ======














                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                 Dearborn                                 Mid-          CMSG         CMSG      HYDRA-CO
                                  Indust.        CMS          CMSG      Michigan      Inv. Co.     Michigan     Enter-
                                Generation   Generation    Recycling   Recycling        I/II         Power      prises
                                    LLC          S.A.       Company      L.L.C.        Consol.        LLC       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             129           44            3            4          846           75         253
     Currency translation                -            -            -            -          (90)           -           -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                   7           (5)          (1)           -          108            -        (117)
                                    ------       ------       ------       ------       ------       ------      ------
                                       136           39            2            4          864           75         136
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -          194            -         175
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       136           39            2            4        1,058           75         311
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            9            -           8
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                        67            -            -            1           41            -           2
   Accounts payable                      1            2            -            1           85            1           9
   Accounts payable - related
     parties                             1            -            -            -           12            -           1
   Accrued interest                      -            -            -            -            8            -           -
   Accrued taxes                         -            -            -            -            2            -           6
   Other                                 2            -            -            -            3            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                        71            2            -            2          160            1          27
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -          (35)           -          16
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -           52            -           9
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -           17            -          25
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  207       $   41       $    2       $    6       $1,235       $   76      $  363
                                    ======       ======       ======       ======       ======       ======      ======














                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                                                           CMS       Oxford/         CMSG      Dearborn
                                    CMSG          CMSG                   Morocco       CMS          Invest.   Generation
                                  Holdings      Altoona       CTM       Operating  Development      Company   Operating
                                  Company       Company     Consol.      Co. SCA       L.P.           III         LLC
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital              12           39          281            2           41           24           -
     Currency translation                -            -            -            -            -           (3)          -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                  (6)           4            5            6          (32)           5           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         6           43          286            8            9           26           1
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -           59            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------      -------       ------      ------
                                         6           43          345            8            9           26           1
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            7            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            1            -            -            -            -          (1)
   Accounts payable                      -            1           12            3            -            -           2
   Accounts payable - related
     parties                             -            -            -            -            -            -           -
   Accrued interest                      -            -            1            -            -            -           -
   Accrued taxes                         -            -           14            3            -            3           -
   Other                                 -            -            7            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            2           41            6            -            3           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 2            -            -            -            -            -           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 5            -           11            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         7            -           11            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   13       $   45       $  397       $   14       $    9       $   29      $    2
                                    ======       ======       ======       ======       ======       ======      ======











                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                   Inter-        CMS
                                  company      Generation
                                  Elimina-      Company
                                    tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                  $    (1)      $    -
     Other paid-in-capital          (1,787)       2,004
     Currency translation               93          (93)
     Revaluation capital                 -           (7)
     Retained earnings                  10         (117)
                                   -------       ------
                                    (1,685)       1,787
   Preferred stock                       -            -
   Long-term debt                        -          454
   Non-current capital leases            -            -
                                   -------       ------
                                    (1,685)       2,241
                                   -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -           24
   Current capital leases                -            -
   Notes payable                       (41)         119
   Accounts payable                     (3)         124
   Accounts payable - related
     parties                            (2)          20
   Accrued interest                     (3)           6
   Accrued taxes                        (2)          28
   Other                                 -           24
                                   -------       ------
                                       (51)         345
                                   -------       ------
Non-current Liabilities
   Postretirement benefits               -            4
   Deferred income taxes                 2           25
   Deferred investment tax credit        -            -
   Other                                (1)          77
                                   -------       ------
                                         1          106
                                   -------       ------
Total Stockholders' Equity
   and Liabilities                 $(1,735)      $2,692
                                   =======       ======



(6) Represents CMS Generation Company, CMSG Mon Valley Company, CMSG Genesee Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Montreal Company, CMS Jorf Lasfar III LDC and Taweelah A2 Operating Company consolidated with HYDRA-CO Enterprises, Inc., CMS Centrales Termicas S.A., CMSG Investment Company I and CMSG Investment Company II included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)



                                HYDRO-CO         CMS                       New                       HCE
                                 Enter-      Generation       HCE         Bern           HCE       Rockfort       HCE
                                 prises       Oper. Co.    Appomatox     Energy        Hudson,      Diesel,    Lakewood
                                 Inc.(7)          II          Inc.      Rec. Inc.        Inc.        Inc.         Inc.

Plant and Property (At Cost)
  Independent power production      $    -       $    3       $    -       $    -       $    -       $    -      $    -
  Less accumulated depreciation,
    depletion and amortization          (6)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6            3            -            -            -            -           -
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6            3            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                 77            -            -            -            -            -           1
   Other                                46            -            1            2           11           21           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       123            -            1            2           11           21           1
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
  Cash and temporary cash
    investments                          -            1            -            -            -            -           -
  Accounts receivable                   23            9            1            -            1            2           1
  Materials and supplies                 -            -            -            -            -            -           -
  Prepayments and other                  -            -            -            -            2            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        23           10            1            -            3            2           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
  Postretirement benefits                -            -            -            -            -            -           -
  Other                                  3            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         3            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  155       $   13       $    2       $    2       $   14       $   23      $    2
                                    ======       ======       ======       ======       ======       ======      ======







                          (Continued on Following Page)

                           HYDRA-CO ENTERPRISES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                                 HCE                      Inter-      HYDRA-CO
                                Lakewood      Imperial        CMSG       company       Enter-
                                 Cogen.        Valley,      Stratton     Elimina-      prises
                                   L.P.          Inc.          Co.        tions        Consol.
Plant and Property (At Cost)
  Independent power production      $  239       $    -       $    -       $    -       $  242
  Less accumulated depreciation,
    depletion and amortization          39            -            -            -           33
                                    ------       ------       ------       ------       ------
                                       200            -            -            -          209
  Construction work-in-progress          -            -            -            -            -
                                    ------       ------       ------       ------       ------
                                       200            -            -            -          209
                                    ------       ------       ------       ------       ------
Investments
  Associated companies                   -            -            -          (78)           -
  Other                                  -            1            -            -           82
                                    ------       ------       ------       ------       ------
                                         -            1            -          (78)          82
                                    ------       ------       ------       ------       ------
Current Assets
  Cash and temporary cash
    investments                          -            -            -            -            1
  Accounts receivable                    8            -            5           (5)          45
  Materials and supplies                 -            -            -            -            -
  Prepayments and other                  1            -            -            -            3
                                    ------       ------       ------       ------       ------
                                         9            -            5           (5)          49
                                    ------       ------       ------       ------       ------
Non-current Assets
  Postretirement benefits                -            -            -            -            -
  Other                                 18            -            2            -           23
                                    ------       ------       ------       ------       ------
                                        18            -            2            -           23
                                    ------       ------       ------       ------       ------
Total Assets                        $  227       $    1       $    7       $  (83)      $  363
                                    ======       ======       ======       ======       ======



(7) Represents HYDRA-CO Enterprises, Inc. and HCE Jamaica Development, Inc. consolidated.

                           HYDRO-CO ENTERPRISES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)




                                 HYDRO-CO        CMS                       New                       HCE
                                  Enter-     Generation       HCE         Bern           HCE       Rockfort       HCE
                                  prises      Oper. Co.    Appomatox     Energy        Hudson,      Diesel,    Lakewood
                                  Inc.(7)         II          Inc.      Rec. Inc.        Inc.        Inc.         Inc.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             253            4            2            1            9           19           1
     Currency translation                -            -            -            -            -            -           -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                (121)           -            -            1            4            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       132            4            2            2           13           19           1
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -            -            1           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       132            4            2            2           13           20           1
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         1            -            -            -            -            -           1
   Accounts payable                      4            6            -            -            -            -           -
   Accounts payable - related
     parties                             2            1            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         4            1            -            -            -            -           -
   Other                                (1)           1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        10            9            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                13            -            -            -            1            3           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        13            -            -            -            1            3           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  155       $   13       $    2       $    2       $   14       $   23      $    2
                                    ======       ======       ======       ======       ======       ======      ======





                          (Continued on Following Page)

                           HYDRO-CO ENTERPRISES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)




                                                 HCE                      Inter-      HYDRA-CO
                                 Lakewood     Imperial       CMSG        company       Enter-
                                  Cogen.       Valley,     Stratton      Elimina-      prises
                                    L.P.         Inc.         Co.         tions        Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -
     Other paid-in-capital              35            2           20          (93)         253
     Currency translation                -            -            -            -            -
     Revaluation capital                 -            -            -            -            -
     Retained earnings                   8            -          (15)           6         (117)
                                    ------       ------       ------       ------       ------
                                        43            2            5          (87)         136
   Preferred stock                       -            -            -            -            -
   Long-term debt                      174            -            -            -          175
   Non-current capital leases            -            -            -            -            -
                                    ------       ------       ------       ------       ------
                                       217            2            5          (87)         311
                                    ------       ------       ------       ------       ------
Current Liabilities
   Current portion of long-term
     debt                                8            -            -            -            8
   Current capital leases                -            -            -            -            -
   Notes payable                         -            -            -            -            2
   Accounts payable                      2            -            -           (3)           9
   Accounts payable - related
     parties                             -            -            -           (2)           1
   Accrued interest                      -            -            -            -            -
   Accrued taxes                         -            -            1            -            6
   Other                                 -            -            1            -            1
                                    ------       ------       ------       ------       ------
                                        10            -            2           (5)          27
                                    ------       ------       ------       ------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -
   Deferred income taxes                 -           (1)           -            -           16
   Deferred investment tax credit        -            -            -            -            -
   Other                                 -            -            -            9            9
                                    ------       ------       ------       ------       ------
                                         -           (1)           -            9           25
                                    ------       ------       ------       ------       ------
Total Stockholders' Equity
   and Liabilities                  $  227       $    1       $    7       $  (83)      $  363
                                    ======       ======       ======       ======       ======



(7) Represents HYDRA-CO Enterprises, Inc. and HCE Jamaica Development, Inc. consolidated.

                           CMS CENTRALES TERMICAS S.A
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)



                                                           Centrales                   Inter-
                                    CMS        Cuyana      Termicas        CMS        company
                                 Operating    S.A. de       Mendoza      Ensenada     Elimina-      CTM
                                    S.A.    Inversiones       S.A.         S.A.        tions       Consol.
Plant and Property (At Cost)
   Independent power production     $    4       $    -       $  218       $   94      $     -       $  316
   Less accumulated depreciation,
     depletion and amortization          -            -           29           11            -           40
                                    ------       ------       ------       ------      -------       ------
                                         4            -          189           83            -          276
   Construction work-in-progress         -            -            2            -            -            2
                                    ------       ------       ------       ------      -------       ------
                                         4            -          191           83            -          278
                                    ------       ------       ------       ------      -------       ------
Investments
   Associated companies                271          236            -            -         (507)           -
   Other                                 9            -            -            -            -            9
                                    ------       ------       ------       ------      -------       ------
                                       280          236            -            -         (507)           9
                                    ------       ------       ------       ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                         1            -           25            9            -           35
   Accounts receivable                   2            -           31           21           (1)          53
   Materials and supplies                -            -           16            -            -           16
   Deferred income taxes                 -            -            -            -            -            -
   Prepayments and other                 -            -            -            -            -            -
                                    ------       ------       ------       ------      -------       ------
                                         3            -           72           30           (1)         104
                                    ------       ------       ------       ------      -------       ------
Non-current Assets
   Postretirement benefits               -            -            5            -            -            5
   Other                                 -            -            -            1            -            1
                                    ------       ------       ------       ------      -------       ------
                                         -            -            5            1            -            6
                                    ------       ------       ------       ------      -------       ------
Total Assets                        $  287       $  236       $  268       $  114      $  (508)      $  397
                                    ======       ======       ======       ======      =======       ======



                           CMS CENTRALES TERMICAS S.A
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)


                                                           Centrales                   Inter-
                                    CMS        Cuyana      Termicas        CMS        company
                                 Operating    S.A. de       Mendoza      Ensenada     Elimina-       CTM
                                    S.A.    Inversiones       S.A.         S.A.        tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -      $     -       $    -
     Other paid-in-capital             278          236          229           39         (501)         281
     Currency translation                -            -            -            -            -            -
     Revaluation capital                 -            -            -            -            -            -
     Retained earnings                   5            -            7           (1)          (6)           5
                                    ------       ------       ------       ------      -------       ------
                                       283          236          236           38         (507)         286
   Preferred stock                       -            -            -            -            -            -
   Long-term debt                        -            -            -           59            -           59
   Non-current capital leases            -            -            -            -            -            -
                                    ------       ------       ------       ------      -------       ------
                                       283          236          236           97         (507)         345
                                    ------       ------       ------       ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            7            -            7
   Current capital leases                -            -            -            -            -            -
   Notes payable                         -            -            -            -            -            -
   Accounts payable                      2            -            5            5            -           12
   Accounts payable - related
     parties                             1            -            -            -           (1)           -
   Accrued interest                      -            -            -            1            -            1
   Accrued taxes                         1            -           10            3            -           14
   Other                                 -            -            6            1            -            7
                                    ------       ------       ------       ------      -------       ------
                                         4            -           21           17           (1)          41
                                    ------       ------       ------       ------      -------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -
   Deferred income taxes                 -            -            -            -            -            -
   Deferred investment tax credit        -            -            -            -            -            -
   Other                                 -            -           11            -            -           11
                                    ------       ------       ------       ------      -------       ------
                                         -            -           11            -            -           11
                                    ------       ------       ------       ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $  287       $  236       $  268       $  114      $  (508)      $  397
                                    ======       ======       ======       ======      =======       ======


                     CMS GENERATION INVESTMENT COMPANY I/II
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)




                                               Jeguru-                                  CMSG         CMSG       CMSG
                                   CMSG          padu         CMSG         CMSG       Loy Yang     Loy Yang     Jorf
                                 Inv. Co.       O&M Co.    Pinamucan       Cebu       Holdings     Holdings    Lasfar
                                  I/II(8)     Mauritius       LDC           LDC        1 Ltd.       2 Ltd.      I LDC
Plant and Property (At Cost)
   Independent power production     $    -       $    -       $    -       $    -       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                477            -            -            -            -            -           -
   Other                                90            1            -           16          203          207          (1)
                                    ------       ------       ------       ------       ------       ------      ------
                                       567            1            -           16          203          207          (1)
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            1            3            3            2            2           -
   Accounts receivable                 348            -            6           (2)           -            7           -
   Materials and supplies                -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       348            1            9            1            2            9           -
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                        14            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            7            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        14            7            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  929       $    9       $    9       $   17       $  205       $  216      $   (1)
                                    ======       ======       ======       ======       ======       ======      ======





                          (Continued on Following Page)

                     CMS GENERATION INVESTMENT COMPANY I/II
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)




                                  CMSG          Jorf                       Jorf                               National
                                  Jorf         Lasfar        Jorf         Lasfar        CMSG      Takoradi      Power
                                 Lasfar      Handels-       Lasfar        Power       Taweelah      Int'l      Supply
                                 II Ltd.       bolag         I HB       Energy HB        Ltd.      Company    Co., Ltd.
Plant and Property (At Cost)
   Independent power production     $    -       $    -       $    -       $    -       $    -       $    -      $  339
   Less accumulated depreciation,
     depletion and amortization          -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -         339
   Construction work-in-progress         -            -            -            -            -           66           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -           66         339
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            -            -            -            -           -
   Other                                (1)           4           44           41           74            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        (1)           4           44           41           74            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            -            -            -           4
   Accounts receivable                   -            -            -            -            -            6          26
   Materials and supplies                -            -            -            -            -            -           3
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            6          33
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            1          12
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            1          12
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   (1)      $    4       $   44       $   41       $   74       $   73      $  384
                                    ======       ======       ======       ======       ======       ======      ======




                          (Continued on Following page)

                     CMS GENERATION INVESTMENT COMPANY I/II
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)




                                                Inter-       CMSG
                                               company    Investment
                                Monetize      Elimina-     Co. I/II
                                 Limited        tions        Consol.
Plant and Property (At Cost)
   Independent power production     $    -       $    -       $  339
   Less accumulated depreciation,
     depletion and amortization          -            -            -
                                    ------       ------       ------
                                         -            -          339
   Construction work-in-progress         -            -           66
                                    ------       ------       ------
                                         -            -          405
                                    ------       ------       ------
Investments
   Associated companies                  -         (477)           -
   Other                                33            -          711
                                    ------       ------       ------
                                        33         (477)         711
                                    ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                         -            -           15
   Accounts receivable                   -         (324)          67
   Materials and supplies                -            -            3
   Deferred income taxes                 -            -            -
   Prepayments and other                 -            -            -
                                    ------       ------       ------
                                         -         (324)          85
                                    ------       ------       ------
Non-current Assets
   Goodwill, net                         -            -           14
   Postretirement benefits               -            -            -
   Other                                 -            -           20
                                    ------       ------       ------
                                         -            -           34
                                    ------       ------       ------
Total Assets                        $   33       $ (801)      $1,235
                                    ======       ======       ======






(8) Represents CMSG Investment Company I and CMSG Investment Company II consolidated.

                     CMS GENERATION INVESTMENT COMPANY I/II
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)



                                                Jeguru-                                 CMSG        CMSG        CMSG
                                   CMSG          padu         CMSG         CMSG       Loy Yang    Loy Yang      Jorf
                                 Inv. Co.       O&M Co.    Pinamucan       Cebu       Holdings    Holdings     Lasfar
                                 I/II(8)      Mauritius       LDC           LDC         1 Ltd.     2 Ltd.      I LDC

Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             848            -            -           16          141          143           -
     Currency translation              (91)           -            -           (5)         (39)         (43)          -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                 106            -           (5)           5          (40)         (37)         (2)
                                    ------       ------       ------       ------       ------       ------      ------
                                       863            -           (5)          16           62           63          (2)
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       863            -           (5)          16           62           63          (2)
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                        41            9            -            -          157          158           -
   Accounts payable                     10            -           14            1            2           10           1
   Accounts payable - related
     parties                            12            -            -            -            -            -           -
   Accrued interest                      4            -            -            -            -            -           -
   Accrued taxes                        (1)           -            -            -            1            2           -
   Other                                 1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        67            9           14            1          160          170           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                (1)           -            -            -          (17)         (17)          -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        (1)           -            -            -          (17)         (17)          -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  929       $    9       $    9       $   17       $  205       $  216      $   (1)
                                    ======       ======       ======       ======       ======       ======      ======







                          (Continued on Following Page)

                     CMS GENERATION INVESTMENT COMPANY I/II
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)




                                   CMSG          Jorf                     Jorf                                National
                                   Jorf         Lasfar        Jorf       Lasfar         CMSG       Takoradi     Power
                                  Lasfar       Handels-      Lasfar      Power        Taweelah      Int'l      Supply
                                  II Ltd.       bolag         I HB     Energy HB         Ltd.      Company    Co., Ltd.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital               -            1            6            4           74           65         134
     Currency translation                -            -            -            -            -            -           -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                  (2)           3           38           37            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        (2)           4           44           41           74           65         134
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -            -            -         194
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        (2)           4           44           41           74           65         328
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           9
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            -            -            -            -            -           -
   Accounts payable                      1            -            -            -            -            -          43
   Accounts payable - related
     parties                             -            -            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           4
   Accrued taxes                         -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            2           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         1            -            -            -            -            2          56
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            6           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            6           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   (1)      $    4       $   44       $   41       $   74       $   73      $  384
                                    ======       ======       ======       ======       ======       ======      ======






                          (Continued on Following Page)

                     CMS GENERATION INVESTMENT COMPANY I/II
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)




                                                Inter-       CMSG
                                               company    Investment
                                  Monetize     Elimina-    Co. I/II
                                  Limited       tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -
     Other paid-in-capital              29         (615)         846
     Currency translation               (1)          89          (90)
     Revaluation capital                 -            -            -
     Retained earnings                   5            -          108
                                    ------       ------       ------
                                        33         (526)         864
   Preferred stock                       -            -            -
   Long-term debt                        -            -          194
   Non-current capital leases            -            -            -
                                    ------       ------       ------
                                        33         (526)       1,058
                                    ------       ------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            9
   Current capital leases                -            -            -
   Notes payable                         -         (324)          41
   Accounts payable                      -            3           85
   Accounts payable - related
     parties                             -            -           12
   Accrued interest                      -            -            8
   Accrued taxes                         -            -            2
   Other                                 -            -            3
                                    ------       ------       ------
                                         -         (321)         160
                                    ------       ------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -
   Deferred income taxes                 -            -          (35)
   Deferred investment tax credit        -            -            -
   Other                                 -           46           52
                                    ------       ------       ------
                                         -           46           17
                                    ------       ------       ------
Total Stockholders' Equity
   and Liabilities                  $   33       $ (801)      $1,235
                                    ======       ======       ======






(8) Represents CMSG Investment Company I and CMSG Investment Company II consolidated.

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)





                                 CMS Gas                      CMS          CMS       CMS Gas         CMS        CMS
                              Transmission       CMS        Saginaw      Saginaw   Transmission      Gas      Jackson
                                & Storage      Antrim         Bay        Bay Lat.    del Sur      Argentina  Pipeline
                                Company(9)     Company      Company      Company     Company       Company    Company
Plant and Property (At Cost)
   Natural gas transmission,
     storage and processing         $    -       $   53       $    -       $    -       $    -       $    -      $   10
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           53            -            -            -            -          10
   Less accumulated depreciation,
     depletion and amortization          -           12            -            -            -            -           2
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           41            -            -            -            -           8
   Construction work-in-progress         2            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         2           41            -            -            -            -           8
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies              1,874            -            -            -            -            -           -
   Other                                21            -            5            -          152          160           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,895            -            5            -          152          160           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         1            -            -            -            -            -           1
   Accounts receivable                 144            5            -            -           11            -           -
   Gas in underground storage            2            -            -            -            -            -           -
   Materials and supplies                -            1            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 1            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       148            7            -            -           11            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            6            2            -           43           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                51            -            -            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        51            -            6            2            1           43           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $2,096       $   48       $   11       $    2       $  164       $  203      $    9
                                    ======       ======       ======       ======       ======       ======      ======





                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                   CMS       Panhandle       CMS                     CMS Gas     CMS Gold-       CMS
                                Marysville    Eastern       Field       Tristate    Trans. of    fields GT   Grand Lacs
                               Gas Liquids   Pipe Line    Services      Pipeline    Australia    Aust. Pty.    Holding
                                 Company    Co. Consol.  Co. Consol.       LLC        Trust         Ltd.       Company
Plant and Property (At Cost)
   Natural gas transmission,
     storage and processing         $    3       $1,529       $  265       $    -       $   46       $    -      $   29
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         3        1,529          265            -           46            -          29
   Less accumulated depreciation,
     depletion and amortization          -           56           16            -            6            -           6
                                    ------       ------       ------       ------       ------       ------      ------
                                         3        1,473          249            -           40            -          23
   Construction work-in-progress         -           45           36            6            3            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         3        1,518          285            6           43            -          23
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            -            -            -            -           2
   Other                                16            2            2            -            -           71           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        16            2            2            -            -           71           2
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                        (2)           -            1            -           19            4           -
   Accounts receivable                   9          206           55            -            2            2           2
   Gas in underground storage            -            -            -            -            -            -           -
   Materials and supplies                -           34            6            -            -            -           -
   Deferred income taxes                 -            8            -            -            -            -           -
   Prepayments and other                 1            8            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         8          256           62            -           21            6           2
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -          754            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                12           12            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        12          766            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   39       $2,542       $  349       $    6       $   64       $   77      $   27
                                    ======       ======       ======       ======       ======       ======      ======












                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                   Grand        Inter-      CMS Gas
                                    Lacs       company    Tran. & Stor.
                                  Limited      Elimina-     Company
                                    Part.       tions       Consol.
Plant and Property (At Cost)
   Natural gas transmission,
     storage and processing         $    -      $     -       $1,935
   Other                                 -            -            -
                                    ------      -------       ------
                                         -            -        1,935
   Less accumulated depreciation,
     depletion and amortization          -            -           98
                                    ------      -------       ------
                                         -            -        1,837
   Construction work-in-progress         -            -           92
                                    ------      -------       ------
                                         -            -        1,929
                                    ------      -------       ------
Investments
   Associated companies                  -       (1,876)           -
   Other                                 -            -          429
                                    ------      -------       ------
                                         -       (1,876)         429
                                    ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                         1            -           25
   Accounts receivable                   3          (14)         425
   Gas in underground storage            -            -            2
   Materials and supplies                -            -           41
   Deferred income taxes                 -            -            8
   Prepayments and other                 -            -           11
                                    ------      -------       ------
                                         4          (14)         512
                                    ------      -------       ------
Non-current Assets
   Goodwill, net                         -            -          805
   Postretirement benefits               -            -            -
   Other                                 -            -           76
                                    ------      -------       ------
                                         -            -          881
                                    ------      -------       ------
Total Assets                        $    4      $(1,890)      $3,751
                                    ======      =======       ======











(9) Represents CMS Gas Transmission and Storage Company consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)



                                 CMS Gas                       CMS         CMS       CMS Gas         CMS         CMS
                              Transmission       CMS         Saginaw     Saginaw   Transmission      Gas       Jackson
                                & Storage      Antrim          Bay       Bay Lat.    del Sur      Argentina   Pipeline
                                Company(9)     Company       Company     Company     Company       Company     Company
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital           2,111            -           10            3           94          168           2
     Currency translation               (5)           -            -            -            -            -           -
     Retained earnings                 (36)           -           (1)          (1)          (2)          35           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     2,070            -            9            2           92          203           2
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -           33            -            -            -            -           4
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     2,070           33            9            2           92          203           6
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            6            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                        15            -            -            -            -            -           -
   Accounts payable                      -            1            -            -            -            -           -
   Accounts payable - related
     parties                            16            -            -            -           11            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                        (4)           1            -            -            -            -           1
   Other                                20            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        47            8            -            -           11            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               2            -            -            -            -            -           -
   Deferred income taxes               (26)           7            2            -            -            -           1
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 3            -            -            -           61            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                       (21)           7            2            -           61            -           2
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $2,096       $   48       $   11       $    2       $  164       $  203      $    9
                                    ======       ======       ======       ======       ======       ======      ======














                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)




                                   CMS        Panhandle       CMS                    CMS Gas     CMS Gold-       CMS
                                Marysville     Eastern       Field      Tristate    Trans. of    fields GT   Grand Lacs
                               Gas Liquids    Pipe Line    Services     Pipeline    Australia    Aust. Pty.    Holding
                                 Company    Co. Consol.  Co. Consol.       LLC        Trust         Ltd.       Company
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    1       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital              31        1,127          179            6           67           66          28
     Currency translation                -            -            -            -           (8)           3           -
     Retained earnings                   2            -           32            -            1            7          (2)
                                    ------       ------       ------       ------       ------       ------      ------
                                        33        1,128          211            6           60           76          26
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -        1,094           49            -            -            -           -
   Non-current capital leases            -            -            3            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        33        2,222          263            6           60           76          26
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            1            -            -            -           -
   Notes payable                         2            -            -            -            -            -           -
   Accounts payable                      1           38           56            -            1            -           -
   Accounts payable - related
     parties                             1           14            -            -            -            -           -
   Accrued interest                      -           30            -            -            -            -           -
   Accrued taxes                         1            1            -            -            3            1           -
   Other                                 1          115            2            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6          198           59            -            4            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -           17            -            -            -            -           -
   Deferred income taxes                 -           36           12            -            -            -           1
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -           69           15            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -          122           27            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   39       $2,542       $  349       $    6       $   64       $   77      $   27
                                    ======       ======       ======       ======       ======       ======      ======














                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                   Grand        Inter-      CMS Gas
                                    Lacs       company    Tran. & Stor.
                                  Limited      Elimina-     Company
                                    Part.       tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -      $    (1)      $    -
     Other paid-in-capital               -       (1,805)       2,087
     Currency translation                -            5           (5)
     Retained earnings                   4          (75)         (36)
                                    ------      -------       ------
                                         4       (1,876)       2,046
   Preferred stock                       -            -            -
   Long-term debt                        -            -        1,180
   Non-current capital leases            -            -            3
                                    ------      -------       ------
                                         4       (1,876)       3,229
                                    ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            6
   Current capital leases                -            -            1
   Notes payable                         -            -           17
   Accounts payable                      -            -           97
   Accounts payable - related
     parties                             -          (14)          28
   Accrued interest                      -            -           30
   Accrued taxes                         -            -            4
   Other                                 -            -          138
                                    ------      -------       ------
                                         -          (14)         321
                                    ------      -------       ------
Non-current Liabilities
   Postretirement benefits               -            -           19
   Deferred income taxes                 -            -           33
   Deferred investment tax credit        -            -            -
   Other                                 -            -          149
                                    ------      -------       ------
                                         -            -          201
                                    ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $    4      $(1,890)      $3,751
                                    ======      =======       ======












(9) Represents CMS Gas Transmission and Storage Company consolidated with CMS Field Services, Inc and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)



                                Panhandle                                             Inter-     Panhandle
                              Eastern Pipe   Trunkline    Trunkline     Pan Gas      company      Eastern
                                 Line Co.       Gas          LNG        Storage      Elimina-    Pipe Line
                              Consol. (10)    Company      Company      Company        tions      Co. Cons.
Plant and Property (At Cost)
   Natural gas transmission,
     storage and processing         $  684       $  629       $   28       $  188      $     -       $1,529
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------      -------       ------
                                       684          629           28          188            -        1,529
   Less accumulated depreciation,
     depletion and amortization         32           21            1            2            -           56
                                    ------       ------       ------       ------      -------       ------
                                       652          608           27          186            -        1,473
   Construction work-in-progress        29           16            -            -            -           45
                                    ------       ------       ------       ------      -------       ------
                                       681          624           27          186            -        1,518
                                    ------       ------       ------       ------      -------       ------
Investments
   Associated companies                739            -            -            -         (739)           -
   Other                                 2            -            -            -            -            2
                                    ------       ------       ------       ------      -------       ------
                                       741            -            -            -         (739)           2
                                    ------       ------       ------       ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            -            -            -
   Accounts receivable                 273          121            7           69         (264)         206
   Gas in underground storage            -            -            -            -            -            -
   Materials and supplies               13           17            4            -            -           34
   Deferred income taxes                 8            -            -            -            -            8
   Prepayments and other                 1            6            -            1            -            8
                                    ------       ------       ------       ------      -------       ------
                                       295          144           11           70         (264)         256
                                    ------       ------       ------       ------      -------       ------
Non-current Assets
   Goodwill, net                       754            -            -            -            -          754
   Postretirement benefits               -            -            -            -            -            -
   Other                               111            1            -            -         (100)          12
                                    ------       ------       ------       ------      -------       ------
                                       865            1            -            -         (100)         766
                                    ------       ------       ------       ------      -------       ------
Total Assets                        $2,582       $  769       $   38       $  256      $(1,103)      $2,542
                                    ======       ======       ======       ======      =======       ======













(10) Represents Panhandle Eastern Pipe Line Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, Trunkline Field Services Company and CMS Trunkline Pipeline Holdings, Inc. consolidated.

                       PANHANDLE EASTERN PIPE LINE COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)



                                Panhandle                                             Inter-     Panhandle
                              Eastern Pipe   Trunkline    Trunkline     Pan Gas      company      Eastern
                                 Line Co.        Gas         LNG        Storage      Elimina-    Pipe Line
                              Consol. (10)    Company      Company      Company       tions       Co. Cons.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    1       $   27       $    -       $    -      $   (27)      $    1
     Other paid-in-capital           1,128          468           29          230         (728)       1,127
     Currency translation                -            -            -            -            -            -
     Retained earnings                   -          (34)           3           15           16            -
                                    ------       ------       ------       ------      -------       ------
                                     1,129          461           32          245         (739)       1,128
   Preferred stock                       -            -            -            -            -            -
   Long-term debt                    1,094          100            -            -         (100)       1,094
   Non-current capital leases            -            -            -            -            -            -
                                    ------       ------       ------       ------      -------       ------
                                     2,223          561           32          245         (839)       2,222
                                    ------       ------       ------       ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -
   Current capital leases                -            -            -            -            -            -
   Notes payable                         -          100            -            -         (100)           -
   Accounts payable                    183            7            -            -         (152)          38
   Accounts payable - related
     parties                            18            -            -            -           (4)          14
   Accrued interest                     30            -            -            -            -           30
   Accrued taxes                         2           (2)           2            7           (8)           1
   Other                                68           43            2            2            -          115
                                    ------       ------       ------       ------      -------       ------
                                       301          148            4            9         (264)         198
                                    ------       ------       ------       ------      -------       ------
Non-current Liabilities
   Postretirement benefits              17            -            -            -            -           17
   Deferred income taxes                18           14            2            2            -           36
   Deferred investment tax credit        -            -            -            -            -            -
   Other                                23           46            -            -            -           69
                                    ------       ------       ------       ------      -------       ------
                                        58           60            2            2            -          122
                                    ------       ------       ------       ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $2,582       $  769       $   38       $  256      $(1,103)      $2,542
                                    ======       ======       ======       ======      =======       ======















(10) Represents Panhandle Eastern Pipe Line Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, Trunkline Field Services Company and CMS Trunkline Pipeline Holdings, Inc. consolidated.

                            CMS FIELD SERVICES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)




                                   CMS        CNG/Okla    CNG/Taurus       CNG         CNG           CNG        CNG
                                  Field       Nat. Gas     Holdings        Gas         Gas         Laverne   Nat. Gas
                                Services,    Gathering      Company,    Gathering   Processing   Gas Proc.,  Gathering
                                 Inc.(11)        LLC          Inc.         LLC          LLC          LLC        LLC
Plant and Property (At Cost)
   Natural gas transmission,
     storage and processing         $    5       $    3       $   48       $    -       $   50       $    2      $   72
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         5            3           48            -           50            2          72
   Less accumulated depreciation,
     depletion and amortization          -            -            3            -            3            -           4
                                    ------       ------       ------       ------       ------       ------      ------
                                         5            3           45            -           47            2          68
   Construction work-in-progress         2            -            -           31            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         7            3           45           31           48            2          68
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                262            -            -            -            -            -           -
   Other                                 2            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       264            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                        (5)           1            1            1           (3)          (2)          4
   Accounts receivable                  41            -            4            -            -            1           2
   Gas in underground storage            -            -            -            -            -            -           -
   Materials and supplies                4            -            -            2            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        40            1            5            3           (3)          (1)          6
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  311       $    4       $   50       $   34       $   45       $    1      $   74
                                    ======       ======       ======       ======       ======       ======      ======












                          (Continued on Following Page)

                            CMS FIELD SERVICES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                 Cherokee                  Heritage      Roaring       CNG         Inter-       CMS
                                    Gas       Bradshaw       Gas          Creek       Hydro-      company      Field
                                Processing     Energy     Gathering     Gas Svcs.    carbons      Elimina-   Services,
                                    LLC          LLC          LLC          LLC         LLC          tions    Inc. Cons.
Plant and Property (At Cost)
   Natural gas transmission,
     storage and processing         $   45       $   10       $   22       $    4       $    4       $    -      $  265
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        45           10           22            4            4            -         265
   Less accumulated depreciation,
     depletion and amortization          3            1            2            -            -            -          16
                                    ------       ------       ------       ------       ------       ------      ------
                                        42            9           20            4            4            -         249
   Construction work-in-progress         1            -            1            -            -            -          36
                                    ------       ------       ------       ------       ------       ------      ------
                                        43            9           21            4            4            -         285
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            -            -            -         (262)          -
   Other                                 -            -            -            -            -            -           2
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -         (262)          2
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         2            1            1            -            -            -           1
   Accounts receivable                   4            -            2            1            -            -          55
   Gas in underground storage            -            -            -            -            -            -           -
   Materials and supplies                -            -            -            -            -            -           6
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6            1            3            1            -            -          62
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   49       $   10       $   24       $    5       $    4       $ (262)     $  349
                                    ======       ======       ======       ======       ======       ======      ======












(11) Represents CMS Field Services, Inc. and Continential Spearman Gas Processing, LLC consolidated.

                            CMS FIELD SERVICES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)



                                   CMS        CNG/Okla.   CNG/Taurus       CNG         CNG           CNG         CNG
                                  Field       Nat. Gas     Holdings        Gas         Gas         Laverne    Nat. Gas
                                Services,    Gathering     Company,     Gathering   Processing    Gas Proc.   Gathering
                                 Inc.(11)        LLC         Inc.          LLC         LLC           LLC         LLC
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             179            3           49           17           44            1          74
     Currency translation                -            -            -            -            -            -           -
     Retained earnings                  22            -            -            -           (1)           -          (1)
                                    ------       ------       ------       ------       ------       ------      ------
                                       201            3           49           17           43            1          73
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                       49            -            -            -            -            -           -
   Non-current capital leases            3            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       253            3           49           17           43            1          73
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                1            -            -            -            -            -           -
   Notes payable                         -            -            -            -            -            -           -
   Accounts payable                     44            -            1            2            2            -           1
   Accounts payable - related
     parties                             -            -            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         -            -            -            -            -            -           -
   Other                                 1            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        46            1            1            2            2            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                12            -            -            -            -            -           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -           15            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        12            -            -           15            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  311       $    4       $   50       $   34       $   45       $    1      $   74
                                    ======       ======       ======       ======       ======       ======      ======














                          (Continued on Following Page)

                            CMS FIELD SERVICES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                 Cherokee                  Heritage     Roaring        CNG         Inter-       CMS
                                    Gas       Bradshaw        Gas        Creek        Hydro-      company      Field
                                Processing     Energy     Gathering    Gas Svcs.     carbons      Elimina-    Services
                                    LLC          LLC          LLC          LLC         LLC         tions     Inc. Cons.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital              34           10           21            5            4         (262)        179
     Currency translation                -            -            -            -            -            -           -
     Retained earnings                  11            -            1            -            -            -          32
                                    ------       ------       ------       ------       ------       ------      ------
                                        45           10           22            5            4         (262)        211
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -            -            -          49
   Non-current capital leases            -            -            -            -            -            -           3
                                    ------       ------       ------       ------       ------       ------      ------
                                        45           10           22            5            4         (262)        263
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           1
   Notes payable                         -            -            -            -            -            -           -
   Accounts payable                      4            -            2            -            -            -          56
   Accounts payable - related
     parties                             -            -            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           2
                                    ------       ------       ------       ------       ------       ------      ------
                                         4            -            2            -            -            -          59
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -          12
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -          15
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -          27
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   49       $   10       $   24       $    5       $    4       $ (262)     $  349
                                    ======       ======       ======       ======       ======       ======      ======













(11) Represents CMS Field Services, Inc. and Continential Spearman Gas Processing, LLC consolidated.

                             CMS ENERGY CORPORATION
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)


                                              Consumers      CMS          Inter-
                                               Energy    Enterprises     company     CMS Energy
                                CMS Energy     Company     Company       Elimina-    Corporation
                                 Corp.(1)       Consol.     Consol.       tions        Consol.
Balance at January 1, 1999          $ (234)      $  434       $ (315)      $ (119)      $ (234)

Consolidated Net Income (Loss)         319          340          131         (451)         339

Redemption of Class G Common Stock     (69)           -            -            -          (69)

Less Dividends Paid
   Common Stock - CMS Energy           154            -            -            -          154
                  Class G                9                         -            -            9
   Preferred Stock                       -            6            7           (7)           6
   Preferred Securities Distribution    35           21            -            -           56
   Associated Companies                  7          262          116         (385)           -
                                    ------       ------       ------       ------       ------
                                       205          289          123         (392)         225
                                    ------       ------       ------       ------       ------
Balance at December 31, 1999        $ (189)      $  485       $ (307)      $ (178)      $ (189)
                                    ======       ======       ======       ======       ======










(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)


                                               Michigan       Huron         CMS                     Inter-    Consumers
                                 Consumers        Gas         Hydro-      Midland        CMS       company       Power
                                   Energy       Storage      carbons     Holdings      Midland     Elimina-     Company
                                Company(2)      Company        Inc.       Company        Inc.       tions       Consol.
Balance at January 1, 1999          $  434       $   26       $    5       $   22       $   72       $ (125)     $  434

Net Income (Loss)                      340            4            1            9           25          (39)        340

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       6            -            -            -            -            -           6
   Preferred Securities Distribution    21            -            -            -            -            -          21
   Associated Companies                262            -            -            -            -            -         262
                                    ------       ------       ------       ------       ------       ------      ------
                                       289            -            -            -            -            -         289
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $  485       $   30       $    6       $   31       $   97       $ (164)     $  485
                                    ======       ======       ======       ======       ======       ======      ======


(2) Represents Consumers Energy Company, CMS Engineering Company, Consumers EnergyGuard Services, Inc. and ES Services Company consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)


                                                CMS           CMS           CMS         CMS                      CMS Gas
                                   CMS        Oil and     Generation     Resource    Electric      CMS         Tran. & Stor.
                               Enterprises    Gas Co.       Company         Dev.       & Gas     MS & T          Company
                                Company(3)    Consol.       Consol.         Co.       Company    Company         Consol.
Balance at January 1, 1999          $ (308)      $   70       $ (179)      $    3       $  (15)      $    5      $    8

Net Income (Loss)                      129           18           86            -          (18)           2          44

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       7            -            -            -            -            -           -
   Associated Companies                116            -           24            -            -            -          88
                                    ------       ------       ------       ------       ------       ------      ------
                                       123            -           24            -            -            -          88
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $ (302)      $   88       $ (117)      $    3       $  (33)      $    7      $  (36)
                                    ======       ======       ======       ======       ======       ======      ======






                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                                 CMS                      Inter-        CMS
                                     CMS         Lake          CMS       company     Enterprises
                                    Land       Muskegon      Capital     Elimina-      Company
                                   Company     Company        Corp.       tions        Consol.
Balance at January 1, 1999          $    -       $    -       $    6       $   95       $ (315)

Net Income (Loss)                        3            1            4         (138)         131

Less Dividends Paid
   Common Stock                          -            -            -            -            -
   Preferred Stock                       -            -            -            -            7
   Associated Companies                  4            -            -         (116)         116
                                    ------       ------       ------       ------       ------
                                         4            -            -         (116)         123
                                    ------       ------       ------       ------       ------
Balance at December 31, 1999        $   (1)      S    1       $   10       $   73       $ (307)
                                    ======       ======       ======       ======       ======

(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., Monarch Management Company, CMS Comercializadora de Energia S.A., CMS Energy Asia Private Limited, CMS Energy South America Company and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Lake Muskegon Company, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission and Storage Company, CMS Resource Development Company and CMS Electric and Gas Company included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)




                                                  CMS      CMS Oil &       CMS         CMS            CMS       CMS
                                   CMS        Oil & Gas   Gas Inter-    Oil & Gas    Oil & Gas      NOMECO    Oil & Gas
                               Oil and Gas       Congo      national     Ecuador     Pipeline        Congo       E.G.
                                Company(4)        Ltd.        Ltd.         LDC           Co.          LDC        LDC

Balance at January 1, 1999          $   70       $    -       $  (14)      $  (30)      $    1       $    -      $    1

Net Income (Loss)                       18            2            -            5            -            -           1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $   88       $    2       $  (14)      $  (25)      $    1       $    -      $    2
                                    ======       ======       ======       ======       ======       ======      ======




                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                    CMS                    Explota-        Terra        CMS                      CMS
                                 Oil & Gas      NOMECO    ciones CMS      Energy,    Oil & Gas    CMS NOMECO     O&G
                                    E.G.      China Oil   Oil & Gas         Ltd.      Interna.     Venezuela     Alba
                                    Ltd.       Company        Co.         Consol.    Co. Consol.      LDC         LDC
Balance at January 1, 1999          $    3       $   (2)      $  (29)      $   25       $   12       $   (3)     $    1

Net Income (Loss)                       11            -           (1)           7            9            3           1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $   14       $   (2)      $  (30)      $   32       $   21       $    -      $    2
                                    ======       ======       ======       ======       ======       ======      ======










                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                   Inter-        CMS
                                  company     Oil and Gas
                                  Elimina-      Company
                                   tions        Consol.
Balance at January 1, 1999          $   35       $   70

Net Income (Loss)                      (38)          18

Less Dividends Paid
   Common Stock                          -            -
   Preferred Stock                       -            -
   Associated Companies                  -            -
                                    ------       ------
                                         -            -
                                    ------       ------
Balance at December 31, 1999        $   (3)      $   88
                                    ======       ======


(4) Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company and Terra Energy, Ltd. included on the equity method of accounting.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)



                                   CMS      CMS NOMECO   CMS Oil &    CMS Oil &       CMS           Inter-      CMS
                               Oil & Gas   International  Gas Cote    Gas Int'l    Gas & Oil       company   Oil & Gas
                             International  Congo Hld.,   d'Ivoire     Tunisia,    Cameroon,       Elimina-  Interna.
                                  Co.(5)       Inc.          Ltd.        Inc.         Inc.          tions   Co. Consol.
Balance at January 1, 1999          $   12       $   12       $   (4)      $    1       $    -       $   (9)     $   12

Net Income (Loss)                        9            6           (2)           3            -           (7)          9

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $   21       $   18       $   (6)      $    4       $    -      $   (16)     $   21
                                    ======       ======       ======       ======       ======       ======      ======


(5) Represents CMS Oil and Gas International Company and CMS OIl and Gas International Transportation Company consolidated.

                               TERRA ENERGY, LTD.
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)



                                                                        Energy         Inter-
                                  Terra        Terra                    Acquis.       company     Terra
                                 Energy,     Pipeline      Kristen       Oper.        Elimina-    Energy,
                                   Ltd.         Co.          Corp.        Co.          tions    Ltd. Consol.
Balance at January 1, 1999          $   25       $    -       $    3       $    1       $   (4)      $   25

Net Income                               7            -            -            -            -            7

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       -            -            -            -            -            -
   Associated Companies                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 1999        $   32       $    -       $    3       $    1       $   (4)      $   32
                                    ======       ======       ======       ======       ======       ======

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)




                                                  CMSG          CMSG                    CMSG                  Dearborn
                                    CMS          Honey         Filer       CMSG       Grayling      CMSG     Generation
                                Generation        Lake          City     Grayling     Holdings    Operating   Operating
                                  Co.(6)        Company         Inc.     Company       Company     Company       LLC

Balance at January 1, 1999          $ (179)      $   20       $   11       $    1       $    3       $    -      $    -

Net Income (Loss)                       85            4            3            -            1            1           1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                 25            8            4            5           10            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        25            8            4            5           10            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $ (119)      $   16       $   10       $   (4)      $   (6)      $    1      $    1
                                    ======       ======       ======       ======       ======       ======      ======


                       (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                  Dearborn                                 CMS         CMSG          CMSG      HYDRA-CO
                                   Indust.       CMS          CMSG       Morocco      Inv Co.      Michigan     Enter-
                                Generation   Generation    Recycling    Operating      I/II          Power      prises
                                    LLC          S.A.       Company      Co. SCA      Consol.         LLC       Consol.
Balance at January 1, 1999          $    -       $   (2)      $   (1)      $    2       $   69       $    -      $ (114)

Net Income (Loss)                        7           (3)           -            4           39            -          13

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -          16
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -          16
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $    7       $   (5)      $   (1)      $    6       $  108       $    -      $ (117)
                                    ======       ======       ======       ======       ======       ======      ======


                       (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                                              CMS                    Oxford         Inter-       CMS
                                    CMSG         CMSG     Generation                   CMS         company     Generation
                                  Holdings      Altoona    Inv. Co.         CTM    Development     Elimina-      Company
                                   Company      Company       III         Consol.      L.P.         tions        Consol.
Balance at January 1, 1999          $   (7)      $    3       $    2       $    -       $  (33)      $   46      $ (179)

Net Income (Loss)                        1            1            3            5            1          (80)         86

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -          (44)         24
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -          (44)         24
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $   (6)      $    4       $    5       $    5       $  (32)      $   10      $ (117)
                                    ======       ======       ======       ======       ======       ======      ======

(6) Represents CMS Generation Company, CMSG Filer City Operating Company, CMSG Mon Valley Company, CMSG Genesee Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, Mid-Michigan Recycling L.L.C., CMSG Montreal Company and CMS Jorf Lasfar III LDC consolidated with HYDRA-CO Enterprises, Inc., CMS Centrales Termicas S.A., CMSG Investment Company I and CMSG Investment Company II included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)




                                 HYDRA-CO                     CMS          New                                 Inter-
                                  Enter-         HCE      Generation      Bern       Lakewood       CMSG      company
                                  prises,      Hudson,     Oper. Co.     Project       Cogen.     Stratton    Elimina-
                                  Inc.(7)        Inc.          II       Mgt. Inc.       L.P.         Co.        tions
Balance at January 1, 1999          $ (115)      $    4       $   (1)      $    1       $    -       $  (15)     $   12

Net Income (Loss)                       10            1            1            -            8            -          (7)

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                 16            1            -            -            -            -          (1)
                                    ------       ------       ------       ------       ------       ------      ------
                                        16            1            -            -            -            -          (1)
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $ (121)      $    4       $    -       $    1       $    8       $  (15)     $    6
                                    ======       ======       ======       ======       ======       ======      ======

                       (Continued on Following Page)

                           HYDRA-CO ENTERPRISES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)



                                    HYDRO-CO
                                  Enterprises
                                     Consol.
Balance at January 1, 1999          $ (114)

Net Income (Loss)                       13

Less Dividends Paid
   Common Stock                          -
   Preferred Stock                       -
   Associated Companies                 16
                                    ------
                                        16
                                    ------
Balance at December 31, 1999        $ (117)
                                    ======

(7) Represents HYDRA-CO Enterprises, Inc., HCE Appomattox, Inc., HCE Jamaica Development, Inc., HCE Lakewood, Inc., HCE Rockfort Diesel, Inc. and HCE Imperial Valley, Inc. consolidated.

                           CMS CENTRALES TERMICAS S.A.
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)




                                                          Centrales                    Inter-
                                   CMS        Cuyana       Termicas       CMS         company
                                Operating     S.A. de       Mendoza    Ensenada       Elimina-       CTM
                                   S.A.     Inversiones       S.A.        S.A.         tions        Consol.
Balance at January 1, 1999          $    -       $   (4)      $    3       $   (2)      $    3       $    -

Net Income                               5            4            4            1           (9)           5

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       -            -            -            -            -            -
   Associated Companies                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 1999        $    5       $    -       $    7       $   (1)      $   (6)      $    5
                                    ======       ======       ======       ======       ======       ======


                     CMS GENERATION INVESTMENT COMPANY I/II
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)




                                                                          CMSG         CMSG         CMSG        CMSG
                                   CMSG          CMSG         CMSG      Loy Yang     Loy Yang       Jorf        Jorf
                                 Inv. Co.     Pinamucan       Cebu      Holdings     Holdings      Lasfar      Lasfar
                                  I/II(8)        LDC           LDC       1 Ltd.        2 Ltd.       I LDC      II LDC
Balance at January 1, 1999          $   67       $   (2)      $    3       $  (23)      $  (20)      $    -      $    -

Net Income (Loss)                       39           (3)           2          (17)         (17)          (2)         (2)

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $  106       $   (5)      $    5       $  (40)      $  (37)      $   (2)     $   (2)
                                    ======       ======       ======       ======       ======       ======      ======

                       (Continued on Following Page)

                     CMS GENERATION INVESTMENT COMPANY I/II
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                   Jorf                      Jorf                      Inter-       CMSG
                                  Lasfar         Jorf       Lasfar                    company     Investment
                                Handels-        Lasfar       Power       Monetize     Elimina-     Co. I/II
                                  bolag          I HB      Energy HB      Limited      tions        Consol.
Balance at January 1, 1999          $    2       $   19       $   18       $    -       $    5       $   69

Net Income (Loss)                        1           19           19            5           (5)          39

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       -            -            -            -            -            -
   Associated Companies                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 1999        $    3       $   38       $   37       $    5       $    -       $  108
                                    ======       ======       ======       ======       ======       ======




(8) Represents CMSG Investment Company I, CMSG Investment Company II, Jegurupadu O&M Company Mauritius, National Power Supply Co., Ltd. and CMSG Taweelah Ltd. consolidated.

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)


                                 CMS Gas                       CMS         CMS         CMS           CMS       Grand
                              Transmission        CMS        Saginaw       Gas       Saginaw       Jackson     Lacs
                                & Storage       Antrim         Bay      Argentina    Bay Lat.     Pipeline    Limited
                                 Company        Company      Company     Company     Company       Company      Part.
Balance at January 1, 1999          $    6       $    1       $   (1)      $   25       $   (1)      $    -      $    -

Net Income (Loss)                       46            3            -           10            -            1           4

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                 88            4            -            -            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        88            4            -            -            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $  (36)      $    -       $   (1)      $   35       $   (1)      $    -      $    4
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                    CMS         CMS         CMS Gas    Panhandle        CMS       CMS Gas    CMS Gold-
                                Marysville     Field       Trans. of    Eastern     Grand Lacs  Transmission fields GT
                               Gas Liquids   Services,     Australia   Pipe Line      Holding     del Sur    Aust. Pty.
                                 Company    Inc. Consol.     Trust    Co. Consol.     Company     Company       Ltd.
Balance at January 1, 1999          $    1       S    9       $   (1)      $    -       $   (1)      $    -      $    -

Net Income (Loss)                        1           23            2           41            3           (2)          7

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -           41            4            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -           41            4            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1999        $    2       $   32       $    1       $    -       $   (2)      $   (2)     $    7
                                    ======       ======       ======       ======       ======       ======      ======

                          (Continued on following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                  Inter-     CMS Gas
                                 Company    Tran. & Stor.
                                 Elimina-    Company
                                   tions     Consol.
Balance at January 1, 1999          $  (30)      $    8

Net Income (Loss)                      (95)          44

Less Dividends Paid
   Common Stock                          -            -
   Preferred Stock                       -            -
   Associated Companies                (50)          88
                                    ------       ------
                                       (50)          88
                                    ------       ------
Balance at December 31, 1999        $  (75)      $  (36)
                                    ======       ======

                       PANHANDLE EASTERN PIPE LINE COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)



                               Panhandle                                              Inter-    Panhandle
                             Eastern Pipe   Trunkline     Trunkline     Pan Gas      company     Eastern
                                Line Co.       Gas            LNG       Storage      Elimina-   Pipe Line
                              Consol. (9)    Company       Company      Company       tions     Co. Cons.
Balance at January 1, 1999          $    -       $    -       $    -       $    -       $    -       $    -

Net Income (Loss)                       41           16            3           15          (34)          41

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       -            -            -            -            -            -
   Associated Companies                 41           50            -            -          (50)          41
                                    ------       ------       ------       ------       ------       ------
                                        41           50            -            -          (50)          41
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 1999        $    -       $  (34)      $    3       $   15       $   16       $    -
                                    ======       ======       ======       ======       ======       ======



(9) Represents Panhandle Eastern Pipe Line Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, Trunkline Field Services Company and CMS Trunkline Pipeline Holdings, Inc. consolidated.

                            CMS FIELD SERVICES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)


                                   CMS          CNG           CNG         CNG        Cherokee    Heritage
                                  Field         Gas         Laverne    Nat. Gas         Gas         Gas
                                Services,   Processing     Gas Proc.   Gathering    Processing   Gathering
                                Inc. (10)       LLC           LLC         LLC           LLC         LLC
Balance at January 1, 1999          $    1       S   (1)      $   (1)      $    -       $   10       $    -

Net Income (Loss)                       21            -            1           (1)           1            1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       -            -            -            -            -            -
   Associated Companies                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 1999        $   22       $   (1)      $    -       $   (1)      $   11       $    1
                                    ======       ======       ======       ======       ======       ======


                          (Continued on following Page)

                            CMS FIELD SERVICES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 1999
                                  (In Millions)
                         (Continued from Previous Page)


                                  Inter-       CMS
                                 Company      Field
                                 Elimina-   Services
                                   tions    Inc. Cons.
Balance at January 1, 1999          $    -       $    9

Net Income (Loss)                        -           23

Less Dividends Paid
   Common Stock                          -            -
   Preferred Stock                       -            -
   Associated Companies                  -            -
                                    ------       ------
                                         -            -
                                    ------       ------
Balance at December 31, 1999        $    -       $   32
                                    ======       ======


(10)Represents CMS Field Services, Inc., Continential/Oklahoma Natural Gas Gathering LLC, Continential/Taurus Holdings Company, LLC, Continential Gas Gathering LLC, Continential Spearman Gas Processing, LLC, Bradshaw Energy LLC,Roaring Creek Services LLC and Continential Hydrocarbons, LLC consolidated.

                                    EXHIBIT B


                       Exhibit B - Financial Data Schedule
                             CMS Energy Corporation
                    Consolidated Year Ended December 31, 1999
                              (Millions of Dollars)

               Total Assets                                $15,462
               Total Operating Revenue                     $ 6,103
               Net Income                                  $   277

                                   EXHIBIT C

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                      CENTRALES TERMICAS SAN NICOLAS, S.A.
                                     (CTSN)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        * 0.1%
                       CMS Generation San Nicolas Company
                                        *
                                        *
                                        * 0.1%
                         Inversora de San Nicolas, S.A.
                                        *
                                        *
                                        * 88%
                      Centrales Termicas San Nicolas, S.A.


CMS Generation San Nicolas Company, owned 0.1% by CMS Generation Co., owns 0.1% of Inversora de San Nicolas, which in turn owns 88% of Centrales Termicas San Nicolas, S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                                CMS ENSENADA S.A.
                                   (Ensenada)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                                 CMS Enterprises Company
                                    *            *
                                    *            *
                                    *       CMS Generation Company
                                    *                *
                                    *                *
                                    *   CMS Generation Holdings Company
                                    *                *
                                    * 99%            * 1%
                                   CMS Operating S.A.
                                    |                *
                    Operator        |                * 99%
                                    |                *
                                    --------------- CMS Ensenada S.A.
                                           *
                                           *
                                           * 99%
                                           *
                                           Cuyana S.A. de Inversiones
                                           *
                                           * 92.6%
                                           Centrales Termicas Mendoza, S.A.



CMS Operating S.A., which is 99% owned by CMS Enterprises Company, and 1 % by CMS Generation Holdings Company, owns 99% of CMS Ensenada S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                  CMS GENERATION CEBU LIMITED DURATION COMPANY
                                     (Cebu)
                                      and
             CMS GENERATION CEBU OPERATING LIMITED DURATION COMPANY
                                (Cebu Operating)


                             CMS Energy Corporation
                                       *
                                       *
                                       *
                             CMS Enterprises Company
                                    *
                                    *
                                    *
                             **CMS Generation Co.
                             *                  *
                             *                  *
                             *                  *
                    CMS Generation              CMS Generation
                    Investment Co. I            Investment Co. II
                        * 99%        *99%       * 1%     * 1%
                        *                *    *          *
                        *                 *   *          *
                        *                 *   *          *
                        *                *     *         *
                 CMS Generation Cebu Limited    CMS Generation Cebu
                 Duration Company         *          Operating Limited
                      *                   *          Duration Company
                      *                   *                   |
                      *                   *                   | Operator
                      * 40%               * 47.5%             |
                 Toledo Holdings Corp.    Toledo Power Company*


CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., own 99% and 1%, respectively, of CMS Generation Cebu Limited Duration Company, the EWG.

CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., own 99% and 1%, respectively, of CMS Generation Cebu Operating Limited Duration Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                 CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED
                                 (CMSG Horizon)
                                       and
                         HORIZON ENERGY HOLDINGS LIMITED
                                (Horizon Energy)


                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                         CMS Generation Investment Co. I
                                *             *
                             *                   *
                           *                        *
          CMS Generation Loy Yang           CMS Generation Loy Yang
                Holdings 1 Ltd.                Holdings 2 Ltd.
                        *                                *
                        *                                *
                        *                                *
        Horizon Energy Holdings Ltd.                CMS Generation Horizon
               *        *        *                    Energy Holdings Ltd.
               *        *        *                    *        *         *
               *        *        * 24.63%             * 25%    *         *
               *        *        Loy Yang Power Partners (1)   *         *
               *        *                                      *         *
               *        * 24.63%                               * 25%     *
               *        *** Loy Yang Power Projects Pty. Ltd.***         *
               *                                                         *
               * 24.63%                                                  * 25%
               *********Loy Yang Power Management Pty. Ltd. **************

CMS Generation Investment Company I owns 100% of CMS Generation Loy Yang Holdings 1 Ltd. which owns 100% of Horizon Energy Holdings Limited, the foreign utility company.

CMS Generation Investment Company I owns 100% of CMS Generation Loy Yang Holdings 2 Ltd. which owns 100% of CMS Generation Horizon Energy Holdings Ltd., the foreign utility company.

(1) Horizon Energy Partners, which has foreign utility company authorization, has changed its name to Loy Yang Power Partners.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.





                        CMS GENERATION MICHIGAN POWER LLC


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Michigan Power LLC


CMS Generation Co., a wholly owned subsidiary of CMS Enterprises, owns 100% of CMS Generation Michigan Power LLC, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                        CMS GENERATION OPERATING COMPANY


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Operating Company


CMS Generation Co., a wholly owned subsidiary of CMS Enterprises, owns 100% of CMS Generation Operating Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                            LAKEWOOD COGENERATION, LP
                                   (Lakewood)
                                       and
                    CMS GENERATION OPERATING COMPANY II, INC.
                           (CMSG Operating Company II)

                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
               **********HYDRA-CO Enterprises, Inc.****************
               *                           *                      *
               *                           *                      *
CMS Generation Operating                   *                      *
 Company II, Inc.                          *                      *
      (Operator)                           *                      *
               |                           *                      *
               |                           *                      *
               |                     HCE-Lakewood, Inc. *         *
               |                           *            *         *
               |                           *            *         *
               |                           *            *         *
               |                     CMS Generation     *         *
               |                     Lakewood Company   *         *
               |                           *            *         *
               |                           *            *         *
               |                           * 1%         * 1%      * 78%
               -----------------Lakewood Cogeneration, LP**********


HYDRA-CO Enterprises, Inc., the wholly owned subsidiary of CMS Generation Co., owns 100% of HCE-Lakewood Inc., which in turn owns 1% of Lakewood Cogeneration, LP, the EWG. CMS Generation Lakewood Company, owned 100% by HCE-Lakewood Inc., owns 1 % of Lakewood Cogeneration, LP, the EWG. Additionally, HYDRA-CO Enterprises, Inc., directly owns 78% of Lakewood Cogeneration, LP, the EWG.

HYDRA-CO Enterprises, Inc. owns 100% of CMS Generation Operating Company II, Inc., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                CMS GENERATION PINAMUCAN LIMITED DURATION COMPANY
                                   (Pinamucan)
                                       and
           CMS GENERATION PINAMUCAN OPERATING LIMITED DURATION COMPANY
                              (Pinamucan Operating)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                 *          *
                                 *          *
                                 *          *
      CMS Generation Investment Co. I       CMS Generation Investment Co. II
                    * 99%      *   99%      * 1%         * 1%
                    *             *       *              *
                    *                 *                  *
                    *             *       *              *
        CMS Generation Pinamucan     CMS Generation Pinamucan Operating
        Limited Duration Company     Limited Duration Company


CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., own 99% and 1%, respectively, of CMS Generation Pinamucan Limited Duration Company, the EWG.

CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., own 99% and 1%, respectively, of CMS Generation Pinamucan Operating Limited Duration Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                        CMS MOROCCO OPERATING COMPANY SCA
                                  (CMS Morocco)
                                       and
                       CMS INTERNATIONAL OPERATING COMPANY


                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                               CMS Generation Co.
                                *           *
                           *                *
                       *                    *
  * * CMS International Operating Company    CMS Generation Investment Company I
  *            *                 *           *                          *
  *            *                 *           *                          *
  *            *                 * 50%       * 50%                      *
  *            *                 CMS Generation Jorf Lasfar III         *
  *            *                 Limited Duration Company    *          *
  *            *                 *                           *          *
  *            *                 *                           *          *
  *            * 99%             * 1%                        *          *
  *            Jorf Lasfar Operations                        *          *
  *            Handelesbolag                                 *          *
  *                              *                           *          *
  *                              *                           *          *
  * 0.1%                         * 99.7%                     * 0.1%     * 0.1%
  * * * * * * * * * * * * CMS Morocco Operating Company SCA* * * * * * *

CMS International Operating Company, the EWG, is 100% owned by CMS Generation
Co.

Jorf Lasfar Operations Handelesbolag, owned 99% by CMS International Operating Company, and 1% by CMS Generation Jorf Lasfar III Limited Duration Company, owns 99.7% of CMS Morocco Operating Company SCA ("CMS Morocco"), the EWG. CMS International Operating Company and CMS Generation Investment Company I, each owned 100% by CMS Generation Co., each own 0.1% of CMS Morocco, the EWG. CMS Generation Jorf Lasfar III Limited Duration Company, owned 50% by CMS International Operating Company and 50% by CMS Investment Company I, owns 0.1% of CMS Morocco, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                               CMS OPERATING S.A.


                             CMS Energy Corporation
                                        *
                                        *
                   ***********CMS Enterprises Company
                   *                    *
                   *                    *
                   *             *CMS Generation Co.*
                   *             *                  *
                   *             *                  *
                   *             CMS Generation     *
                   *             Holdings Company   *
                   *             *         *        *
                   * 99%         * 1%      * 1%     * 99%
                 CMS Operating S.A.  CMS Centrales Termicas S.A.
 Operating &          | *     |  |   *                 *
 Maintenance-         | *     |  |   *                 *
  Agreement           | *99%  |  |   * 99%             *  1%
                      | *     |  |   Cuyana S.A. de Inversiones
        CMS Ensenada S.A.     |  |                *
                              |  |--Consulting    *
                              |  |   Agreement    * 92.6%
        Consulting            |  |                *
        Agreement------       |  |-----Centrales Termicas Mendoza, S.A.
       (Jan-May 1997)         |  |
                              |  |
Empresa Distribuidora de Electricidad de Entre Rios S.A. (EDEER)

CMS Enterprises Company. and CMS Generation Holdings Company own 99% and 1%, respectively, of CMS Operating S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                  COMPANIA FORCA E LUZ CATAGUAZES - LEOPOLDINA
                                  (Cataguazes)
                                       and
                       EMPRESA ENERGETICA DE SERGIPE S.A.
                                   (Energipe)

                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                             *           *
                        *                *
                    *          CMS Electric and Gas Company
               *                  *
               * 1%               * 99%
Financial Joint Venture, L.L.C.
               *
               *
International Investments, Inc.****
               *                   *
               *                       *
               *                           *
CMS Brazil Energia Ltda.*****        CMS Distribuidora Ltda.
     *             *        *              *
     * 0.41%       *        *              *
Itacatu, SA        *        *              *
*        *         *        *              *
*        *50.1%    * 49.9%  *              *
*        * GIPAR, S.A.      *              *
*                 *         *              *
*                 *         *              *
* 9.18%           * 51%     * 21.56%       *
*********Cataguazes**********              *
          *          * 87.24%              * 4.92%
          *          Energisa S.A.**********
          *          *
          *12.18%    * 84%
          **********Energipe

Financial Joint Venture, L.L.C is owned 99% by CMS Electric and Gas Company, and 1% by CMS Enterprises Company. Financial Joint Venture, L.L.C. owns 100% of International Investments, Inc., which owns 100% of CMS Brazil Energia Ltda. CMS Brazil Energia Ltda owns 0.41% of Itacatu, S.A. which owns 9.18% of Cataguazes, the foreign utility company. CMS Brazil Energia Ltda. and Itacatu own 49.9% and 50.1%, respectively, of GIPAR S.A., which owns 51% of Cataguazes, the foreign utility company. CMS Brazil Energia Ltda owns 21.56% of Cataguazes, the foreign utility company.

 (Organization Chart of Cataguazes and Energipe continued)

ENERGISA S.A., 87.2% owned by Cataguazes and 4.92% owned by CMS Distribuidora Ltda., own 84% of Energipe, the foreign utility company. Cataguazes owns 12.18% of Energipe, the foreign utility company.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                  COMPANHIA PAULISTA DE ENERGIA ELECTRICA S.A.
                                     (CPEE)
                                       and
                     COMPANHIA SUL PAULISTA DE ENERGIA S.A.
                                   (Paulista)
                                       and
                        COPMANHIA JAGUARI DE ENERGIA S.A.
                                    (Jaguari)
                                       and
                      COMPANHIA LUZ E FORCA DE MOCOCA S.A.
                                    (Mococa)


                             CMS Energy Corporation
                                        *
                                        *
                         *******CMS Enterprises Company**
                         *                              *
                         *                              *
             CMS Electric and Gas Company               *
                         *                              *
                         * 99%                          * 1%
                         Financial Joint Venture, L.L.C.*
                                          *
                                          *
                         International Investments, Inc.
                                          *
                                          *
                               CMS Brasil Energia Ltda.
                                          *
                                          * 95.83%
                                        CPEE ************************
                                        *               *           *
                                        * 87.27%        *           *
                                        Paulista        *           *
                                               *        *           *
                                               * 79.99% * 19.99%    *
                                               *****Jaguari         *
                                                        *           *
                                                        * 22.71%    * 76.47%
                                                        ****Mococa***

CPEE, the foreign utility company, is owned 95.83% by CMS Brasil Energia, Ltd, a wholly owned subsidiary of International Investments, Inc.

Paulista, the foreign utility company, is owned 87.27% by CPEE.

(Organization Chart of CPEE, Paulista, Jaguari and Mococa continued)

Jaguari, the foreign utility company, is owned 79.99% by CPEE and 19.99% by Paulista.

Mococa, the foreign utility company, is owned 76.47% by CPEE and 22.71% by Jaguari.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                      DEARBORN GENERATION OPERATING L.L.C.
                                       and
                     DEARBORN INDUSTRIAL GENERATION, L.L.C.


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                      *********CMS Generation Co.*********
                      *                                  *
                      *                                  *
                      *                                  *
           Dearborn Generation                    Dearborn Industrial
             Operating L.L.C.                         Energy, L.L.C.
                                                         *
                                                         *
                                                   Dearborn Industrial
                                                   Generation, L.L.C.


Dearborn Generation Operating L.L.C., the EWG, is 100% owned by CMS Generation
Co.

Dearborn Industrial Generation, the EWG, is 100% owned by Dearborn Industrial Energy, L.L.C., which is a wholly owned subsidiary of CMS Generation Company.

     An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system

            EMPRESA DISTRIBUIDORA DE ELECTRICIDAD DE ENTRE RIOS S.A.
                                     (EDEER)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                   *
                                   *
                                   *
                                   *
          ------------CMS Electric and Gas Company
          |                        *
          |                        *
          |         Compania de Inversiones en Energia Electrica S.A.
          |                        *
          |                        * 53.5%
Consulting|         Inversora en Distribucion de Entre Rios S.A.
Agreement |                        *
          |                        *
          |                        * 90%
          |                        *
          |                        *
          |--------Empresa Distribuidora de Electricidad de Entre Rios S.A.


     CMS Electric and Gas Company, which is 100% owned by CMS Enterprises Company, owns 100% of Compania de Inversiones en Energia Electrica, S.A.(CIEESA). CIEESA owns 53.5% of Inversora en Distribucion de Entre Rios S.A., which owns 90% of Empresa Distribuidora de Electricidad de Entre Rios S.A., the foreign utility company.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                  GMR VASAVI POWER CORPORATION PRIVATE LIMITED
                                  (GMR Vasavi)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                                        *
                         CMS Generation Investment Co. I
                                        *
                                        *
                                        *
                                        *
                                Monetize Limited
                                        *
                                        * 49%
                                        *
                                        *
                  GMR Vasavi Power Corporation Private Limited

Monetize Limited, a wholly owned subsidiary of CMS Generation Investment Company I, owns 49% of GMR Vasavi Power Corporation Private Limited, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                             GVK INDUSTRIES LIMITED
                                      (GVK)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company III
                                        *
                                        *
                                        *
                     Jegurupadu CMS Generation Company Ltd.
                                        *
                                        * 18.75%
                                        *
                               GVK Industries Ltd.


Jegurupadu CMS Generation Company Ltd., a wholly owned subsidiary of CMS Generation Investment Company III, owns 18.75% of GVK Industries Ltd., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                         HIDROELECTRICA EL CHOCON, S.A.
                                (Hidroelectrica)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                             *CMS Generation Co.*
                             *                  *
                             *                  *
                             *                  *
                             *           CMS Generation Holdings Company
                             *                  *
                             *99.9%             * 0.1%
                             *                  *
                             CMS Generation, S.A.
                                *         *
                                *         *
                                *         * 25%
                                *     Hidroinvest, S.A.
                                *         *
                                *         *
                                * 2.48%   * 59%
                                 Hidroelectrica El Chocon, S.A.


CMS Generation, S.A., owned 99.9% by CMS Generation Co. and 0.1% by CMS Generation Holdings Company, owns 25% of Hidroinvest which in turn owns 59% of Hidroelectrica El Chocon, S.A., the EWG. CMS Generation, S.A. directly owns 2.48% of Hidroelectrica El Chocon, S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                      JAMAICA PRIVATE POWER COMPANY LIMITED
                             (Jamaica Private Power)
                                       and
                         PRIVATE POWER OPERATORS LIMITED
                            (Private Power Operators)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                           HYDRA-CO ENTERPRISES, INC.
                            *                    *
                       *                             *
                   *                                      *
CMS Generation Operating Company II, Inc.              HCE-Rockfort Diesel, Inc.
             *                                               *
             *                                               * 43.93%
             *                                               *
     HCO-Jamaica, Inc.                                 Jamaica Private Power
             *                                           Company Limited
             * 50%
             *
Private Power Operators Limited
               (Operator)

HCE-Rockfort Diesel, Inc., owned 100% by HYDRA-CO Enterprises, Inc., owns 43.93% of Jamaica Private Power Company Limited, the EWG.

HCO-Jamaica, Inc., owned 100% by CMS Generation Operating Company II, Inc., owns 50% of Private Power Operators Limited, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                  JEGURUPADU OPERATING AND MAINTENANCE COMPANY
                             (Jegurupadu Operating)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                               *               *
                               *               *
                               *               *
    CMS Generation Investment Co. I        CMS Generation Investment Co. II
     * 99%                  99% *          * 1%        * 1%
     *                             *    *              *
     *                             *    *              *
     *                          *          *           *
     CMS Generation Jegurupadu I                 CMS Generation Jegurupadu II
          Limited Duration Company                 Limited Duration Company
                            *                         *
                        50% *                         * 50%
                         Jegurupadu O&M Company Mauritius
                                   *
                                   * 60%
                                   *
                             Jegurupadu Operating and Maintenance Company
                                   | (Operator)
                                   |
                                   |
                              GVK Industries Ltd.


Jegurupadu O&M Company Mauritius, owned 50% by CMS Generation Jegurupadu I Limited Duration Company and 50% by CMS Generation Jegurupadu II Limited Duration Company, owns 60% of Jegurupadu Operating and Maintenance Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                         JORF LASFAR ENERGY COMPANY SCA
                                  (Jorf Lasfar)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                           CMS Generation Co.************************
                           *               *                        *
                           *               *              CMS International
                           *               *              Operating Company-----
                           *               *                                   |
CMS Generation Investment Company I        CMS Generation Investment Company II|
             * 99%          * 99%          * 1%           * 1%                 |
             *                 *        *                 *                    |
             *                      *                     *                    |
             *                                            *                    |
             *                 *        *                 *                    |
CMS Generation Jorf Lasfar I Limited       CMS Generation Jorf Lasfar II Limited
     Duration Company       *       *      *        Duration Company           |
             * 50%          *           *  *           * 50%                   |
             *              *       *      *           *                       |
             *              *   *50%     * * *50%      *                       |
             *              *              *    *      *                       |
             *         *    * 50%          * 50%   *   *                       |
   Jorf Lasfar Handelsbolag Jorf Lasfar I HB    Jorf Lasfar Power Energy HB    |
     *2%                       * 25%               * 23%                       |
        *                      *                   *                  Operator |
          *                    *                   *                           |
             ****************Jorf Lasfar Energy Company SCA--------------------|

Jorf Lasfar Handelsbolag, Jorf Lasfar I HB and Jorf Lasfar Power Energy HB, each owned 50% by CMS Generation Jorf Lasfar I Limited Duration Company and each owned 50% by CMS Generation Jorf Lasfar II Limited Duration Company, owns 2%, 25% and 23%, respectively, of Jorf Lasfar Energy Company SCA, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                         NATIONAL POWER SUPPLY CO. LTD.


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                         CMS Generation Investment Co. I
                                        *
                                        *
                                        * 66.24%
                              National Power Supply


CMS Generation Co. owns 100% of CMS Generation Investment Co. I, which owns 66.24% of National Power Supply Co. Ltd., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                     PANENERGY LAKE CHARLES GENERATION, INC.



                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                    CMS Gas Transmission and Storage Company
                                        *
                                        *
                       Panhandle Eastern Pipe Line Company
                                        *
                                        *
                        Trunkline Field Services Company
                                        *
                                        *
                     PanEnergy Lake Charles Generation, Inc.


CMS Gas Transmission and Storage Company owns 100% of Panhandle Eastern Pipe Line Company, which owns 100 % of Trunkline Field Services Company, which owns 100% of PanEnergy Lake Charles Generation, Inc., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                      SISTEMA ELECTRICO NUEVA ESPARTA C.A.
                                    (Seneca)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                          CMS Electric and Gas Company
                                  *             *
                                  *             *
                                  *         CMS Venezuela
                                  * 90%         |
                                  *             | Consulting Agreement
                                  ENELMAR, S.A. |  dated Nov. 25, 1998
                                  *             |(Effective Jan. 1, 1999)
                                  * 70%         |
                                  *             |
                                  SENECA--------|


CMS Electric and Gas, owns 90% of ENELMAR, S.A., which owns 70% of SENECA, the foreign utility company.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                         TAKORADI INTERNATIONAL COMPANY


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                     *******CMS Generation Co.*****
                     *                            *
                     *                            *
                     *                            *
           CMS International                   CMS Generation
           Operating Company                   Investment Co. I
                     |                            *
                     |                            *
                     |                            *
                     |                   CMS Takoradi Investment Company
                     |                            *
                     |Operator                    *
                     |                            *
                     |                   CMS Takoradi Investment
                     |                   Company II
                     |                            *
                     |                            * 90%
                     |                            *
                     Takoradi International Company


CMS Generation Co. owns 100% of CMS Generation Investment Co. I, which owns 100% of CMS Takoradi Investment Company, which owns 100% of CMS Takoradi Investment Company II, which owns 90% of Takoradi International Company, the EWG.